Exhibit 99.1

AGREEMENT AND PLAN OF MERGER

by and among

ENERFLEX LTD.,

ENERFLEX US HOLDINGS INC.,

and

EXTERRAN CORPORATION

Dated as of January 24, 2022

TABLE OF CONTENTS

ARTICLE 1 THE MERGER		2

1.1	The Merger	2

1.2	Closing	2

1.3	Effective Time	2

1.4	Effects of the Merger	2

1.5	Organizational Documents of the Surviving Corporation	3

1.6	Directors and Officers of the Surviving Corporation	3

ARTICLE 2 CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES		3

2.1	Effect of the Merger on Capital Stock	3

2.2	Exchange of Certificates	5

2.3	Treatment of Company Equity Awards	7

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF THE COMPANY		8

3.1	Qualification, Organization, Subsidiaries	9

3.2	Capitalization	10

3.3	Corporate Authority Relative to This Agreement; Consents and Approvals; No Violation	11

3.4	Reports and Financial Statements	13

3.5	Internal Controls and Procedures	14

3.6	No Undisclosed Liabilities	15

3.7	Compliance with Law; Permits	15

3.8	Anti-Corruption; Anti-Bribery; Anti-Money Laundering	16

3.9	Sanctions	17

3.10	Environmental Laws and Regulations	17

3.11	Employee Benefit Plans; Labor Matters	18

3.12	Absence of Certain Changes or Events	21

3.13	Investigations; Litigation	21

3.14	Company Information	21

3.15	Tax Matters	21

3.16	Intellectual Property; IT Assets; Privacy	23

3.17	Title to Assets; Backlog	25

3.18	Title to Properties	25

3.19	Opinion of Financial Advisor	26

3.20	Required Vote of the Company Stockholders	26

3.21	Material Contracts	26

3.22	Suppliers and Customers	29

3.23	Canadian Assets and Revenues	29

3.24	Insurance Policies	29

i

3.25	Affiliate Party Transactions	29

3.26	Finders or Brokers	29

3.27	Takeover Laws	30

3.28	Warranties; Products	30

3.29	No Other Representations or Warranties; No Reliance	30

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB		31

4.1	Qualification, Organization, Subsidiaries	31

4.2	Capitalization	32

4.3	Corporate Authority Relative to This Agreement; Consents and Approvals; No Violation	33

4.4	Reports and Financial Statements	34

4.5	Disclosure Controls and Internal Control over Financial Reporting	36

4.6	No Undisclosed Liabilities	37

4.7	Compliance with Law; Permits	37

4.8	Anti-Corruption; Anti-Bribery; Anti-Money Laundering	37

4.9	Sanctions	38

4.10	Environmental Laws and Regulations	39

4.11	Employee Benefit Plans; Labor Matters	39

4.12	Absence of Certain Changes or Events	41

4.13	Investigations; Litigation	41

4.14	Parent Information	42

4.15	Tax Matters	42

4.16	Opinion of Financial Advisor	43

4.17	Capitalization of Merger Sub	43

4.18	Required Vote of Parent Shareholders	43

4.19	Finders or Brokers	44

4.20	Certain Arrangements; Related Party Transactions	44

4.21	Ownership of Common Stock	44

4.22	Suppliers and Customers	44

4.23	Financing	45

4.24	Solvency	46

4.25	No Other Representations or Warranties; No Reliance	46

ARTICLE 5 COVENANTS AND AGREEMENTS		47

5.1	Conduct of Business by the Company	47

5.2	Conduct of Business by Parent	51

5.3	Reorganization	53

5.4	Access to Information; Confidentiality	54

5.5	No Solicitation by the Company	55

5.6	No Solicitation by Parent	60

5.7	Preparation of Registration Statement and Management Information Circular; Shareholders Meetings; Regulatory Filings; Other Actions	65

5.8	Employee Matters	70

5.9	Company Material Contracts; Consents	71

5.10	Legal Conditions to the Merger	72

5.11	Takeover Statute	72

5.12	Public Announcements	72

5.13	Indemnification and Insurance	73

5.14	Stock Exchange De-listing; 1934 Act Deregistration; US Stock Exchange Listing	73

5.15	Rule 16b-3	73

5.16	Stockholder Litigation	74

5.17	Certain Tax Matters	74

5.18	Merger Sub Stockholder Approvals	75

5.19	Governance	75

5.20	Advice of Changes	75

5.21	Financing Cooperation	75

5.22	Debt Financing	79

ARTICLE 6 CONDITIONS TO THE MERGER		82

6.1	Conditions to Obligation of Each Party to Effect the Merger	82

6.2	Conditions to Obligation of the Company to Effect the Merger	82

6.3	Conditions to Obligations of Parent and Merger Sub to Effect the Merger	83

6.4	Frustration of Closing Conditions	84

ARTICLE 7 TERMINATION		84

7.1	Termination or Abandonment	84

7.2	Notice of Termination; Effect of Termination	86

7.3	Termination Fees	87

ARTICLE 8 MISCELLANEOUS		89

8.1	No Survival of Representations and Warranties	89

8.2	Expenses	89

8.3	Counterparts; Effectiveness	90

8.4	Governing Law; Jurisdiction	90

8.5	Specific Enforcement	90

8.6	WAIVER OF JURY TRIAL	91

8.7	Notices	91

8.8	Assignment; Binding Effect	92

8.9	Severability	92

8.10	Entire Agreement; No Third-Party Beneficiaries	92

8.11	Amendments; Waivers	93

8.12	Headings	93

8.13	Interpretation	93

8.14	Obligations of Merger Sub and Subsidiaries	94

8.15	Financing Provisions	94

8.16	Definitions	95

8.17	Certain Defined Terms	104

This AGREEMENT AND PLAN OF MERGER, dated as of January 24, 2022 (this “Agreement”), by and among Enerflex Ltd., a Canadian corporation (“Parent”), Enerflex US Holdings Inc., a Delaware corporation and a direct wholly-owned Subsidiary of Parent (“Merger Sub”), and Exterran Corporation, a Delaware corporation (the “Company”). Parent, Merger Sub and the Company are sometimes hereinafter referred to individually as a “Party” and collectively, the “Parties”.

WITNESSETH:

WHEREAS, Parent desires to acquire the Company on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, in furtherance of such acquisition, and on the terms and subject to the conditions set forth in this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), Merger Sub shall be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a direct, wholly-owned Subsidiary of Parent;

WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously (a) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement, (b) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and (c) resolved to recommend that the stockholders of the Company adopt this Agreement and directed that such matter be submitted for consideration of the stockholders of the Company at the Company Stockholder Meeting;

WHEREAS, the board of directors of Parent (the “Parent Board”) has unanimously (a) determined that it is in the best interests of Parent to enter into this Agreement, (b) approved and declared advisable the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger and the Debt Financing, and (c) resolved to recommend that the shareholders of Parent approve the issuance of Parent Common Shares in connection with the Merger (the “Parent Share Issuance”) and directed that such matter be submitted for consideration of the shareholders of Parent at the Parent Shareholder Meeting;

WHEREAS, the board of directors of Merger Sub has unanimously (a) determined that it is in the best interests of Merger Sub and its sole stockholder, and declared it advisable, to enter into this Agreement, (b) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and (c) resolved to recommend that the sole stockholder of Merger Sub adopt this Agreement and directed that such matter be submitted for consideration of the sole stockholder of Merger Sub;

WHEREAS, in order to induce Parent to enter into this Agreement, EGI-Fund B, L.L.C., EGI-Fund C, L.L.C., EGI-Fund (05-07) Investors, L.L.C., EGI-Fund (08-10) Investors, L.L.C., and EGI-Fund (11-13) Investors, L.L.C., and each of the directors and executive officers of the Company are executing certain voting and support agreements (the “Company Voting Agreements”), providing that, among other things, subject to the terms and conditions set forth therein, such parties will support the transactions contemplated by this Agreement;

WHEREAS, in order to induce the Company to enter into this Agreement, each of the directors and executive officers of Parent are executing certain voting and support agreements (the “Parent Voting Agreements”) providing that, among other things, subject to the terms and conditions set forth therein, such parties will support the transactions contemplated by this Agreement;

WHEREAS, for U.S. federal income Tax purposes, it is intended that (a) the Merger shall qualify (i) as a “reorganization” within the meaning of Section 368(a) of the Code and (ii) for an exception to the general rule of Section 367(a)(1) of the Code, and (b) this Agreement be, and is hereby adopted as, a “plan of reorganization” for purposes of Sections 354, 361 and 368 of the Code and the Treasury Regulations promulgated thereunder; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements specified herein in connection with this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Parent, Merger Sub and the Company agree as follows:

ARTICLE 1

THE MERGER

1.1	The Merger.

On the terms and subject to the conditions set forth in this Agreement at the Effective Time and in accordance with the DGCL, Merger Sub shall merge with and into the Company, the separate corporate existence of Merger Sub shall cease and the Company shall continue its corporate existence under Delaware Law as the surviving corporation in the Merger (the “Surviving Corporation”) and a direct wholly-owned Subsidiary of Parent.

1.2	Closing.

The closing of the Merger (the “Closing”) shall take place (a) at the offices of Norton Rose Fulbright US LLP, 1301 McKinney Street, Suite 5100, Houston, TX 77010, at 10:30 a.m., Central time, or remotely by exchange of documents and signatures (or their electronic counterparts) on the second (2nd) Business Day after the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in Article 6 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions); or (b) at such other place, time and date as the Company and Parent may agree in writing; provided, that, if the Marketing Period has not ended at the time of the satisfaction or waiver of the conditions set forth in Article 6 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at the Closing), then the Closing shall take place instead on the earlier to occur of (x) any Business Day to be specified by Parent to the Company on no less than two (2) Business Days’ written notice to the Company and (y) the next Business Day after the last day of the Marketing Period, but in each case subject to the satisfaction or waiver of the conditions set forth in Article 6 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at the Closing). Notwithstanding anything in this Agreement to the contrary, in no event shall the Closing Date be prior to May 4, 2022. The date on which the Closing actually occurs is referred to as the “Closing Date”.

1.3	Effective Time.

Subject to the provisions of this Agreement, at the Closing, the Company shall cause a certificate of merger in connection with the Merger (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL. The Merger shall become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later time as may be agreed by the Company and Merger Sub in writing and specified in the Certificate of Merger in accordance with the DGCL (the effective time of the Merger being herein referred to as the “Effective Time”).

1.4	Effects of the Merger.

The Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL.

1.5	Organizational Documents of the Surviving Corporation.

At the Effective Time: (a) the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the DGCL and such certificate of incorporation; and (b) the bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with the DGCL and such bylaws.

1.6	Directors and Officers of the Surviving Corporation.

The directors of Merger Sub as of immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation as of the Effective Time and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal and the officers of Merger Sub as of immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation as of the Effective Time and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

ARTICLE 2

CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES

2.1	Effect of the Merger on Capital Stock.

(a)	At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Merger Sub or the holders of any securities of the Company or Merger Sub:

(i)

Conversion of Company Common Stock. Each share of Company Common Stock that is outstanding immediately prior to the Effective Time, but excluding Excluded Shares, shall be converted automatically into the right to receive a number of Parent Common Shares equal to the Exchange Ratio (the “Merger Consideration”, subject to Section 2.1(d) with respect to fractional Parent Common Shares and Section 2.2(c) with respect to dividends or distributions). All shares of Company Common Stock that have been converted into the right to receive the Merger Consideration as provided in this Section 2.1(a) shall be automatically cancelled and cease to exist on the conversion thereof, and uncertificated shares of Company Common Stock represented by book-entry form (“Book-Entry Shares”) and each certificate that, immediately prior to the Effective Time, represented any such shares of Company Common Stock (each, a “Certificate”) shall thereafter represent only the right to receive the Merger Consideration (including the right to receive, pursuant to Section 2.1(d), the Fractional Share Cash Amount and, pursuant to Section 2.2(c), dividends or distributions) into which the shares of Company Common Stock represented by such Book-Entry Share or Certificate have been converted pursuant to this Section 2.1(a)(i).

(ii)

Treatment of Excluded Shares. Each share of Company Common Stock that is owned by the Company (as treasury stock or otherwise), Parent or Merger Sub immediately prior to the Effective Time, other than shares held on behalf of third parties, shall be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor. The shares described in this Section 2.1(a)(ii) are referred to herein as the “Excluded Shares”.

(iii)

Conversion of Merger Sub Common Stock. Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and non-assessable share of common stock of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation. From and after the Effective Time, all certificates representing the common stock of Merger Sub shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

(b)

No Dissenters’ Rights. In accordance with Section 262 of the DGCL, no dissenters’ or appraisal rights shall be available with respect to the Merger or the other transactions contemplated by this Agreement.

(c)

Certain Adjustments. If, between the date of this Agreement and the Effective Time, the outstanding shares of Company Common Stock or the outstanding Parent Common Shares shall have been changed into a different number of shares or a different class of shares by reason of any stock dividend, subdivision, reorganization, reclassification, recapitalization, stock split, reverse stock split, combination or exchange of shares, the Merger Consideration shall be equitably adjusted, without duplication, to proportionally reflect such change.

(d)	No Fractional Shares.

(i)

No fractional Parent Common Shares shall be issued in connection with the Merger and no certificates or scrip representing fractional Parent Common Shares shall be delivered on the conversion of shares of Company Common Stock pursuant to Section 2.1(a)(i). Each holder of shares of Company Common Stock who would otherwise have been entitled to receive as a result of the Merger a fraction of a Parent Common Share (after aggregating all shares represented by the Certificates and Book-Entry Shares delivered by such holder) shall receive, in lieu of such fractional Parent Common Share, cash (without interest) in an amount (rounded to the nearest cent) representing such holder’s proportionate interest in the net proceeds from the sale by the Exchange Agent, on behalf of all such holders, of the aggregate number of fractional Parent Common Shares that would otherwise have been issuable to such holders as part of the Merger Consideration (the “Fractional Share Cash Amount”).

(ii)

As soon as practicable after the Effective Time, the Exchange Agent shall, on behalf of all such holders of fractional Parent Common Shares, effect the sale of all such Parent Common Shares that would otherwise have been issuable as part of the Merger Consideration at the then-prevailing prices on the NYSE or Nasdaq, as applicable, or the TSX. After the proceeds of such sale have been received, the Exchange Agent shall determine the applicable Fractional Share Cash Amount payable to each applicable holder and shall make such amounts available to such holders in accordance with Section 2.2(b). The Parties acknowledge that payment of such cash consideration in lieu of issuing fractional shares is not separately bargained-for consideration, but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience that would otherwise be caused by the issuance of fractional shares.

(iii)

No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional Parent Common Share that would otherwise have been issuable as part of the Merger Consideration.

(e)

Issuance of Compensatory Shares. In order to compensate Parent for the issuance by Parent of the Parent Common Shares required to be issued pursuant to the Merger, the Surviving Corporation shall issue to Parent a number of shares of common stock of the Surviving Corporation equal to the number of shares of Company Common Stock cancelled in exchange for the right to receive the Merger Consideration pursuant to Section 2.1(a)(i).

2.2	Exchange of Certificates.

(a)

Exchange Agent. Prior to the Effective Time, Parent and Merger Sub shall designate Parent’s transfer agent or a bank or trust company to serve as exchange agent hereunder and approved in advance by the Company in writing (which approval shall not be unreasonably withheld, conditioned or delayed) (the “Exchange Agent”). Prior to the Effective Time, Parent shall, on behalf of Merger Sub, deposit or shall cause to be deposited, with the Exchange Agent, in trust for the benefit of the holders of shares of Company Common Stock, evidence of Parent Common Shares in book-entry form representing the number of Parent Common Shares sufficient to deliver the aggregate Merger Consideration deliverable pursuant to Section 2.1(a)(i). Parent agrees to deposit, or cause to be deposited, with the Exchange Agent from time to time, as needed, cash sufficient to pay any dividends and other distributions pursuant to Section 2.2(c). Any such cash and book-entry shares deposited with the Exchange Agent shall be referred to as the “Exchange Fund”.

(b)	Payment Procedures.

(i)

As soon as reasonably practicable after the Effective Time and in any event not later than the fifth (5th) Business Day following the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of shares of Company Common Stock whose shares were converted into the right to receive the Merger Consideration pursuant to Section 2.1, (A) a letter of transmittal, in form and substance reasonably satisfactory to the Company (which approval shall not be unreasonably withheld, conditioned or delayed), with respect to Book-Entry Shares (to the extent applicable) and Certificates (which shall specify that delivery shall be effected, and risk of loss and title to Certificates shall pass, only on delivery of Certificates (or effective affidavits of loss in lieu thereof) to the Exchange Agent and shall be in such form and have such other provisions as Parent and the Company may mutually reasonably agree), and (B) instructions for use in effecting the surrender of Book-Entry Shares (to the extent applicable) or Certificates (or effective affidavits of loss in lieu thereof) in exchange for the Merger Consideration.

(ii)

On surrender of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, or, in the case of Book-Entry Shares, receipt of an “agent’s message” by the Exchange Agent, and such other documents as may customarily be required by the Exchange Agent, the holder of such Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares shall be entitled to receive in exchange therefor, and the Exchange Agent shall be required to promptly deliver to each such holder, the Merger Consideration, into which the shares represented by such Certificates or Book-Entry Shares have been converted pursuant to this Article 2 (together with any Fractional Share Cash Amount and any dividends or other distributions payable pursuant to Section 2.2(c)). No interest shall be paid or accrued on any amount payable on due surrender of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition precedent of payment that (A) the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and (B) the Person requesting such payment shall have paid any transfer and other similar Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered or shall have established that such Tax either has been paid or is not required to be paid.

(iii)

The Parties and any other Person that has any withholding obligation with respect to any payment made pursuant to this Agreement as determined by such Party or person in good faith shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from any payment such amounts as are required to be withheld or deducted under the Internal Revenue Code of 1986, as amended (the “Code”), or under any provision of state, local or non-U.S. Tax Law. To the extent that amounts are so withheld and paid over to the appropriate Governmental Entity, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which the deduction and withholding was made. The Parties shall use reasonable best efforts to reduce or eliminate withholding tax in connection with any payment made pursuant to Section 7.3 hereof to the extent permitted by applicable Law.

(c)

Treatment of Unexchanged Shares. No dividends or other distributions, if any, with a record date after the Effective Time with respect to Parent Common Shares shall be paid to the holder of any unsurrendered shares of Company Common Stock to be converted into Parent Common Shares pursuant to Section 2.1(a)(i) until such holder shall surrender such shares of Company Common Stock in accordance with this Section 2.2. After the surrender in accordance with this Section 2.2 of a share of Company Common Stock to be converted into Parent Common Shares pursuant to Section 2.1(a)(i), the holder thereof shall be entitled to receive (in addition to the Merger Consideration and the Fractional Share Cash Amount payable to such holder pursuant to this Article 2) any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to the Parent Common Shares represented by such share of Company Common Stock, less such withholding or deduction for any Taxes required by applicable Law. Until the holders of any unsurrendered shares of Company Common Stock surrender such shares of Company Common Stock in accordance with this Section 2.2, each unsurrendered share of Company Common Stock shall represent only the right to receive, upon surrender, the Merger Consideration and the Fractional Share Cash Amount payable to such holder pursuant to this Article 2, and the holders of such unsurrendered shares of Company Common Stock shall have no rights as a stockholder of the Company or the Surviving Corporation. After and only after surrender in accordance with this Section 2.2, the record holder thereof shall be entitled to receive any dividends or other distributions, without interest thereon, which theretofore had become payable with respect to the whole Parent Common Shares that the shares of Company Common Stock represented by such unsurrendered certificate have been converted into the right to receive.

(d)

Closing of Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, valid Certificates or Book-Entry Shares are presented to the Surviving Corporation, Parent or the Exchange Agent for transfer or any other reason, such Certificates or Book-Entry Shares shall be cancelled and the holder of any such Certificates or Book-Entry Shares shall be given a copy of the letter of transmittal referred to in Section 2.2(b) and instructed to comply with the instructions in that letter of transmittal in order to receive the consideration to which such holder is entitled pursuant to this Article 2.

(e)

Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains undistributed to the former holders of shares of Company Common Stock on the first anniversary of the Effective Time shall thereafter be delivered, at the direction of Surviving Corporation, to Parent on demand, and any former holders of shares of Company Common Stock who have not surrendered their shares in accordance with this Article 2 shall thereafter look only to Parent for payment of their claim for the Merger Consideration (together with the Fractional Share Cash Amount and any dividends or other distributions payable pursuant to Section 2.2(c)) without any interest thereon, on due surrender of their shares.

(f)

No Liability. None of the Company, Parent, Merger Sub, the Surviving Corporation, the Exchange Agent or any other Person shall be liable to any former holder of shares of Company Common Stock for any Parent Common Shares (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official or Governmental Entity pursuant to any abandoned property, escheat or similar Law. Any portion of the Exchange Fund that remains undistributed to the holders of Company Common Stock as of immediately prior to the date on which the Exchange Fund would otherwise escheat to, or become property of, any Governmental Entity shall cease to represent any claim of any kind or nature and shall be deemed to be surrendered for cancellation to Parent.

(g)

Investment of Exchange Fund. The Exchange Agent may invest any or all cash included in the Exchange Fund as reasonably directed by Parent; provided, that any investment of such cash shall be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government; provided, further, that no such investment or loss thereon shall affect the amounts payable to holders of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares pursuant to this Article 2, and following any losses from any such investment, Parent shall promptly provide, on behalf of the Surviving Corporation, any additional funds necessary to satisfy its obligations hereunder to the Exchange Agent for the benefit of the holders of shares of Company Common Stock. Any interest and other income resulting from such investments shall be paid to or at the direction of Parent pursuant to Section 2.2(e).

(h)

Lost Certificates. In the case of any Certificate that has been lost, stolen or destroyed, on the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Exchange Agent, the posting by such Person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration (together with the Fractional Share Cash Amount and any dividends or other distributions deliverable pursuant to Section 2.2(c)) payable in accordance with Section 2.1 with respect to the shares of Company Common Stock represented by such lost, stolen or destroyed Certificate.

2.3	Treatment of Company Equity Awards.

(a)

Each award of shares of Company Common Stock granted subject to any vesting, forfeiture or other lapse restrictions (each, a “Company Restricted Share Award”) that is outstanding as of immediately prior to the Effective Time, shall, at the Effective Time, be assumed by and remain at the Surviving Corporation and shall be converted into a restricted share award (a “Parent Restricted Share Award”) in respect of that number of Parent Common Shares (rounded to the nearest whole share) equal to the product of (i) the number of shares of Company Common Stock subject to such Company Restricted Share Award immediately prior to the Effective Time multiplied by (ii) the Exchange Ratio. Except as expressly provided in this Section 2.3(a), each such Parent Restricted Share Award shall be subject to the same terms and conditions (including settlement terms) as applied to the corresponding Company Restricted Share Award immediately prior to the Effective Time.

(b)

Each award of restricted stock units (excluding any Company Performance Share Award described in Section 2.3(c)) in respect of shares of Company Common Stock (a “Company RSU Award”), whether payable in whole or in part in shares of Company Common Stock or cash, that is outstanding immediately prior to the Effective Time shall, at the Effective Time, be assumed by and remain at the Surviving Corporation and shall be converted into a restricted stock unit award (a “Parent RSU Award”) in respect of that number of Parent Common Shares (rounded to the nearest whole share) equal to the product of (i) the number of shares of Company Common Stock subject to such Company RSU Award immediately prior to the Effective Time multiplied by (ii) the Exchange Ratio. Except as expressly provided in this Section 2.3(b), each such Parent RSU Award shall be subject to the same terms and conditions (including settlement terms) as applied to the corresponding Company RSU Award immediately prior to the Effective Time.

(c)

Each award of restricted stock units in respect of shares of Company Common Stock granted subject to performance targets (each, a “Company Performance Share Award”), whether payable in whole or in part in shares of Company Common Stock or cash, that is outstanding immediately prior to the Effective Time shall, at the Effective Time, be assumed by and remain at the Surviving Corporation and shall be converted into a Parent RSU Award in respect of that number of Parent Common Shares (rounded to the nearest whole share) equal to the product of (i) the number of shares of Company Common Stock subject to such Company Performance Share Award immediately prior to the Effective Time multiplied by (ii) the Exchange Ratio. For purposes of this Section 2.3(c), the number of shares of Company Common Stock subject to a Company Performance Share Award with a performance period that is incomplete (or that is complete but for which performance is not determinable due to the unavailability of the required data for relative measures) as of the Effective Time shall be determined as if performance had been achieved at the target level (i.e., 100%). After the Effective Time, each such Parent RSU Award granted pursuant to this Section 2.3(c) shall be scheduled to vest, subject to the holder’s continued service with the Surviving Corporation or its Subsidiaries, on the last day of the originally scheduled performance period for the corresponding Company Performance Share Award. Except as expressly provided in this Section 2.3(c) each such Parent RSU Award shall be subject to the same terms and conditions (including settlement terms) as applied to the corresponding Company Performance Share Award immediately prior to the Effective Time.

(d)

Prior to the Effective Time, the Company, through the Company Board or an appropriate committee thereof, shall adopt such resolutions as may reasonably be required to effectuate the actions contemplated by this Section 2.3.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in (a) the Company SEC Documents furnished or filed at least five (5) Business Days prior to the date of this Agreement (excluding any disclosures set forth in any “risk factors” section, “quantitative and qualitative disclosures about market risk” section, or in any “forward-looking statements” section and any other disclosures contained or referenced therein of information, factors or risks that are forward-looking statements or cautionary, predictive or forward-looking in nature) or (b) in the corresponding numbered section of the disclosure schedules delivered by the Company to Parent concurrently with the execution of this Agreement (the “Company Disclosure Schedules”) (it being agreed that disclosure of any item in any section or subsection of the Company Disclosure Schedules shall be deemed disclosed with respect to any other section or subsection of this Agreement and the Company Disclosure Schedules solely to the extent that the relevance thereof to such other section or subsection is reasonably apparent on its face), the Company represents and warrants to Parent and Merger Sub as follows as of the date of this Agreement and as of the Closing Date (other than such representations and warranties that are expressly made as of a certain date, which are made as of such date):

3.1	Qualification, Organization, Subsidiaries.

(a)

(i) The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the state of Delaware. The Company has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. The Company is qualified to do business in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except, in each case, as would not reasonably be expected to be material to the Company

(ii) Except as would not reasonably be expected to be material to the applicable Material Subsidiary, each of the Company’s Material Subsidiaries is a legal entity duly organized, validly existing and (where such concept is recognized) in good standing under the Laws of its respective jurisdiction of incorporation or organization, as applicable. Each of the Company’s Material Subsidiaries has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. Each of the Company’s Material Subsidiaries is qualified to do business in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except, in each case, as would not reasonably be expected to be material to the Material Subsidiary, as applicable.

(b)

All of the outstanding shares of capital stock or voting securities of, or other equity interests in, each of the Company’s Subsidiaries, is owned directly or indirectly by the Company, have been validly issued, where applicable, are fully paid and non-assessable and were issued free of pre-emptive rights, and are free and clear of all Liens other than restrictions imposed by applicable securities Laws or the Organizational Documents of any such Subsidiary or any Permitted Liens. No Company Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of the Company’s Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of the Company’s Subsidiaries.

(c)

Except for the capital stock and voting securities of, and other equity interests in, the Company’s Subsidiaries, none of the Company or the Company’s Subsidiaries owns, directly or indirectly, any capital stock or voting securities of, or other equity interests in, or any interest convertible into or exchangeable or exercisable for, any capital stock or voting securities of, or other equity interests in, any Person.

(d)

The Company has made available to Parent true, complete and correct copies of the Organizational Documents of the Company and of each other entity in which the Company owns directly or indirectly an equity interest of less than 100%, each as amended prior to the date of this Agreement, and each as made available to Parent is in full force and effect.

3.2	Capitalization.

(a)

The authorized capital of the Company consists of 250,000,000 shares of Company Common Stock, par value $0.01 per share, and 50,000,000 shares of preferred stock, par value $0.01 per share. As of 5:00 p.m. Central time on the Business Day prior to the date hereof (the “Reference Time”), there were (i) 33,198,627 shares of Company Common Stock issued and outstanding (which includes 65,187 shares of Company Common Stock issued pursuant to Company Restricted Share Awards); (ii) 4,746,967 shares of Company Common Stock are issued and held in the treasury of the Company; (iii) no shares of Company preferred stock are issued and outstanding and there are no shares of Company preferred stock held in treasury; (iv) 7,058 shares of Company Common Stock are reserved for issuance upon vesting of previously issued Company RSU Awards; (v) 120,730 shares of Company Common Stock reserved for issuance upon the settling of any phantom units granted under the Company’s 2020 Omnibus Incentive Plan; and (vi) no shares of Company Common Stock are reserved for issuance upon vesting of previously issued Company Performance Share Awards. Except as set forth in Section 3.2(a), as of the date of this Agreement, the Company does not have any shares of its capital stock issued or outstanding, other than shares of Company Common Stock that have become outstanding after the Reference Time, which were reserved for issuance as of the Reference Time as set forth in Section 3.2(a)(iv). Except as set forth in Section 3.2(a), as of the date of this Agreement, there are no outstanding subscriptions, options, warrants, calls, convertible securities or other similar rights, agreements or commitments relating to the issuance of capital stock of the Company to which the Company or any of the Company Subsidiaries is a party obligating the Company to (i) issue, transfer or sell any shares of capital stock of the Company or securities convertible into, exercisable for or exchangeable for such shares, (ii) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement or arrangement, or (iii) redeem or otherwise acquire any such shares of capital stock. The Company does not have any outstanding bonds, debentures, notes or other similar obligations, the holders of which have the right to vote (or which are convertible into, exercisable for or exchangeable for securities having the right to vote) with the stockholders of the Company on any matter. All outstanding shares of Company Common Stock are, and all such shares that may be issued prior to the Effective Time will be when issued, duly authorized and validly issued as fully paid and non-assessable, and are not subject to and were not issued in violation of any pre-emptive or similar right, purchase option, call or right of first refusal or similar right.

(b)

Section 3.2(b) of the Company Disclosure Schedules sets forth as of the date of this Agreement a list of each outstanding Company Equity Award granted under the Company stock plans and: (A) the name of the holder of such Company Equity Award; (B) the number of shares of Company Common Stock subject to such outstanding Company Equity Award; (C) if applicable, the exercise price, purchase price, or similar pricing of such Company Equity Award; (D) the date on which such Company Equity Award was granted or issued; (E) the applicable vesting, repurchase, or other lapse of restrictions schedule, and the extent to which such Company Equity Award is vested and exercisable as of the date hereof; and (F) with respect to Company stock options, the date on which such Company stock option expires.

(c)

(i) All outstanding shares of capital stock, voting securities or other ownership interests of each Material Subsidiary are, and all such shares that may be issued prior to the Effective Time will be when issued, duly authorized and validly issued as fully paid and non-assessable, and are not subject to and were not issued in violation of any pre-emptive or similar right, purchase option, call or right of first refusal or similar right. All outstanding shares of stock of each Material Subsidiary and all other outstanding shares of capital stock, voting securities or other ownership interests of each Subsidiary have been issued or granted, as applicable, in compliance in all material respects with all applicable securities Laws.

(ii) All outstanding shares of Company Common Stock, all outstanding Company Equity Awards, and all other outstanding shares of capital stock, voting securities have been issued or granted, as applicable, in compliance in all material respects with all applicable securities Laws.

(d)

Except as set forth in Section 3.2(a), as of the date of this Agreement, there are no outstanding subscriptions, options, warrants, calls, convertible securities or other similar rights, agreements or commitments relating to the issuance of capital stock of any of the Company’s Subsidiaries to which the Company or any of the Company’s Subsidiaries is a party obligating any of the Company’s Subsidiaries to (i) issue, transfer or sell any shares of capital stock of any of the Company’s Subsidiaries or securities convertible into, exercisable for or exchangeable for such shares, (ii) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement or arrangement, or (iii) redeem or otherwise acquire any such shares of capital stock. All outstanding shares of capital stock, voting securities, or other ownership interests in any Subsidiary of the Company, have been issued or granted, as applicable, in compliance in all material respects with all applicable securities Laws. None of the Company’s Subsidiaries has outstanding bonds, debentures, notes or other similar obligations, the holders of which have the right to vote (or which are convertible into, exercisable for or exchangeable for securities having the right to vote) with the stockholders of the Company or a Company Subsidiary on any matter.

(e)

Neither the Company nor any of its Subsidiaries has outstanding bonds, debentures, notes or other similar obligations, the holders of which have the right to vote (or which are convertible into, exercisable for or exchangeable for securities having the right to vote) with the stockholders of the Company on any matter. No Subsidiary of the Company owns any capital stock of the Company. Except for its interests (i) in its Subsidiaries and (ii) in any Person in connection with any joint venture, partnership or other similar arrangement with a third party, the Company does not own, directly or indirectly, any capital stock of, or other equity interests in any Person.

(f)

Except for the Company Voting Agreements, there are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting or issuance, or restricting the transfer of, or providing registration rights with respect to the capital stock of the Company or any of its Subsidiaries.

(g)

Section 3.2(g) of the Company Disclosure Schedules lists each Subsidiary of the Company, its jurisdiction of organization and the percentage of its equity interests directly or indirectly held by the Company.

3.3	Corporate Authority Relative to This Agreement; Consents and Approvals; No Violation.

(a)

The Company has all requisite corporate power and authority to enter into this Agreement and, subject to receipt of the Company Stockholder Approval, to perform its obligations hereunder and to consummate the transactions contemplated hereby. Except for the Company Stockholder Approval and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, no other corporate proceedings on the part of the Company are necessary to authorize the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company, and, assuming this Agreement constitutes the valid and binding agreement of Parent and Merger Sub, constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought (collectively, the “Enforceability Exceptions”).

(b)

The Company Board at a duly called and held meeting has unanimously (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement, (ii) approved the execution, delivery and performance of this Agreement and the consummation of the Merger and the other transactions contemplated hereby and (iii) resolved to recommend that the stockholders of the Company adopt this Agreement (the “Company Recommendation”) and directed that such matter be submitted for consideration of the stockholders of the Company at the Company Stockholder Meeting.

(c)

The execution, delivery and performance by the Company of this Agreement and the consummation of the Merger and the other transactions contemplated hereby by the Company do not and will not require the Company or any of its Subsidiaries to procure, make or provide prior to the Closing Date any consent, approval, authorization or permit of, action by, filing with or notification to any United States or foreign, state, provincial, territorial or local governmental or regulatory agency, commission, court, arbitrator, body, entity or authority (each, a “Governmental Entity”), other than (i) the filing of the Certificate of Merger, (ii) compliance with any applicable requirements of any U.S. or foreign Antitrust Laws, (iii) compliance with the applicable requirements of the Securities Act and the Exchange Act, including the filing with the SEC of the US Registration Statement (including the Proxy Statement/Prospectus), (iv) compliance with the rules and regulations of the NYSE, (v) compliance with any applicable foreign or state securities or blue sky Laws and (vi) the other consents, approvals or notices set forth on Section 3.3(c) of the Company Disclosure Schedules (clauses (i) through (vi), collectively, the “Company Approvals”), and other than any consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d)

Assuming compliance with the matters referenced in Section 3.3(c) and receipt of the Company Approvals and the Company Stockholder Approval, the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated hereby, do not and will not (i) contravene or conflict with the Organizational Documents of (A) the Company or (B) any of its Subsidiaries, (ii) contravene or conflict with or constitute a violation of any provision of any Law binding on or applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, (iii) require any consent, waiver or approval, result in any violation of, or default (or an event that with or without notice or lapse of time or both would become a default) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under any Contract, instrument, permit, concession, franchise, right or license binding on the Company or any of its Subsidiaries, or (iv) result in the creation of a Lien (other than Permitted Lien), other than, in the case of clauses (ii), (iii) and (iv), any such contravention, conflict, violation, default, termination, cancellation, acceleration, right, loss or Lien that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.4	Reports and Financial Statements.

(a)

The Company has filed or furnished, on a timely basis, all forms, statements, certifications, documents, correspondence, registrations, and reports required to be filed or furnished by it with the SEC pursuant to the Exchange Act or the Securities Act since December 31, 2018 (the forms, statements, certifications, documents and reports so filed or furnished by the Company and those filed or furnished to the SEC subsequent to the date of this Agreement, including any amendments thereto, including exhibits, schedules thereto and all other information incorporated by reference, the “Company SEC Documents”), each of which, in each case as of its date, or, if amended, as finally amended prior to the date of this Agreement, complied, or if not yet filed or furnished, will comply in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and the rules and regulations of the SEC thereunder applicable to such Company SEC Documents, and no Company SEC Document as of its date (or, if amended or superseded by a filing prior to the date of this Agreement, as of the date of such amended or superseding filing) contained, and no Company SEC Documents filed with or furnished to the SEC subsequent to the date of this Agreement will contain, any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. To the Knowledge of the Company, none of the Company SEC Documents is the subject of ongoing SEC review or outstanding SEC investigation and there are no outstanding or unresolved comments received from the SEC with respect to any of the Company SEC Documents. None of the Company’s Subsidiaries is required to file or furnish any forms, reports, or other documents with the SEC.

(b)

The Company and each Material Subsidiary has filed or furnished, on a timely basis (taking into account any relevant extensions), all material forms, statements, certifications, documents, correspondence, registrations, and reports required to be filed or furnished by it with any Governmental Entity since December 31, 2018 (the “Company Governmental Filings”), except where the failure to so file or furnish the Company Governmental Filings is not or would not reasonably be expected to be material to the Company or any Material Subsidiary. The Company Governmental Filings complied in all material respects with applicable Laws. No Company Governmental Filing contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(c)

The Company is in all material respects in compliance with the applicable listing and corporate governance rules and regulations of the NYSE. Except as permitted by the Exchange Act, neither the Company nor any of its Affiliates has made, arranged or modified (in any material way) any extensions of credit in the form of a personal loan to any executive officer or director of the Company. There (i) is no unresolved violation, criticism, or exception by any regulatory agency with respect to any report or statement relating to any examinations or inspections of the Company or any Company Subsidiaries and (ii) has been no formal or informal inquiries by, or disagreements or disputes with, any regulatory agency with respect to the business, operations, policies or procedures of the Company or any Company Subsidiary since December 31, 2018.

(d)

The consolidated financial statements (including all related notes and schedules) of the Company included in or incorporated by reference into the Company SEC Documents (or, if any such Company SEC Document is amended or superseded by a filing prior to the date of this Agreement, such amended or superseding Company SEC Document) (i) have been prepared from, and are in accordance with, the books and records of the Company and the Company Subsidiaries, (ii) fairly presented, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, (iv) and were prepared, in all material respects, in conformity with GAAP (except, in the case of the unaudited financial statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto). Since December 31, 2018, no independent public accounting firm of the Company has resigned (or informed the Company that it intends to resign) or been dismissed as independent public accountants of the Company as a result of or in connection with any disagreements with the Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(e)

Section 3.4(e) of the Company Disclosure Schedules lists and describes any amounts of cash or funds that are subject to any restrictions on transfer or that otherwise cannot be transferred to the equity holders of the Company at will or without incurring material costs, Taxes or penalties, such as cash held by Company Subsidiaries that are subject to foreign exchange restrictions by foreign governments.

3.5	Internal Controls and Procedures.

(a)

The Company has established and maintains disclosure controls and procedures as required by Rule 13a-15 under the Exchange Act. Such disclosure controls and procedures are effective in providing reasonable assurance that all information required to be disclosed by the Company is recorded and reported on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents.

(b)

The Company maintains a system of internal controls over financial reporting (as defined in Rule 13a-15 under the Exchange Act) that is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and includes policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company in all material respects, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and to maintain accountability for assets, that access to assets is permitted only in accordance with authorizations of management and directors of the Company and that receipts and expenditures of the Company are being made only in accordance with appropriate authorizations of management and directors of the Company, and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on the financial statements. The records, systems, controls, data and information of the Company and its Subsidiaries that are used in the systems of disclosure controls and procedures and of financial reporting controls and procedures described above are recorded, stored, maintained and operated under means that are under the exclusive ownership and direct control of the Company or a wholly-owned Subsidiary of the Company or its accountants, except as would not reasonably be expected to materially and adversely affect or disrupt the Company’s systems of disclosure controls and procedures and of financial reporting controls and procedures or the reports generated thereby.

(c)

The Company’s management has completed an assessment of the effectiveness of the Company’s internal controls over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2020, and such assessment concluded that such controls were effective. The Company has disclosed, based on its most recent evaluation of its internal controls prior to the date of this Agreement, to the

Company’s auditors and the audit committee of the Company Board, (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in internal control over financial reporting. As of the date of its most recent audited financial statements, neither the Company nor its auditors had identified any significant deficiencies or material weaknesses in its internal controls over financial reporting and, as of the date of this Agreement, to the Knowledge of the Company, nothing has come to the auditors’ attention, that has caused it to believe that there are any material weaknesses or significant deficiencies in such internal controls. To the Company’s Knowledge, since December 31, 2018, no material complaints from any source regarding accounting, internal accounting controls or auditing matters, and no concerns from Company employees regarding questionable accounting or auditing matters, have been received by the Company. To the Company’s Knowledge, since December 31, 2018, no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company’s chief legal officer, audit committee (or other committee designated for the purpose) of the Company Board pursuant to the rules adopted pursuant to Section 307 of the Sarbanes-Oxley Act or any Company policy contemplating such reporting, including in instances not required by those rules.

3.6 No Undisclosed Liabilities.

Except (a) as disclosed, reflected or reserved against in the consolidated balance sheet of the Company and its Subsidiaries as of September 30, 2021, and the footnotes to such consolidated balance sheet, in each case set forth in the Company’s report on Form 10-Q for the fiscal year ended September 30, 2021, (b) as expressly permitted or contemplated by this Agreement, (c) for liabilities or obligations that have been discharged or paid in full, (d) for liabilities arising in connection with obligations under any existing Contract that did not arise or result from a breach or a default of such Contract, or (e) for liabilities and obligations incurred in the Ordinary Course of Business since September 30, 2021 that, individually or in the aggregate, are not material to the Company, neither the Company nor any Subsidiary of the Company has any liabilities or obligations that would be required by GAAP to be reflected on a consolidated balance sheet of the Company and its Subsidiaries. None of the Company nor its Subsidiaries has any obligation or other commitment to become a party to any material “off-balance sheet” arrangements in the future.

3.7 Compliance with Law; Permits.

(a)

The Company and its Subsidiaries are, and since December 31, 2018 have been, in material compliance with and not in default under or in violation of all applicable Laws, including any federal, state, provincial, local and foreign law, statute, ordinance, rule, resolutions, determinations, injunctions, common law rulings, awards (including awards of any arbitrator) regulation, judgment, Order, injunction or decree of any Governmental Entity, in the U.S. and foreign jurisdictions (collectively, “Laws” and each, a “Law”) applicable to the Company and its Subsidiaries.

(b)

The Company and its Subsidiaries are in possession of all material franchises, grants, concessions, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals, clearances, tariffs, qualifications, registrations and Orders of any Governmental Entities (“Permits”) necessary for the Company and the Company’s Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (such Permits, the “Company Permits”). All Company Permits are in full force and effect and are not subject to any suspension, cancellation, non-renewal, adverse modifications, administrative or judicial proceeding that would reasonably be expected to result in modification, termination or revocation thereof, and the Company and each of its Subsidiaries is in compliance with the terms and requirements of such Company Permit, except where the failure to be in full force and effect or in compliance would not reasonably be expected to be material to the Company or any of its Material Subsidiaries.

(c)

Since December 31, 2018, neither the Company nor any of its Subsidiaries has received any written notice that the Company or its Subsidiaries is in material violation of any Law applicable to the Company or any of its Subsidiaries or any Permit. There are no Actions pending, threatened in writing or, to the Knowledge of the Company, otherwise threatened that would reasonably be expected to result in the revocation, withdrawal, suspension, non-renewal, termination, revocation, or adverse modification or limitation of any such Permit material to the Company or any of its Material Subsidiaries.

(d)	The Company, including any Subsidiaries or Affiliates, is not a TID U.S. Business, as such term is defined in 31 C.F.R. § 800.248.

3.8	Anti-Corruption; Anti-Bribery; Anti-Money Laundering.

(a)

The Company, its Subsidiaries and, to the Knowledge of the Company, each of their employees, directors, officers, agents and each other Person acting on behalf of the Company or its Subsidiaries are in all respects compliant with and for the past five (5) years, have complied with (i) the Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), and (ii) the provisions of all anti-bribery, anti-corruption and anti-money laundering Laws (“Anti-Corruption Laws”) of each jurisdiction in which the Company and its Subsidiaries operate or have operated and in which any agent or other representative thereof is conducting or has conducted business on behalf of the Company or any of its Subsidiaries. The Company and its Subsidiaries have since December 31, 2018 (x) instituted policies and procedures that are reasonably designed to ensure compliance in all material respects with the FCPA and other applicable Anti-Corruption Laws and (y) maintained such policies and procedures in full force and effect in all material respects.

(b)

None of the Company, its Subsidiaries or, to the Knowledge of the Company, any of their directors, officers and employees and each other Person acting on behalf of the Company or its Subsidiaries has, in the past five (5) years, directly or indirectly, violated any, or been subject to actual or, to the Knowledge of the Company, pending or threatened Action alleging violations on the part of any of the foregoing Persons of the FCPA or Anti-Corruption Laws or any terrorism financing Law.

(c)

None of the Company, its Subsidiaries or, to the Knowledge of the Company, any of their directors, officers, employees or any other Person acting on behalf of the Company or its Subsidiaries has, in the past five (5) years: (i) directly or indirectly, paid, offered or promised to pay, or authorized or ratified the payment of any monies, gifts or anything of value (A) which would violate any applicable Anti-Corruption Law, including the FCPA, or (B) to any national, provincial, municipal or other Government Official or any political party or candidate for political office for the purpose of (x) influencing any act or decision of such official or of any Governmental Entity, (y) to obtain or retain business, or direct business to any Person or (z) to secure any other improper benefit or advantage; (ii) established or maintained any unlawful fund of monies or other assets of the Company or any of the Company Subsidiaries; (iii) made any fraudulent entry on the books or records of the Company or any of the Company Subsidiaries; (iv) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business, to obtain special concessions for the Company or any of the Company Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for the Company or any of the Company Subsidiaries; or (v) aided, abetted, caused (directly or indirectly), participated in, or otherwise conspired with, any Person to violate the terms of any Order or applicable Law.

3.9	Sanctions.

(a)

The Company and each of its Subsidiaries are and, in the past five (5) years have been, in all material respects in compliance with all applicable economic sanctions and export control Laws (collectively “Export and Sanctions Regulations”) in the United States and in other jurisdictions in which the Company or any of its Subsidiaries do business or are otherwise subject to such jurisdiction.

(b)

None of the Company or any of its Subsidiaries, or, to the Knowledge of the Company, any director, officer, agent, employee or other Person acting on behalf of any of the Company or its Subsidiaries, in their capacity as such, is currently, or has been in the past five (5) years: (i) a Sanctioned Person or (ii) engaging in any dealings or transactions with, or for the benefit of, any Sanctioned Person or in any Sanctioned Country, to the extent such activities would cause the Company to violate applicable Export and Sanctions Regulations in the United States or in other jurisdictions in which the Company or any of its Subsidiaries do business or are otherwise subject to such jurisdiction.

(c)

For the past five (5) years, the Company and its Subsidiaries have (i) instituted policies and procedures that are reasonably designed to ensure compliance, in all material respects, with the Export and Sanctions Regulations in each jurisdiction in which the Company and its Subsidiaries operate or are otherwise subject to jurisdiction and (ii) maintained such policies and procedures in full force and effect, in all material respects.

(d)

For the past five (5) years, neither the Company nor any of its Subsidiaries (i) has been found in violation of, charged with or convicted of, any Export and Sanctions Regulations, (ii) to the Knowledge of the Company, is under investigation by any Governmental Entity for possible violations of any Export and Sanctions Regulation, (iii) has been assessed civil penalties under any Export and Sanctions Regulations or (iv) has filed any voluntary disclosures with any Governmental Entity regarding possible violations of any Export and Sanctions Regulations.

3.10	Environmental Laws and Regulations.

Except as would not reasonably be expected to be material to the Company or any of its Material Subsidiaries, (i) the Company and its Subsidiaries have, for the past five (5) years, conducted their respective businesses in compliance in all respects with all applicable Environmental Laws, (ii) for the past five (5) years, neither the Company nor any of its Subsidiaries has received any written notices, demand letters or written requests for information from any Governmental Entity alleging that the Company or any of its Subsidiaries is in violation of or has liability under any Environmental Law and there are no Actions pending, or to the Knowledge of the Company threatened in writing, against the Company or any of its Subsidiaries alleging any violation of or liability relating to any Environmental Law, in each case other than with respect to matters that have been fully resolved; (iii) there has been no treatment, storage, disposal, release or migration of any Hazardous Substance generated or used by the Company or its Subsidiaries for the past five (5) years, or, to the Knowledge of the Company, by any third party in violation of or as would reasonably be expected to result in liability under any applicable Environmental Law at, to or from any properties currently or formerly owned or leased or held under concession by the Company or any of its Subsidiaries or any predecessor; (iv) neither the Company nor any Subsidiary is subject to any agreement, Order, judgment, decree or agreement by or with any Governmental Entity or other third party imposing any liability or obligation relating to any Environmental Law and there are no facts, conditions or circumstances that would reasonably be expected to form the basis for any such agreement, Order, judgment or decree; and (v) neither the Company nor any of its Subsidiaries has provided any indemnity regarding, or otherwise become subject to, any liability of any third party arising under Environmental Laws.

3.11	Employee Benefit Plans; Labor Matters.

(a)	Section 3.11(a) of the Company Disclosure Schedules lists all material Company Benefit Plans.

(b)

Each Company Benefit Plan (including any related trusts) has been established, maintained and administered in material compliance with its terms and with applicable Law, including ERISA and the Code to the extent applicable thereto and all material premiums required by contract or Law to be paid, all material benefits, expenses and other amounts due and payable and all material contributions, transfers or payments required to be made to or under the terms of any Company Benefit Plan prior to the date hereof have been timely made, paid or accrued in accordance with GAAP and are reflected, to the extent required, in the Company’s financial statements. To the Knowledge of the Company, no material fact, event or omission has occurred which would reasonably be expected to cause any Company Benefit Plan to lose its qualification to provide Tax-favored benefits under applicable Law including the Code (including under, Sections 105, 106, 125, 132, 137 or 401(a) of the Code).

(c)

No employee benefit plan of the Company, its Subsidiaries or its ERISA Affiliates is (i) a “multiemployer plan” within the meaning of Section 3(37) or Section 4001(a)(3) of ERISA, (ii) a plan subject to Title IV of ERISA or Section 412, 430 or 4971 of the Code, (iii) a plan that has two (2) or more contributing sponsors at least two (2) of whom are not under common control, within the meaning of Section 4063 of ERISA, or (iv) a plan to which the Company is required to contribute pursuant to a collective agreement, participation agreement, any other agreement or statute or municipal by-law and which is not maintained or administered by the Company or its Affiliates, and none of the Company, its Subsidiaries or any of its ERISA Affiliates has, at any time during the last six (6) years, contributed to, been obligated to contribute to or incurred any liability with respect to, any such plan.

(d)

For each Company Benefit Plan intended to be “qualified” under Section 401(a) of the Code, the Company has received a favorable determination letter from the Internal Revenue Service or is entitled to rely on a favorable opinion or advisory letter issued by the Internal Revenue Service and, to the Knowledge of the Company, no fact or event has occurred that would reasonably be expected to adversely affect the qualified status of any such Company Benefit Plan under Section 401(a) of the Code, No trust funding any Company Benefit Plan is intended to meet the requirements of Section 501(c)(9) of the Code.

(e)

No Company Benefit Plan provides health or other welfare benefits after retirement or other termination of employment for current, former or future retired or terminated employees, their spouses, or their dependents (other than (i) continuation coverage required under Section 4980B(f) of the Code or other similar applicable Law, (ii) coverage or benefits the full cost of which is borne by the employee or former employee (or any beneficiary of the employee or former employee), (iii) death benefits when termination occurs upon death or (iv) benefits provided during any applicable severance period).

(f)

There are no pending, threatened or, to the Knowledge of the Company, anticipated claims, including any audit or inquiry by the Internal Revenue Service or Department of Labor (other than claims for benefits in accordance with the terms of the Company Benefit Plans) by, on behalf of or against any of the Company Benefit Plans or any trusts related thereto and, to the Knowledge of the Company, no set of circumstances exists which may reasonably give rise to a valid claim or lawsuit against the Company Benefit Plans, any fiduciaries thereof with respect to their duties to the Company Benefit Plans or the assets of any of the trusts under any of the Company Benefit Plans that would reasonably be expected to result in any material liability of the Company or any of its Subsidiaries or to the U.S. Pension Benefit Guaranty Corporation, the Internal Revenue Service, the U.S. Department of Labor, any participant in a Company Benefit Plan, or any other Person. Neither the Company nor any of its Subsidiaries has taken any action to take corrective action or make a filing under any voluntary correction program of the Internal Revenue Service, the Department of Labor or any other Governmental Entity with respect to any Company Benefit Plan that remains unresolved, and to the Knowledge of the Company, no plan defect including, any defect that would qualify for correction under any such program, exists.

(g)

None of the Company, its Subsidiaries or any of its ERISA Affiliates, or any other Person, including any fiduciary, has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA) that would reasonably be expected to subject any of the Company Benefit Plans or their related trusts, the Company, any of its Subsidiaries, any of its ERISA Affiliates or any Person to any material Tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

(h)

Section 3.11(h) of the Company Disclosure Schedules lists each Company Benefit Plan that provides for the payment (whether in cash or property or the vesting of property) as a result of the consummation of the transactions contemplated by this Agreement, including the Merger (either alone or, upon the occurrence of any additional or subsequent event), to any employee, officer or director of the Company or any Subsidiary of the Company who is a “disqualified individual” (as such term is defined in Treasury Regulation §1.280G-1) under any Company Benefit Plan that is reasonably expected to be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code). The Company has provided to Parent and Merger Sub preliminary calculations reflecting a good faith estimate of the consequences of Sections 280G and 4999 on any “disqualified individuals” within the meaning of Section 280G of the Code in connection with the consummation of the transactions contemplated hereby (either alone or in conjunction with any other event).

(i)

Except as provided in this Agreement or required by applicable Law, the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former employee or director of the Company or any of its Subsidiaries to severance pay, or any other payment from the Company or its Subsidiaries, (ii) accelerate the time of payment or vesting, or increase the amount of, compensation due to any such employee, director or a consultant, (iii) directly or indirectly cause the Company to transfer or set aside any assets to fund any material benefits under any Company Benefit Plan or (iv) limit or restrict the right to merge, materially amend, terminate or transfer the assets of any Company Benefit Plan on or following the Effective Time.

(j)

Except as provided in this Agreement or required by applicable Law, there has been no amendment to, written interpretation of or announcement (whether or not written) by the Company or any of the Company’s Subsidiaries relating to, or change in employee participation or coverage under, any Company Benefit Plan that could increase materially the expense to the Company and the Company’s Subsidiaries, taken as a whole, of maintaining such plan above the level of expense incurred in respect thereof for the most recent fiscal year ended prior to the date hereof.

(k)

All Company Benefit Plans that are subject to Section 409A of the Code are in material compliance, in both form and operation, with the requirements of Section 409A of the Code and the Treasury regulations and guidance thereunder.

(l)

The Company is not a party to nor does it have any obligation under any Company Benefit Plan to compensate, indemnify or reimburse any person for excise Taxes payable pursuant to Section 4999 of the Code or for additional Taxes payable pursuant to Section 409A of the Code.

(m)

With respect to each Company Benefit Plan that is mandated by applicable Law or by a Governmental Entity outside of the United States or that is subject to the Laws of any jurisdiction outside of the United States (a “Non-U.S. Plan”): (i) such plan is, and has been, established, registered, qualified, administered, and funded in compliance in all material respects with the terms thereof and all applicable Laws; (ii) if intended to qualify for special Tax treatment, meets all the requirements for such treatment, (iii) all material obligations of the Company and the Company Subsidiaries to or under the plan (whether pursuant to the terms thereof or any applicable Laws) have been satisfied, and there are no outstanding material defaults or violations thereunder by the Company or any Company Subsidiary; (iv) full payment has been made in a timely manner of all material amounts that are required to be made as contributions, payments or premiums to or in respect of any Non-U.S. Plan under applicable Law and the terms of any such plan; (v) no material Taxes, penalties or fees are due by the Company or any Company Subsidiary with respect to any Non-U.S. Plan and (vi) no Non-U.S. Plan is a “defined benefit plan” as defined in Section 3(35) of ERISA (whether or not the Non-U.S. Plan is subject to ERISA).

(n)	The Company and its Subsidiaries are in material compliance with their obligations pursuant to all notification and bargaining obligations arising under any Company Labor Agreements.

(o)

Except as would not reasonably be expected to result in, individually or in the aggregate, material liability to the Company and its Subsidiaries, taken as a whole as of the date of this Agreement, (i) there are no strikes or lockouts with respect to any employees of the Company or any of its Subsidiaries; (ii) to the Knowledge of the Company, there is no union organizing effort pending or threatened against the Company or any of its Subsidiaries; (iii) there is no labor dispute or labor arbitration Action pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries (other than, in each case, routine grievances, including those brought by unions or other collectively represented employees, to be heard by the applicable Governmental Entity); and (iv) there is no slowdown, or work stoppage in effect or, to the Knowledge of the Company, threatened with respect to employees of the Company or any of its Subsidiaries.

(p)

Since December 31, 2018, the Company and its Subsidiaries have complied, in all material respects, with applicable Laws with respect to employment and employment practices (including all applicable Laws, rules and regulations regarding wage and hour requirements, employee and worker classification, immigration status, discrimination in employment, harassment, employee health and safety, and collective bargaining).

(q)

The consent or consultation of, or the rendering of formal advice by, any labor or trade union, works council or similar organization is not required for the Company to enter into this Agreement or to consummate any of the transactions contemplated hereby other than any consent, consultation or formal advice, the failure of which to obtain or, in the case of consultation, engage in, would not delay or prevent the consummation of the transactions contemplated by this Agreement or otherwise reasonably be expected to result in, individually or in the aggregate, material liability to the Company and its Subsidiaries, taken as a whole as of the date of this Agreement.

3.12	Absence of Certain Changes or Events.

(a)

Since December 31, 2020 (the “Company Balance Sheet Date”) to the date hereof, there has not been any event, change, occurrence or development that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)

From the Company Balance Sheet Date, except for the transactions contemplated by this Agreement, the Company and its Subsidiaries have conducted their respective businesses in all material respects in the Ordinary Course of Business.

3.13	Investigations; Litigation.

Except as set forth in Section 3.13 of the Company Disclosure Schedules, as of the date of this Agreement: (a) there is no investigation or review pending or, to the Company’s Knowledge, threatened by any Governmental Entity with respect to the Company or any of the Company’s Subsidiaries; and (b) there are no Actions pending or, to the Company’s Knowledge, threatened by, against or affecting the Company or any of the Company’s Subsidiaries, or any of their respective assets or properties at law or in equity before, and there are no Orders of, any Governmental Entity against or affecting the Company or any of the Company’s Subsidiaries, or any of their respective assets or properties, in each case, which involve claims by or against the Company or a Company Subsidiary (i) in excess of $500,000, (ii) if no specific dollar amount is claimed, is or would reasonably be expected to result in a claim in excess of $500,000, or (iii) involves any non-monetary claims that, if awarded, would reasonably be expected to be material to the Company or any Material Subsidiary.

3.14	Company Information.

The information supplied or to be supplied by the Company for inclusion in (and including information incorporated by reference in) (a) the proxy statement relating to the Company Stockholder Meeting, which will be used as a prospectus of Parent with respect to the Parent Common Shares issuable in connection with the Merger (together with any amendments or supplements thereto, the “Proxy Statement/Prospectus”), (b) the US Registration Statement pursuant to which the offer and sale of Parent Common Shares in connection with the Merger will be registered pursuant to the Securities Act and in which the Proxy Statement/Prospectus will be included as a prospectus of Parent (together with any amendments or supplements thereto, the “US Registration Statement”), or (c) the management information circular relating to the Parent Shareholder Meeting (together with any amendments or supplements thereto, the “Management Information Circular”) will not, at the time the Proxy Statement/Prospectus is first mailed to the Company’s stockholders, at the time the Management Information Circular is first mailed to and Parent’s shareholders, at the time of the Company Stockholder Meeting and the Parent Shareholder Meeting or at the time the US Registration Statement (and any amendment or supplement thereto) is declared effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and will at such time be true and complete in all material respects; provided, that no representation or warranty is made by the Company with respect to statements made therein based on information supplied by Parent or Merger Sub for inclusion or incorporation by reference therein.

3.15	Tax Matters.

Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole:

(a)

the Company and each of its Subsidiaries have prepared and timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by any of them under applicable Law with the appropriate Governmental Entity and all such Tax Returns are true, complete and accurate, in all material respects and were prepared in material compliance with applicable Law;

(b)

the Company and each of its Subsidiaries have paid all material Taxes required to be paid under applicable Law to the appropriate Governmental Entity and have withheld or collected all material Taxes required to be withheld or collected by any of them (including in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, stockholder or other Person), except with respect to matters contested in good faith and for which reserves have been established in accordance with GAAP. All Taxes that have been withheld or collected by the Company or any if its Subsidiaries have been timely remitted to the applicable Governmental Entity in accordance with applicable Law;

(c)

neither the Company nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any material Tax Return (other than extensions to file Tax Returns obtained in the Ordinary Course of Business). Neither the Company nor any of its Subsidiaries has granted in writing any extension or waiver of the limitation period applicable to any material Tax or Tax Return that remains in effect (other than extension or waiver granted in the Ordinary Course of Business);

(d)

there are no outstanding assessments for Taxes and there are no pending or, to the Knowledge of the Company, threatened assessments, audits, examinations, investigations or other proceedings in respect of any material Taxes or Tax Returns of the Company or any of its Subsidiaries, except with respect to matters contested in good faith and for which reserves have been established in accordance with GAAP. Neither the Company nor any of its Subsidiaries has received written notice of any claim made by a Governmental Entity in a jurisdiction where the Company or any of its Subsidiaries, as applicable, does not file a particular Tax Return or pay a particular Tax that indicates that the Company or such Subsidiary is or may be subject required to file such Tax Return or pay such Tax. There are no pending or proposed changes in the income Tax accounting methods of the Company or any of its Subsidiaries;

(e)	there are no Liens for Taxes on any property of the Company or any of its Subsidiaries, except for Permitted Liens;

(f)

neither the Company nor any of its Subsidiaries has been a “controlled corporation” or a “distributing corporation” in any distribution occurring during the two-year period ending on the date of this Agreement, or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, that was purported or intended to be governed by Section 355 of the Code;

(g)	neither the Company nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2);

(h)

neither the Company nor any of its Subsidiaries (i) is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement (A) exclusively between or among the Company and/or its Subsidiaries or (B) not primarily related to Taxes and entered into in the Ordinary Course of Business), (ii) has been a member of an affiliated, consolidated, unitary or combined group filing a consolidated federal income Tax Return (other than a group the common parent of which is or was the Company or any of its Subsidiaries), or (iii) has any liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of federal, state, local or non- U.S. Law), as a transferee or successor; and

(i)

neither the Company nor any of its Subsidiaries has taken or agreed to take any action or knows of any fact, agreement, plan or other circumstance that would reasonably be expected to (i) prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, (ii) cause the stockholders (other than any Excepted Stockholder) of the Company to recognize gain pursuant to Section 367(a)(1) of the Code or (iii) cause Parent to be treated as a “domestic corporation” pursuant to Section 7874(b) of the Code as a result of the Merger.

3.16	Intellectual Property; IT Assets; Privacy.

(a)

Section 3.16(a) of the Company Disclosure Schedules sets forth a true, correct and complete list as of the date hereof of all material Registered Intellectual Property owned by the Company and its Subsidiaries (the “Registered Company Intellectual Property”) and all material unregistered trademarks owned by the Company and its Subsidiaries (together with Registered Company Intellectual Property, the “Owned Company Intellectual Property”). Each such material item of Registered Company Intellectual Property is, to the Company’s Knowledge, subsisting and valid and enforceable. No such material Registered Company Intellectual Property (other than any applications for Registered Company Intellectual Property) has expired or been cancelled or abandoned, except in accordance with the expiration of the term of such rights, or in the Ordinary Course of Business based on a reasonable business judgement of the Company.

(b)

The Company and its Subsidiaries (i) own or have a written, valid and enforceable right and license to use all material Intellectual Property used in or necessary for the operation of their respective businesses as currently conducted (the “Company Intellectual Property”) and (ii) own all right, title, and interest in all Owned Company Intellectual Property, free and clear of all Liens (other than Permitted Liens), in each case, except as would not reasonably be expected to be, individually or in the aggregate, material to the business of the Company and its Subsidiaries. No Company Intellectual Property material to any business of the Company and its Subsidiaries is subject to any Order or Contract materially and adversely affecting the Company’s and its Subsidiaries’ ownership, access, or use of, or any rights in or to, any such Intellectual Property.

(c)

Since December 31, 2018, to the Knowledge of the Company, the operation of the businesses of the Company and its Material Subsidiaries has not infringed, violated or otherwise misappropriated any Intellectual Property of any third Person. Since December 31, 2018, (i) to the Knowledge of the Company, no third Person has materially infringed, violated or otherwise misappropriated any Owned Company Intellectual Property and (ii) there has been no pending or asserted claim in writing asserting that the Company or any Material Subsidiary has infringed, violated or otherwise misappropriated, or is infringing, violating or otherwise misappropriating, any Intellectual Property of any third Person.

(d)

The Company and its Subsidiaries have received from each Person (including current and former employees and contractors) who has created or developed any material Owned Company Intellectual Property for or on behalf of the Company or any of its Subsidiaries, a written present assignment of such material Owned Company Intellectual Property to the Company or its applicable Subsidiary.

(e)

The Company and its Subsidiaries own all right, title and interest in and to the Company IT Assets, free and clear of any Liens other than Permitted Liens, except as would not reasonably be expected to be, individually or in the aggregate, material to the business of the Company and its Subsidiaries, taken as a whole. The Company and its Subsidiaries own or have a written valid and enforceable right to use all IT Assets, except as would not reasonably be expected to be, individually or in the aggregate, material to the business of the Company and its Subsidiaries, taken as a whole. Except as would not reasonably be expected to be, individually or in the aggregate, material to the business of the Company and its Subsidiaries, taken as a whole, the Company and each of its Subsidiaries have taken commercially reasonable steps and implemented commercially reasonable safeguards to protect the Company IT Assets from any unauthorized access, use or other security breach and free from any disabling codes or instructions, spyware, trojan horses, worms, viruses, or other software routines that permit or cause unauthorized access to, or disruption, impairment, disablement, or destruction of software, data or other materials, or any viruses, Trojan horses, spyware or other malicious code (“Malicious Code”). The Company IT Assets: (i) operate and perform as required by the Company and its Subsidiaries for the operation of their respective businesses, (ii) since December 31, 2018, except as, individually or in the aggregate, would not reasonably expected to result in, material liability to, or material disruption of the business operations of, the Company and its Material Subsidiaries, have not malfunctioned or failed, suffered unscheduled downtime, or, to the Company’s Knowledge, been subject to unauthorized access, use, cyber-attack or other security breach; and (iii) to the Knowledge of the Company, no third party has gained unauthorized access to or misused the Company IT Assets in each case in a manner that has resulted or is reasonably likely to result in (A) material liability, cost or disruption to the business of the Company or any of its Material Subsidiaries, or (B) a duty to notify any Person, which if not notified, would reasonably be expected to result in material cost or liability to the Company or any Material Subsidiary.

(f)

The Company and its Subsidiaries have taken commercially reasonable measures to protect the confidentiality of the material trade secrets owned or purported to be owned by the Company and its Subsidiaries, and to the Knowledge of the Company, no such material trade secrets has been used or discovered by or disclosed to any Person except pursuant to non-disclosure agreements protecting the confidentiality thereof, which agreements, to the Knowledge of the Company, have not been materially breached by the receiving party.

(g)

Since December 31, 2018, the Company and its Subsidiaries have complied with all Privacy Laws and with its and their privacy policies and other contractual commitments relating to privacy, security, collection, storage, transmission, transfer (including cross-border transfers), disclosure, use or processing of personal data (which, as used herein, includes similar terms used in Privacy Laws, such as personal information and personally identifiable information) in their possession or control (collectively, the “Data Protection Requirements”) and all anti-spam Laws. The Company and its Subsidiaries have used commercially reasonable measures, consistent with industry practices, designed to ensure compliance with the Data Protection Requirements. Since December 31, 2018, the Company and its Subsidiaries have not (i) experienced any material actual, alleged, or suspected data breach or other security incident involving personal information in their possession or control; or (ii) been subject to or received any notice of any material audit, investigation, complaint, or other Action by any Governmental Entity or other Person concerning the Company’s or any of its Subsidiaries’ collection, use, processing, storage, transfer, or protection of personal data or actual, alleged, or suspected material violation of any Data Protection Requirements and to the Company’s Knowledge, there are no material facts or circumstances that would reasonably be expected to give rise to any such Action.

(h)

Since December 31, 2018, the Company and its Subsidiaries have not had any actual disclosure or loss of, or inability to access or account for, or any incident relating to unauthorized access to or acquisition of, any personal data (“Security Incident”) in their possession or control nor have they received written notice of any Security Incident with respect to personal data in their service provider’s control.

(i)

To the Knowledge of the Company, neither the Company nor any of its Subsidiaries have any threatened or pending Actions, or events or circumstances that are reasonably likely to give rise to material Actions as a result of any Security Incident or material vulnerability.

3.17	Title to Assets; Backlog.

(a)

The Company or one of its Subsidiaries has good and valid title to all material tangible assets owned by the Company or any of its Subsidiaries as of the date of this Agreement, free and clear of all Liens other than Permitted Liens, or good and valid leasehold interests in all material tangible assets leased or subleased by the Company or any of its Subsidiaries as of the date of this Agreement. Except as, individually or in the aggregate, would not reasonably be expected to have, a Company Material Adverse Effect, all items of equipment and other tangible assets (other than any Company equipment, machinery, fixtures or other tangible assets that is undergoing repairs or maintenance), owned by or leased to and necessary for the operation of the Company are: (i) suitable for the uses to which they are being put; (ii) in good operating condition and repair (ordinary wear and tear excepted) and have been maintained in accordance with standard industry practice; (iii) adequate for the continued conduct of the businesses of the Company in the manner in which such businesses are currently being conducted without need for replacement or repair, except in the Ordinary Course of Business; and (iv) conform in all material respects with all applicable Laws.

(b)

The Company and its Subsidiaries either possess sufficient inventory of parts, materials and personnel to perform, in all material respects, the obligations within their scheduled delivery dates or such parts or materials have lead times such that the Company and its Subsidiaries can acquire such parts and materials in time to produce and ship or otherwise perform such unsatisfied performance obligations backlog in accordance with the scheduled performance dates.

3.18	Title to Properties.

(a)

Except as would not reasonably be expected to result in material liability to the Company or any of its Material Subsidiaries, each Contract under which the Company or any of its Subsidiaries is the landlord, sublandlord, tenant, subtenant or occupant (a “Company Real Property Lease”) with respect to material real property leased, subleased, held under concession, licensed or otherwise occupied (whether as tenant, subtenant or pursuant to other occupancy arrangements) by the Company or any of its Subsidiaries (collectively, including the improvements thereon, “Company Leased Real Property”) is valid and binding on the Company or the Subsidiary thereof party thereto, and, to the Knowledge of the Company, each other party thereto. Neither the Company nor any of its Subsidiaries is currently subleasing, licensing or otherwise granting any person the right to use or occupy a material portion of the Company Leased Real Property that would reasonably be expected to adversely affect the existing use of the remaining portion of the Company Leased Real Property by the Company or its Subsidiaries in the operation of their business thereon. Except as would not reasonably be expected to result in material liability to the Company or any Material Subsidiary, there is no uncured default by the Company or any of its Subsidiaries under any Company Real Property Lease or, to the Knowledge of the Company, by any other party thereto, and, to the Knowledge of the Company, no event has occurred that with the lapse of time or the giving of notice or both would reasonably be expected to constitute a default thereunder by the Company or any of its Subsidiaries or by any other party thereto. As of the date of this Agreement, neither the Company nor any of its Subsidiaries has received any written notice of termination or cancelation, and to the Knowledge of the Company, no termination or cancelation is threatened, under any material Company Real Property Lease.

(b)

The Company or its Subsidiaries has good and valid title to all of the real property owned by the Company and its Subsidiaries (the “Owned Real Property”) and valid rights of way, easements or licenses over, under and across, the Owned Real Property, free and clear of any Liens (other than the Permitted Liens). Except as would not reasonably be expected to result in material liability to the Company or any Material Subsidiary, all facilities, distribution centers, structures and other buildings situated on the Owned Real Property and Company Leased Real Property are in good condition and repair and are sufficient for the operation of Company’s business in the Ordinary Course of Business.

(c)

Neither the Company nor any of its Subsidiaries has received written notice of any condemnation proceeding or proposed action or agreement for taking in lieu of condemnation, nor is any such proceeding, action or agreement pending before a Governmental Entity or, to the Knowledge of the Company, threatened, with respect to any portion of any Owned Real Property.

3.19	Opinion of Financial Advisor.

The Company Board has received the opinion of Wells Fargo Securities, LLC, to be confirmed by delivery of its written opinion within five (5) Business Days, that as of the date of such opinion and based upon and subject to the assumptions, limitations, qualifications and other matters stated therein, the Exchange Ratio in the Merger pursuant to this Agreement is fair, from a financial point of view, to the holders of Company Common Stock. Such opinion has not been amended, withdrawn or rescinded as of the date of this Agreement.

3.20	Required Vote of the Company Stockholders.

The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock in favor of the adoption of this Agreement (the “Company Stockholder Approval”) is the only vote of holders of securities of the Company that is required to approve this Agreement and the transactions contemplated hereby, including the Merger.

3.21	Material Contracts.

(a)

Except for this Agreement, agreements filed as exhibits to the Company SEC Documents or as set forth in Section 3.21 of the Company Disclosure Schedules, as of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to or expressly bound by any Contract (excluding any Company Benefit Plan) that:

(i)	would constitute a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Securities Act);

(ii)

contains a non-compete, non-solicit, exclusivity or similar restriction that materially restricts the conduct of any line of business by the Company or any of its Affiliates or the solicitation of any business from any third party or upon consummation of the Merger will materially restrict the ability of the Surviving Corporation or any of its Affiliates to engage in any line of business or in any geographic region or to solicit any business from any third party;

(iii)

contains a non-solicit of the employees of any entity or similar restriction that materially restricts solicitation of management-level or professional prospective hires or upon consummation of the Merger will materially restrict the ability of the Surviving Corporation or any of its Affiliates to solicit the employment or services of any management-level or professional prospective hire (in each case, other than customary non-solicitation provisions included in non-disclosure agreements);

(iv)

that is a settlement, consent or similar agreement that would require the Company or any of its Subsidiaries to pay consideration of more than $500,000 after the date of this Agreement or that contains any material continuing obligations of the Company or any of its Subsidiaries;

(v)	that includes a material indemnification obligation of the Company or any of its Subsidiaries which was granted outside of the Ordinary Course of Business;

(vi)

that contains a put, call or similar right pursuant to which the Company or any of its Subsidiary could be required to sell, as applicable, any equity interests of any person or material amount of assets;

(vii)

that provides any current employees, officers or directors of the Company or any Company Subsidiary with annual base compensation in excess of $275,000, other than Contracts that are terminable without penalty or notice or employment Contracts entered into on standard Governmental Entity forms;

(viii)

is a Contract that involves the payment or delivery of cash or other consideration or minimum purchase obligations (by or to the Company or any Company Subsidiary) in an amount or having a value in excess of $5,000,000 in the aggregate, or contemplates or involves the performance of services (by or for the Company or any Company Subsidiary) having a value in excess of $5,000,000 in the aggregate;

(ix)	is a Company Real Property Lease pursuant to which the Company or any of its Subsidiaries leases real property that is material to the business of the Company or any of its Subsidiaries;

(x)

is a Contract providing for the purchase of goods or services or the development or construction of, or additions or expansions to, any property or equipment under which the Company or any Company Subsidiary has, or expects to incur, costs or obligations in excess of $5,000,000 in the aggregate;

(xi)

that is material and obligates the Company or any Company Subsidiary, or will obligate the Surviving Corporation, to provide a party with “most favored nation” or “most favored customer” status that, following the Merger, would apply to Parent and its Subsidiaries, including the Company and its Subsidiaries;

(xii)	provides for the formation, creation, operation, management or control of any material joint venture, partnership, strategic alliance, collaboration or other similar arrangement with a third party;

(xiii)	is a Contract relating to any material currency or other hedging arrangement;

(xiv)

is an indenture, credit agreement, loan agreement, note, or other Contract providing for indebtedness for borrowed money of the Company or any if its Subsidiaries or any guaranty of such obligations or guarantee of obligations of any Person that is not the Company or a Subsidiary (other than indebtedness among the Company and/or any of its Subsidiaries), in each case in excess of $1,000,000 individually, or $5,000,000 in the aggregate;

(xv)

provides for the acquisition or disposition by the Company or any of its Subsidiaries of any business (whether by merger, sale of stock, sale of assets or otherwise), or any real property, that would, in each case, reasonably be expected to result in the receipt or making by the Company or any Subsidiary of the Company of future payments (including “earnout” or other material contingent payment obligations) in excess of $1,000,000, in each case, except for purchases and sales of goods, services or inventory in the Ordinary Course of Business;

(xvi)	obligates the Company or any Subsidiary of the Company to make any future capital investment or capital expenditure outside the Ordinary Course of Business and in excess of $500,000;

(xvii)

limits or restricts the ability of the Company or any of its Subsidiaries to declare or pay dividends or make distributions in respect of their capital stock, partner interests, membership interests or other equity interests;

(xviii)

pursuant to which the Company or any of the Company Subsidiaries receives from any third party a license or similar right to any Intellectual Property that is material to the Company, other than licenses with respect to software that is generally commercially available;

(xix)

that is a Contract entered into outside of the Ordinary Course of Business, pursuant to which the Company or any of its Subsidiaries is a party, or is otherwise bound, and the contracting counterparty of which is a Governmental Entity; or

(xx)

that is a Contract (or form thereof and a list of the parties thereto) between the Company or any Company Subsidiary, on the one hand, and any officer, director or affiliate (other than a wholly-owned Company Subsidiary) of the Company or any Company Subsidiary or any of their respective “associates” or “immediate family” members (as such terms are defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act), on the other hand (other than any Contract that is a Company Benefit Plan).

Each Contract of the type described in clauses (i) – (xx) of this Section 3.21(a) is referred to herein as a “Company Material Contract”.

(b)

Neither the Company nor any Subsidiary of the Company is in material breach of or material default under the terms of any Company Material Contract. To the Knowledge of the Company, as of the date of this Agreement, no other party to any Company Material Contract is in material breach of or material default under the terms of any Company Material Contract. Each Company Material Contract is a valid and binding obligation of the Company or the Subsidiary of the Company that is party thereto and to the Knowledge of the Company, of each other party thereto, and is in full force and effect, subject to the Enforceability Exceptions, except as would not or would not reasonably be expected to be material to the Company or any Material Subsidiary.

3.22	Suppliers and Customers.

(a)

Section 3.22(a) of the Company Disclosure Schedules sets forth a correct and complete list of (i) the top ten (10) suppliers (each a “Company Top Supplier”) and (ii) the top ten (10) customers (each a “Company Top Customer”), respectively, by the aggregate dollar amount of payments to or from, as applicable, such supplier or customer, during the calendar year 2020.

(b)

Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, since December 31, 2018 through the date of this Agreement, (i) there has been no termination of or a failure to renew the business relationship of the Company or its Subsidiaries with any Company Top Supplier or any Company Top Customer and (ii) no Company Top Supplier or Company Top Customer has notified the Company or any of its Subsidiaries that it intends to terminate or not renew its business. Neither the Company nor any Company Subsidiary has received any written notice, letter, complaint or other communication from any Company Top Supplier or Company Top Customer to the effect that it has materially changed, modified, amended or reduced, or is expected to materially change, modify, amend or reduce, its business relationship with the Company or the Company Subsidiaries in a manner that is materially adverse to the Company and its Subsidiaries, taken as a whole.

3.23	Canadian Assets and Revenues.

The Company and the Company’s Subsidiaries do not collectively have an aggregate value of assets in Canada, nor gross revenues from sales in or from Canada generated by such assets, in excess of the thresholds referred to in Section 110(3) of the Competition Act (Canada) determined as of the time and in the manner that is prescribed by Sections 110(3) and 110(8) of the Competition Act (Canada) and the Notifiable Transactions Regulations, SOR/87-348.

3.24	Insurance Policies.

(a) The Company and its Subsidiaries maintain insurance coverage with reputable insurers in such amounts and covering such risks as the Company reasonably believes, based on past experience, is adequate for the businesses and operations of the Company and its Subsidiaries (taking into account the cost and availability of such insurance), (b) each insurance policy maintained by the Company or any of its Subsidiaries is in full force and effect, (c) all premiums due by the Company or any of its Subsidiaries with respect to such insurance policies have been paid and (d) the Company and its Subsidiaries are in material compliance with all contractual requirements applicable thereto contained in such insurance policies. Neither the Company nor any of its Subsidiaries has received, as of the date of this Agreement, written notice of any pending or threatened cancellation with respect to any of its material insurance policies.

3.25	Affiliate Party Transactions.

Since December 31, 2018 through the date of this Agreement, there have been no material transactions, agreements, arrangements or understandings between the Company or any of its Subsidiaries, on the one hand, and any Person owning 5% or more of the Company Common Stock or any Affiliate of such Person or any director or executive officer of the Company or any of its Affiliates (or any relative thereof), on the other hand, or that would be required to be disclosed by the Company under Item 404 under Regulation S-K under the Securities Act and that have not been so disclosed in the Company SEC Documents, other than Ordinary Course of Business employment agreements and similar employee and indemnification arrangements otherwise set forth on the Company Disclosure Schedules.

3.26	Finders or Brokers.

Except for Wells Fargo Securities, LLC, neither the Company nor any of its Subsidiaries nor any of their respective officers or directors has employed or engaged any investment banker, broker or finder or has incurred any liability for any banker’s fees, broker or finder’s fees in connection with the transactions contemplated by this Agreement who would be entitled to any fee or any commission in connection with or on consummation of the Merger.

3.27	Takeover Laws.

Assuming the representations and warranties of Parent and Merger Sub set forth in Section 4.21 are true and correct, as of the date of this Agreement, no “fair price,” “moratorium,” “control share acquisition,” “business combination” or other form of anti-takeover statute or regulation (collectively, the “Takeover Statutes”) or any anti-takeover provision in the certificate of incorporation or bylaws of the Company is, and the Company has no rights plan, “poison pill” or similar agreement that is, applicable to this Agreement, the Merger or the other transactions contemplated hereby.

3.28	Warranties; Products.

To the Knowledge of the Company, the standard terms and conditions under which the products and services manufactured, developed, sold, leased, licensed or delivered by the Company and its Subsidiaries are customary for industries in which the businesses of the Company and its Subsidiaries operate and there have been no material deviations from such warranties. All products and services currently or previously offered, sold, designed, manufactured, assembled, marketed, repaired, leased, delivered, installed or otherwise distributed by the Company or any of the Subsidiaries meet, and at all times since December 31, 2018 have met, all standards for quality and workmanship and specifications prescribed by applicable Law, contractual agreements, permits and the product literature provided by the Company and the Subsidiaries, except, in each case, (a) as would not result in a material liability of the Company and the Subsidiaries or (b) where the customer has agreed in writing to a deviation from specifications or standards. Since December 31, 2018, there have been no product liability claims or recalls that would result in a material liability of the Company and the Subsidiaries. Section 3.28 of the Company Disclosure Schedules sets forth a list of all pending or, to the Knowledge of the Company, threatened product liability claims with respect to the business of the Company and the Company Subsidiaries and all product liability claims or recalls that have occurred since December 31, 2018, which include, but are not limited to, any liability claims or recalls with respect to product malfunctions or property damages. No product designed, manufactured, assembled, marketed, repaired, sold, leased, delivered, installed or otherwise distributed by the Company or any of the Company Subsidiaries is subject to any guaranty, warranty or other indemnity beyond the Company’s or such Company Subsidiary’s applicable written standard terms and conditions.

3.29	No Other Representations or Warranties; No Reliance.

The Company acknowledges and agrees that, except for the representations and warranties contained in Article 4, none of Parent, Merger Sub or any other Person acting on behalf of Parent or Merger Sub has made or makes, and the Company has not relied on, any representation or warranty, whether express or implied, with respect to Parent, Merger Sub, their respective Subsidiaries or their respective businesses, affairs, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or with respect to the accuracy or completeness of any other information provided or made available to the Company or any of its Representatives by or on behalf of Parent or Merger Sub. The Company acknowledges and agrees that none of Parent, Merger Sub or any other Person acting on behalf of Parent or Merger Sub has made or makes, and the Company has not relied on, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to the Company or any of its Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of Parent, Merger Sub, or any of their respective Subsidiaries.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as disclosed in (a) the Parent Public Documents furnished or filed at least five (5) Business Days prior to the date of this Agreement (excluding any disclosures set forth in any “risk factors” section, “quantitative and qualitative disclosures about market risk” section, or in any “forward-looking statements” section and any other disclosures contained or referenced therein of information, factors or risks that are forward-looking statements or cautionary, predictive or forward-looking in nature) or (b) in the corresponding numbered section of the disclosure schedules delivered by Parent to the Company concurrently with the execution of this Agreement (the “Parent Disclosure Schedules”) (it being agreed that disclosure of any item in any section or subsection of the Parent Disclosure Schedules shall be deemed disclosed with respect to any other section or subsection of this Agreement and the Parent Disclosure Schedules solely to the extent that the relevance thereof to such other section or subsection is reasonably apparent on its face), Parent and Merger Sub jointly and severally represent and warrant to the Company as follows as of the date of this Agreement and as of the Closing Date (other than such representations and warranties that are expressly made as of a certain date, which are made as of such date):

4.1	Qualification, Organization, Subsidiaries.

(a)

Each of Parent and Merger Sub is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of incorporation, organization or formation, as applicable. Except as would not reasonably be expected to be material to Parent and its Subsidiaries, taken as a whole, each of Parent’s Subsidiaries is a legal entity duly organized, validly existing and (where such concept is recognized) in good standing under the Laws of its respective jurisdiction of incorporation, organization or formation, as applicable. Each of Parent and Merger Sub and each of their respective Subsidiaries has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business. Each of Parent and Merger Sub and each of their respective Subsidiaries is in good standing in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except, in each case, as would not reasonably be expected to be material to the Parent and its Subsidiaries, taken as a whole. Parent has made available to the Company true, complete and correct copies of Parent and Merger Sub’s Organizational Documents, each as amended prior to the date of this Agreement, and each as made available to the Company is in full force and effect.

(b)

All of the outstanding shares of capital stock or voting securities of, or other equity interests in, each of Parent’s wholly-owned Subsidiaries is owned directly or indirectly by Parent, have been validly issued and, where applicable, are fully paid and non-assessable and were issued free of pre-emptive rights, and are free and clear of all Liens other than restrictions imposed by applicable securities Laws or the Organizational Documents of any such Subsidiary or any Permitted Liens. No Parent Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of the Parent’s Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of the Parent’s Subsidiaries.

(c)

Except for the capital stock and voting securities of, and other equity interests in, the Parent’s Subsidiaries, and except as set forth in Section 4.1(c) of the Parent’s Disclosure Schedules, none of Parent or the Parent’s Subsidiaries owns, directly or indirectly, any capital stock or voting securities of, or other equity interests in, or any interest convertible into or exchangeable or exercisable for, any capital stock or voting securities of, or other equity interests in, any Person.

4.2	Capitalization.

(a)

The authorized share capital of Parent consists of an unlimited number of Parent Common Shares and unlimited number of Parent preferred shares. As of the Reference Time, there were (i) 89,678,845 Parent Common Shares issued and outstanding; (ii) no Parent preferred shares issued and outstanding, (iii) Parent Options to purchase an aggregate of 4,456,444 Parent Common Shares issued and outstanding. Except as set forth in Section 4.2(a) or as required by the terms of the Parent Benefit Plans, as of the date of this Agreement, (i) Parent does not have any shares issued or outstanding, other than Parent Common Shares that have become outstanding after the Reference Time, which were reserved for issuance as of the Reference Time, as set forth in Section 4.2(a). Except as set forth in Section 4.2(a) or as required by the terms of the Parent Benefit Plans, as of the date of this Agreement, there are no outstanding subscriptions, options, warrants, calls, convertible securities or other similar rights, agreements or commitments relating to the issuance of shares in the capital of Parent to which Parent is a party obligating Parent to (i) issue, transfer or sell any shares in the capital of Parent or securities convertible into, exercisable for or exchangeable for such shares, (ii) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement or arrangement, or (iii) redeem or otherwise acquire any such shares. Parent does not have any outstanding bonds, debentures, notes or other similar obligations, the holders of which have the right to vote (or which are convertible into, exercisable for or exchangeable for securities having the right to vote) with the shareholders of Parent on any matter. All outstanding Parent Common Shares are, and all such shares that may be issued prior to the Effective Time will be when issued, duly authorized and validly issued as fully paid and non-assessable, and are not subject to and were not issued in violation of any pre-emptive or similar right, purchase option, call or right of first refusal or similar right.

(b)

All outstanding Parent Common Shares have been duly authorized and validly issued as fully paid and non-assessable and listed and posted for trading on the TSX, and not subject to or issued in violation of any pre-emptive or similar right, purchase option, call or right of first refusal or similar right. The Parent Common Shares to be issued in the Merger, when issued and delivered in accordance with the terms of this Agreement will be duly authorized and validly issued as fully paid and non-assessable, listed and posted for trading on the TSX and the NYSE or Nasdaq, as applicable, and not subject to or issued in violation of any pre-emptive or similar right, purchase option, call or right of first refusal or similar right. The Parent Common Shares to be issued as part of the Merger Consideration shall not be treated as “restricted securities” within the meaning of Rule 144. The Parent Common Shares to be issued as part of the Merger Consideration shall not be subject to any resale restrictions under applicable Canadian Securities Laws provided that the conditions set forth in subsection 2.6(3) (paragraphs 2 through 5) of National Instrument 45-102 – Resale of Securities of the Canadian Securities Administrators are satisfied in respect of any such trade.

(c)

Except as set forth in Section 4.2(a) or as required by the terms of the Parent Benefit Plans, as of the date of this Agreement, there are no outstanding subscriptions, options, warrants, calls, convertible securities or other similar rights, agreements or commitments relating to the issuance of shares in the capital of any of Parent’s Subsidiaries to which any of Parent’s Subsidiaries is a party obligating any of Parent’s Subsidiaries to (i) issue, transfer or sell any shares in the capital of any of Parent’s Subsidiaries or securities convertible into, exercisable for or exchangeable for such shares, (ii) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement or arrangement, or (iii) redeem or otherwise acquire any such shares.

(d)

All outstanding shares of each Parent Subsidiary are, and all such shares that may be issued prior to the Effective Time will be when issued, duly authorized and validly issued as fully paid and non-assessable, and are not subject to and were not issued in violation of any pre-emptive or similar right, purchase option, call or right of first refusal or similar right. All outstanding Parent Common Shares, all outstanding Parent Options, and all other outstanding shares of capital stock, voting securities have been issued or granted, as applicable, in compliance in all material respects with all applicable securities Laws. All outstanding shares of stock of each Parent Subsidiary and all other outstanding shares of capital stock, voting securities of each Subsidiary have been issued or granted, as applicable, in compliance in all material respects with all applicable securities Laws.

(e)

No Parent Subsidiary has outstanding bonds, debentures, notes or other similar obligations, the holders of which have the right to vote (or which are convertible into, exercisable for or exchangeable for securities having the right to vote) with the shareholders of Parent or a Parent Subsidiary on any matter.

(f)

No Subsidiary of Parent owns any capital stock of Parent. Except for its interests (i) in its Subsidiaries and (ii) in any Person in connection with any joint venture, partnership or other similar arrangement with a third party, Parent does not own, directly or indirectly, any capital stock of, or other equity interests in any Person.

(g)

Except for the Parent Voting Agreements, there are no voting trusts or other agreements or understandings to which Parent or any of its Subsidiaries is a party with respect to the voting of the Parent Common Shares or other shares in the capital of Parent or any shares in the capital of any of Parent’s Subsidiaries.

4.3	Corporate Authority Relative to This Agreement; Consents and Approvals; No Violation.

(a)

Each of Parent and Merger Sub has all requisite power and authority to enter into this Agreement and, subject to receipt of Parent Shareholder Approval, to perform its obligations hereunder and to consummate the transactions contemplated hereby. Except for (i) the Parent Shareholder Approval, (ii) the adoption of this Agreement by Parent, as the sole stockholder of Merger Sub (which such adoption shall occur immediately following the execution of this Agreement), and (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub, and, assuming this Agreement constitutes a valid and binding agreement of the Company, constitutes the valid and binding agreement of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Enforceability Exceptions.

(b)

(i) The Parent Board at a duly called and held meeting has unanimously (A) determined that it is in the best interests of Parent to enter into this Agreement, (B) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger and the Debt Financing, and (C) resolved to recommend that the holders of Parent Common Shares approve the Parent Share Issuance (the “Parent Recommendation”) and directed that such matter be submitted for consideration of the shareholders of Parent at the Parent Shareholder Meeting; and (ii) the board of directors of Merger Sub has unanimously (A) determined that it is in the best interests of Merger Sub and its sole stockholder, and declared it advisable, to enter into this Agreement, (B) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and (C) resolved to recommend that the sole stockholder of Merger Sub adopt this Agreement and directed that such matter be submitted for consideration of the sole stockholder of Merger Sub.

(c)

The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation of the Merger and the other transactions contemplated hereby by Parent and Merger Sub do not and will not require Parent, Merger Sub or any of their Subsidiaries to procure, make or provide prior to the Closing Date any consent, approval, authorization or permit of, action by, filing with or notification to any Governmental Entity, other than (i) the filing of the Certificate of Merger, (ii) compliance with any applicable requirements of any U.S. or foreign Antitrust Laws, (iii) compliance with the applicable requirements of the Securities Act, the Exchange Act and the Canadian Securities Laws, including the filing with the SEC of the US Registration Statement (including the Proxy Statement/Prospectus) and the filing of the Management Information Circular with the Canadian Securities Administrators, (iv) compliance with the rules and regulations of the TSX, (v) compliance with any applicable foreign or state securities or blue sky Laws and (vi) the other consents, approvals or notices set forth on Section 4.3(c) of the Parent Disclosure Schedules (clauses (i) through (vi), collectively, the “Parent Approvals”), and other than any consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(d)

Assuming compliance with the matters referenced in Section 4.3(c) and receipt of the Parent Approvals and the Parent Shareholder Approval, the execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby, do not and will not (i) contravene or conflict with the Organizational Documents of (A) Parent or (B) any of its Subsidiaries, (ii) contravene or conflict with or constitute a violation of any provision of any Law binding on or applicable to Parent or any of its Subsidiaries or any of their respective properties or assets, (iii) require any consent, waiver or approval, result in any violation of, or default (with or without notice or lapse of time or both would become a default) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under any Contract, instrument, permit, concession, franchise, right or license binding on Parent or any of its Subsidiaries, or (iv) result in the creation of a Lien (other than Permitted Lien) other than, in the case of clauses (ii), (iii) and (iv), any such contravention, conflict, violation, default, termination, cancellation, acceleration, right, loss or Lien that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

4.4	Reports and Financial Statements.

(a)

Parent is a “reporting issuer” or the equivalent and not on the list of reporting issuers in default under applicable Canadian Securities Laws in each of the provinces and territories in Canada. Since December 31, 2018, (i) Parent has filed or furnished, on a timely basis, all forms, statements, certifications, documents, correspondence, registrations and reports required to be filed or furnished by it with the Canadian Securities Administrators prior to the date of this Agreement (the forms, statements, certifications, documents and reports so filed or furnished by Parent and those filed or furnished to the Canadian Securities Administrators subsequent to the date of this Agreement, including any amendments thereto, including exhibits, schedules thereto and all other information incorporated by reference, the “Parent Public Documents”). Each of the Parent Public Documents, in each case as of its date, or, if amended, as finally amended prior to the date of this

Agreement, complied, or if not yet filed or furnished, will comply in all material respects with the applicable requirements of the Canadian Securities Laws, as the case may be, and no Parent Public Document as of its date (or, if amended or superseded by a filing prior to the date of this Agreement, as of the date of such amended or superseding filing) contained, and no Parent Public Documents filed with or furnished to the Canadian Securities Administrators subsequent to the date of this Agreement will contain, any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Parent has not filed any confidential material change report with the Canadian Securities Administrators that, as of the date of this Agreement, remains confidential.

(b)

Parent and each Parent Subsidiary has filed or furnished, on a timely basis (taking into account any relevant extensions), all material forms, statements, certifications, documents, correspondence, registrations, and reports required to be filed or furnished by it with any Governmental Entity since December 31, 2018 (the “Parent Governmental Filings”), except where the failure to so file or furnish the Parent Governmental Filings is not or would not reasonably be expected to be material to the Parent and its Subsidiaries, taken as a whole. The Parent Governmental Filings complied in all material respects with applicable Laws. No Parent Governmental Filing contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(c)

The Parent Common Shares are listed and posted for trading on the TSX. Parent is not in default of any material requirements of any applicable Canadian Securities Laws or the rules and regulations of the TSX. As of the date of this Agreement, Parent has not taken any action to cease to be a reporting issuer in any province or territory of Canada, nor has Parent received notification from any Canadian Securities Administrators seeking to revoke the reporting issuer status of Parent. As of the date of this Agreement, no delisting, suspension of trading or cease trade or other order or restriction with respect to any securities of Parent is pending or, to the Knowledge of Parent, threatened.

(d)

No Governmental Entity has initiated or has pending any Action or, to the Knowledge of Parent, threatened investigation into the business or operations of Parent or any of the Parent Subsidiaries since December 31, 2018, except where such Actions would not reasonably be expected to have, either individually or in the aggregate, a Parent Material Adverse Effect. There (i) is no unresolved violation, criticism, or exception by any Governmental Entity with respect to any report or statement relating to any examinations or inspections of Parent or any of the Parent Subsidiaries and (ii) has been no formal or informal inquiries by, or disagreements or disputes with, any Governmental Entity with respect to the business, operations, policies or procedures of Parent or any of the Parent Subsidiaries since December 31, 2018, in each case, which would reasonably be expected to have, either individually or in the aggregate, a Parent Material Adverse Effect. No Parent Subsidiary is required as of the date of this Agreement, and after the date of this Agreement, except as required in connection with the transactions contemplated by this Agreement, to file or furnish any report, statement, schedule, form or other document with or make any other filing with or furnish any other material to the SEC.

(e)

The consolidated financial statements (including all related notes and schedules) of Parent included in the Parent Public Documents (or, if any such Parent Public Document is amended or superseded by a filing prior to the date of this Agreement, such amended or superseding Parent Public Document) fairly presented in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto) and were prepared in all material respects in conformity with IFRS (except, in the case of the unaudited financial statements, as permitted by the Canadian Securities Administrators) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto). Since December 31, 2018, no independent public accounting firm of Parent has resigned (or informed Parent that it intends to resign) or been dismissed as independent public accountants of Parent as a result of or in connection with any disagreements with Parent on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

4.5	Disclosure Controls and Internal Control over Financial Reporting.

(a)

Parent has established and maintains a system of disclosure controls and procedures (as such term is defined in National Instrument
52-109 – Certification of Disclosure in Issuers’ Annual and Interim Filings (“NI 52-109”)) that comply with applicable Canadian Securities Laws and are designed to provide reasonable assurance that information required to be disclosed by Parent in its annual filings or interim filings or other reports filed or submitted by it under Canadian Securities Laws is recorded, processed, summarized and reported within the time periods specified in Canadian Securities Laws. Such disclosure controls and procedures include controls and procedures designed to ensure that information required to be disclosed by Parent in its annual filings, interim filings or other reports filed or submitted under Canadian Securities Laws are accumulated and communicated to Parent’s management, including its Chief Executive Officer and Chief Financial Officer, as appropriate, to allow timely decisions regarding required disclosure.

(b)

Parent has established and maintains a system of internal control over financial reporting (as such term is defined in NI 52-109) that is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with IFRS and has otherwise complied with NI 52-109 and management of Parent has assessed the effectiveness of Parent’s internal control over financial reporting as at December 31, 2020, and has concluded that such internal control over financial reporting was effective as of such date.

(c)

To the Knowledge of Parent, there is no material weakness (as such term is defined in NI 52-109) relating to the design, implementation or maintenance of its internal control over financial reporting, or fraud, whether or not material, that involves management or other employees who have a significant role in the internal control over financial reporting of Parent.

(d)

To the Knowledge of Parent, as of the date of this Agreement: (i) there are no material weaknesses in, the internal controls over financial reporting of Parent that could reasonably be expected to adversely affect Parent’s ability to record, process, summarize and report financial information; and (ii) there is and has been no fraud, whether or not material, involving management or any other employees who have a significant role in the internal control over financial reporting of Parent.

(e)

Since December 31, 2018, Parent has received no: (i) complaints from any source regarding accounting, internal accounting controls or auditing matters; or (i) expressions of concern from employees of Parent or any Parent Subsidiaries regarding questionable accounting or auditing matters.

4.6	No Undisclosed Liabilities.

Except (a) as disclosed, reflected or reserved against in the audited consolidated balance sheet of Parent and its Subsidiaries as of September 30, 2021, and the footnotes to such consolidated balance sheet, (b) as expressly permitted or contemplated by this Agreement, including any Debt Financing (c) for liabilities or obligations that have been discharged or paid in full, (d) for liabilities arising in connection with obligations under any existing Contract that have not arose or resulted from a breach or a default of such Contract, (e) for liabilities and obligations incurred in the Ordinary Course of Business since September 30, 2021; or (f) as would not have, individually or in the aggregate, a Parent Material Adverse Effect, neither Parent nor any Subsidiary of Parent has any liabilities or obligations that would be required by IFRS to be reflected on a consolidated balance sheet of Parent and its Subsidiaries. None of Parent nor its Subsidiaries has any obligation or other commitment to become a party to any material “off-balance sheet” arrangements in the future.

4.7	Compliance with Law; Permits.

(a)

Parent and its Subsidiaries are, and since December 31, 2018 have been, in compliance with and not in default under or in violation of any Law applicable to Parent and its Subsidiaries, except where such non-compliance, default or violation would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b)

Parent and its Subsidiaries are in possession of all Permits necessary for Parent and Parent’s Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (such Permits, the “Parent Permits”), except where the failure to have any of the Parent Permits would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. All Parent Permits are in full force and effect and are not subject to any suspension, cancellation, non-renewal, adverse modifications, administrative or judicial proceeding that would reasonably be expected to result in modification, termination or revocation thereof, and Parent and each of its Subsidiaries is in compliance with the terms and requirements of such Parent Permit, except where the failure to be in full force and effect or in compliance or where such proceeding would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c)

Since December 31, 2018, neither Parent nor any of its Subsidiaries has received any written notice that Parent or its Subsidiaries is in violation of any Law applicable to Parent or any of its Subsidiaries or any Permit, except for such violations that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. There are no Actions pending, threatened in writing or, to the Knowledge of Parent, otherwise threatened that would reasonably be expected to result in the revocation, withdrawal, suspension, non-renewal, termination, revocation, or adverse modification or limitation of any such Permit, except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

4.8	Anti-Corruption; Anti-Bribery; Anti-Money Laundering.

(a)

Parent, its Subsidiaries, and, to the Knowledge of Parent, each of their directors, officers, employees, agents and each other Person acting on behalf of Parent or its Subsidiaries are in all respects compliant with and for the past five (5) years, have complied with (i) the Corruption of Foreign Public Officials Act (Canada) (the “CFPOA”), and (ii) the provisions of all Anti-Corruption Laws of each jurisdiction in which Parent and its Subsidiaries operate or have operated and in which any agent or other representative thereof is conducting or has conducted business on behalf of Parent or any of its Subsidiaries. Parent and its Subsidiaries have since December 31, 2018 (A) instituted policies and procedures that are reasonably designed to ensure compliance in all material respects with the CFPOA and other applicable Anti-Corruption Laws and (B) maintained such policies and procedures in full force and effect in all material respects.

(b)

None of Parent, its Subsidiaries or, to the Knowledge of Parent, any of their directors, officers and employees and each other Person acting on behalf of Parent or its Subsidiaries has, in the past five (5) years, directly or indirectly, violated any, or been subject to actual or, to the Knowledge of Parent, pending or threatened Action alleging violations on the part of any of the foregoing Persons of the CFPOA or Anti-Corruption Laws or any terrorism financing Law.

(c)

None of Parent, its Subsidiaries or, to the Knowledge of Parent, any of their directors, officers, employees or any other Person acting on behalf of Parent or its Subsidiaries has, in the past five (5) years: (i) directly or indirectly, paid, offered or promised to pay, or authorized or ratified the payment of any monies, gifts or anything of value (A) which would violate any applicable Anti-Corruption Law, including the CFPOA, applied for purposes hereof as it applies to domestic concerns, or (B) to any national, provincial, territorial, municipal or other Government Official or any political party or candidate for political office for the purpose of (x) influencing any act or decision of such official or of any Governmental Entity, (y) to obtain or retain business, or direct business to any Person or (z) to secure any other improper benefit or advantage; (ii) established or maintained any unlawful fund of monies or other assets of Parent or any of the Parent Subsidiaries, (iii) made any fraudulent entry on the books or records of Parent or any of the Parent Subsidiaries; (iv) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business, to obtain special concessions for Parent or any of the Parent Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for Parent or any of the Parent Subsidiaries; or (v) aided, abetted, caused (directly or indirectly), participated in, or otherwise conspired with, any Person to violate the terms of any Order or applicable Law.

4.9	Sanctions.

(a)	Parent and each of its Subsidiaries are and, in the past five (5) years, have been, in all material respects in compliance with applicable Export and Sanctions Regulations.

(b)

None of Parent or any of its Subsidiaries, or, to the Knowledge of Parent, any director, officer, agent, employee or other Person acting on behalf of any of Parent or its Subsidiaries, in their capacity as such, is currently, or has been for the past five (5) years: (i) a Sanctioned Person or (ii) engaging in any dealings or transactions with, or for the benefit of, any Sanctioned Person or in any Sanctioned Country, to the extent such activities would cause Parent to violate applicable Export and Sanctions Regulations.

(c)

For the past five (5) years, Parent and its Subsidiaries have (i) instituted policies and procedures that are reasonably designed to ensure compliance in all material respects with the Export and Sanctions Regulations in each jurisdiction in which Parent and its Subsidiaries operate or are otherwise subject to jurisdiction and (ii) maintained such policies and procedures in full force and effect in all material respects.

(d)

For the past five (5) years, neither Parent nor any of its Subsidiaries (i) has been found in violation of, charged with or convicted of, any Export and Sanctions Regulations, (ii) to the Knowledge of Parent, is under investigation by any Governmental Entity for possible violations of any Export and Sanctions Regulation, (iii) has been assessed civil penalties under any Export and Sanctions Regulations or (iv) has filed any voluntary disclosures with any Governmental Entity regarding possible violations of any Export and Sanctions Regulations.

4.10	Environmental Laws and Regulations.

(a)

Except as would not reasonably be material to Parent or any of its Subsidiaries, taken as a whole, (i) Parent and its Subsidiaries have, for the past five (5) years, conducted their respective businesses in compliance in all material respects with all applicable Environmental Laws, (ii) for the past five (5) years, neither Parent nor any of its Subsidiaries has received any written notices, demand letters or written requests for information from any Governmental Entity alleging that Parent or any of its Subsidiaries is in violation of or has liability under any Environmental Law and there are no Actions pending, or to the Knowledge of Parent threatened in writing, against Parent or any of its Subsidiaries alleging any violation of or liability relating to any Environmental Law, in each case other than with respect to matters that have been fully resolved; (iii) there has been no treatment, storage, disposal, release or migration of any Hazardous Substance generated or used by Parent or its Subsidiaries for the past five (5) years, or, to the Knowledge of Parent, by any third party in violation of any applicable Environmental Law at, to or from any properties currently or formerly owned or leased or held under concession by Parent or any of its Subsidiaries or any predecessor; (iv) neither Parent nor any Subsidiary is subject to any agreement, Order, judgment, decree or agreement by or with any Governmental Entity or other third party imposing any liability or obligation relating to any Environmental Law and, to the Knowledge of Parent, there are no facts, conditions or circumstances that would reasonably be expected to form the basis for any such agreement, Order, judgment or decree; and (v) neither Parent nor any of its Subsidiaries has provided any indemnity regarding, or otherwise become subject to, any liability of any third party arising under Environmental Laws.

4.11	Employee Benefit Plans; Labor Matters.

(a)	Section 4.11(a) of the Parent Disclosure Schedules lists all material Parent Benefit Plans.

(b)

Except as would not have, individually or in the aggregate, a Parent Material Adverse Effect each Parent Benefit Plan (including any related trusts) has been established, maintained, administered, funded and invested in compliance with its terms and with applicable Law, and all premiums required by contract or Law to be paid, all benefits, expenses and other amounts due and payable and all contributions, transfers or payments required to be made to or under the terms of any Parent Benefit Plan prior to the date hereof have been timely made, paid or accrued in accordance with GAAP or IFRS, as applicable, and are reflected, to the extent required, in the Parent’s financial statements. To the Knowledge of Parent, no fact, event or omission has occurred which would reasonably be expected to cause any Parent Benefit Plan to lose its qualification to provide Tax-favored benefits under applicable Law.

(c)

No Parent Benefit Plan provides health or other welfare benefits after retirement or other termination of employment for current, former or future retired or terminated employees, their spouses, or their dependents (other than (i) continuation coverage required under applicable Law, (ii) coverage or benefits the full cost of which is borne by the employee or former employee (or any beneficiary of the employee or former employee), (iii) death benefits when termination occurs upon death or (iv) benefits provided during any applicable severance period).

(d)

None of the Parent Benefit Plans is a (i) “registered pension plan” within the meaning of subsection 248(1) of the CITA that provides for defined benefits, (ii) a “salary deferral arrangement” for purposes of section 248 of the CITA, (iii) a “retirement compensation arrangement” for purposes of section 248 of the CITA or (iv) plan to which Parent or any of its Subsidiaries are required to contribute pursuant to a collective agreement, participation agreement, any other agreement or statute or municipal by-law and which is not maintained or administered by Parent or any of its Subsidiaries and none of Parent or its Subsidiaries have, at any time during the last six (6) years, contributed to, been obligated to contribute to or incurred any liability with respect to, any such plan.

(e)

Except as provided in this Agreement, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement will not (i) result in any material payment (including, without limitation, bonus, golden parachute, retirement, severance, or other benefit or enhanced benefit) becoming due or payable to any of the employees (present or former) of Parent or its Subsidiaries; (ii) increase the compensation or benefits otherwise payable to any such employee (present or former), or (iii) result in the acceleration of the time of payment or vesting of any material benefits or entitlements otherwise available pursuant to any Parent Benefit Plan.

(f)

There are no pending, threatened or, to the Knowledge of Parent, anticipated claims, including any audit or inquiry by the Canada Revenue Agency, Internal Revenue Service, the U.S. Department of Labor of the U.S. Pension Benefit Guaranty Corporation (other than claims for benefits in accordance with the terms of the Parent Benefit Plans) by, on behalf of or against any of the Parent Benefit Plans or any trusts related thereto and, to the Knowledge of Parent, no set of circumstances exists which may reasonably give rise to a valid claim or lawsuit against the Parent Benefit Plans, any fiduciaries thereof with respect to their duties to the Parent Benefit Plans or the assets of any of the trusts under any of the Parent Benefit Plans that would reasonably be expected to result in any material liability of Parent or any of its Subsidiaries, any participant in a Parent Benefit Plan, or any other Person. Neither Parent nor any of its Subsidiaries has taken any action to take corrective action or make a filing under any voluntary correction program of the Canada Revenue Agency or any other Governmental Entity with respect to any Parent Benefit Plan that remains unresolved, and to the Knowledge of Parent, no material plan defect including, any defect that would qualify for correction under any such program, exists.

(g)

Except as provided in this Agreement or required by applicable Law, there has been no amendment to, written interpretation of or announcement (whether or not written) by Parent or any of its Subsidiaries relating to, or change in employee participation or coverage under, any Parent Benefit Plan that could increase materially the expense to Parent or any of its Subsidiaries, taken as a whole, of maintaining such plan above the level of expense incurred in respect thereof for the most recent fiscal year ended prior to the date hereof.

(h)

None of Parent, its Subsidiaries or any of its ERISA Affiliates, or any other Person, including any fiduciary, has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA) that would reasonably be expected to subject any of the Parent Benefit Plans or their related trusts, Parent, any of its Subsidiaries, any of its ERISA Affiliates or any Person to any material Tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

(i)

Except as would not have, individually or in the aggregate, a Parent Material Adverse Effect, all Parent Benefit Plans that are subject to Section 409A of the Code are in compliance, in both form and operation, with the requirements of Section 409A of the Code and the Treasury regulations and guidance thereunder.

(j)

Parent and its Subsidiaries are in compliance with their obligations pursuant to all notification and bargaining obligations arising under any Parent Labor Agreements, except as would not have, individually or in the aggregate, a Parent Material Adverse Effect.

(k)

Except as would not reasonably be expected to result in, individually or in the aggregate, material liability to Parent and its Subsidiaries, taken as a whole as of the date of this Agreement, (i) there are no strikes or lockouts with respect to any employees of Parent or any of its Subsidiaries; (ii) to the Knowledge of Parent, there is no union organizing effort pending or threatened against Parent or any of its Subsidiaries; (iii) there is no labor dispute or labor arbitration proceeding pending or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries (other than, in each case, routine grievances, including those brought by unions or other collectively represented employees, to be heard by the applicable Governmental Entity); and (iv) there is no slowdown, or work stoppage in effect or, to the Knowledge of Parent, threatened with respect to employees of Parent or any of its Subsidiaries.

(l)

Except as would not have, individually or in the aggregate, a Parent Material Adverse Effect, since December 31, 2018, Parent and its Subsidiaries have complied with all applicable Laws with respect to employment and employment practices (including all applicable Laws, rules and regulations regarding wage and hour requirements, employee and worker classification, immigration status, discrimination in employment, harassment, employee health and safety, and collective bargaining).

(m)

The consent or consultation of, or the rendering of formal advice by, any labor or trade union, works council or similar organization is not required for Parent to enter into this Agreement or to consummate any of the transactions contemplated hereby other than any consent, consultation or formal advice, the failure of which to obtain or, in the case of consultation, engage in, would not delay or prevent the consummation of the transactions contemplated by this Agreement or otherwise reasonably be expected to result in, individually or in the aggregate, material liability to Parent and its Subsidiaries, taken as a whole as of the date of this Agreement.

4.12	Absence of Certain Changes or Events.

(a)

Since December 31, 2020 (the “Parent Balance Sheet Date”) to the date hereof, there has not been any event, change, occurrence or development that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b)

From the Parent Balance Sheet Date, except for the transactions contemplated by this Agreement, Parent and its Subsidiaries have conducted their respective businesses in all material respects in the Ordinary Course of Business.

4.13	Investigations; Litigation.

Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, as of the date of this Agreement, (a) there is no investigation or review pending or, to the Knowledge of Parent, threatened by any Governmental Entity with respect to Parent or any of its Subsidiaries; and (b) there are no Actions pending (or, to the Knowledge of Parent, threatened) against or affecting Parent or any of Parent’s Subsidiaries or any of their respective assets or properties at law or in equity before, and there are no Orders of any Governmental Entity against or affecting Parent or any of Parent’s Subsidiaries or any of their respective assets or properties.

4.14	Parent Information.

The information supplied or to be supplied by Parent for inclusion in (and including information incorporated by reference in) the Proxy Statement/Prospectus, the US Registration Statement or the Management Information Circular will not, at the time the Proxy Statement/Prospectus is first mailed to the Company’s stockholders and at the time the Management Information Circular is first mailed to Parent’s shareholders, as applicable, at the time of the Company Stockholder Meeting and the Parent Shareholder Meeting or at the time the US Registration Statement (and any amendment or supplement thereto) is declared effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and will at such time be true and complete in all material respects; provided, that no representation or warranty is made by Parent with respect to statements made therein based on information supplied by the Company for inclusion or incorporation by reference therein.

4.15 Tax Matters.

Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect:

(a)

Parent and each of its Subsidiaries have prepared and timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by any of them under applicable Law with the appropriate Governmental Entity. All such Tax Returns are true, complete and accurate in all material respects and were prepared in material compliance with applicable Law;

(b)

Parent and each of its Subsidiaries have paid all material Taxes required to be paid under applicable Law to the appropriate Governmental Entity and have withheld or collected all material Taxes required to be withheld or collected by any of them (including in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, stockholder or other Person), except with respect to matters contested in good faith and for which reserves have been established in accordance with IFRS. All Taxes that have been withheld or collected by Parent or any if its Subsidiaries have been timely remitted to the applicable Governmental Entity in accordance with applicable Law;

(c)

neither Parent nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any material Tax Return (other than extensions to file Tax Returns obtained in the Ordinary Course of Business). Neither Parent nor any of its Subsidiaries has granted in writing any extension or waiver of the limitation period applicable to any material Tax or Tax Return that remains in effect (other than extension or waiver granted in the Ordinary Course of Business);

(d)

there are no outstanding assessments for Taxes and there are no pending or, to the Knowledge of Parent, threatened assessments, audits, examinations, investigations or other proceedings in respect of any material Taxes or Tax Returns of Parent or any of its Subsidiaries, except with respect to matters contested in good faith and for which reserves have been established in accordance with IFRS. Neither Parent nor any of its Subsidiaries has received written notice of any claim made by a Governmental Entity in a jurisdiction where Parent or any of its Subsidiaries, as applicable, does not file a particular Tax Return or pay a particular Tax that indicates that Parent or such Subsidiary is or may be subject required to file such Tax Return or pay such Tax. There are no pending or proposed changes in the income Tax accounting methods of Parent or any of its Subsidiaries;

(e)	there are no Liens for Taxes on any property of Parent or any of its Subsidiaries, except for Permitted Liens;

(f)

neither Parent nor any of its Subsidiaries has been a “controlled corporation” or a “distributing corporation” in any distribution occurring during the two-year period ending on the date of this Agreement, or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, that was purported or intended to be governed by Section 355 of the Code;

(g)	neither Parent nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2);

(h)

neither Parent nor any of its Subsidiaries (i) is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement (A) exclusively between or among Parent and/or its Subsidiaries or (B) not primarily related to Taxes and entered into in the Ordinary Course of Business), (ii) has been a member of an affiliated, consolidated, unitary or combined group filing a consolidated federal income Tax Return (other than a group the common parent of which is or was Parent or any of its Subsidiaries), or (iii) has any liability for the Taxes of any Person (other than Parent or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of federal, state, local or non- U.S. Law), as a transferee or successor; and

(i)

neither Parent nor any of its Subsidiaries has taken or agreed to take any action or knows of any fact, agreement, plan or other circumstance that would reasonably be expected to (i) prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, (ii) cause the stockholders (other than any Excepted Stockholder) of the Company to recognize gain pursuant to Section 367(a)(1) of the Code, or (iii) cause Parent to be treated as a “domestic corporation” pursuant to Section 7874(b) of the Code as a result of the Merger.

4.16	Opinion of Financial Advisor.

The Parent Board has received the oral opinion of RBC Dominion Securities Inc., to be confirmed by delivery of its written opinion within five (5) Business Days, that, as of the date of the opinion and based upon and subject to the assumptions, limitations, qualifications and other matters stated therein, the Merger Consideration to be paid to the holders of shares of Company Common Stock in the Merger pursuant to this Agreement is fair, from a financial point of view, to Parent. Such opinion has not been amended, withdrawn or rescinded as of the date of this Agreement.

4.17	Capitalization of Merger Sub.

The authorized capital stock of Merger Sub consists of 100 shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is as of the date of this Agreement, and at all times through the Effective Time will be, owned directly by Parent. There is no outstanding option, warrant, right or any other agreement pursuant to which any Person other than Parent may acquire any equity securities of Merger Sub. Merger Sub has not conducted any business prior to the date of this Agreement, and prior to the Effective Time will have, no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

4.18	Required Vote of Parent Shareholders.

The affirmative vote of a majority of the votes cast by the holders of outstanding Parent Common Shares represented in person or by proxy and entitled to vote on such matter in favor of the approval of the Parent Share Issuance at the Parent Shareholder Meeting, or any adjournment or postponement thereof, in accordance with the rules and policies of the TSX (the “Parent Shareholder Approval”) is the only vote of holders of securities of Parent that is required to approve this Agreement and the transactions contemplated hereby, including the Merger and the Debt Financing.

4.19	Finders or Brokers.

Except for RBC Dominion Securities Inc., neither Parent nor any Subsidiary of Parent (including Merger Sub) has employed or engaged any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who would be entitled to any fee or any commission in connection with or on consummation of the Merger.

4.20	Certain Arrangements; Related Party Transactions.

(a)

Since December 31, 2018 through the date of this Agreement, there have been no Contracts, undertakings, commitments, agreements, obligations or understandings, whether written or oral, or any material transactions, between Parent, Merger Sub or any of their respective Affiliates, on the one hand, and any beneficial owner of five percent or more of the outstanding shares of Company Common Stock or any member of the Company’s management or the Company Board, on the other hand, relating in any way to the Company, the transactions contemplated by this Agreement or to the operations of the Surviving Corporation after the Effective Time.

(b)

As of the date of this Agreement, there are no transactions or series of related Contracts, transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related Contracts, transactions, between Parent or any of the Parent Subsidiaries, on the one hand, and any related party of Parent or any of the Parent Subsidiaries, on the other hand, that would be considered to be a “related party transaction” for purposes of Canadian Securities Laws.

4.21	Ownership of Common Stock.

None of Parent, Merger Sub or any of their respective Subsidiaries or Affiliates beneficially owns (as defined in Section 203 of the DGCL) any shares of Company Common Stock, except pursuant to this Agreement. None of Parent, Merger Sub or any of their “affiliates” or “associates” is, or at any time during the last three (3) years has been, an “interested stockholder” of the Company, in each case, as defined in Section 203 of the DGCL.

4.22	Suppliers and Customers.

Except as would not, individually or in the aggregate, reasonably be expected to be material to Parent and its Subsidiaries, taken as a whole, since December 31, 2018 through the date of this Agreement, (a) there has been no termination of or a failure to renew the business relationship of Parent or its Subsidiaries with any supplier that was a top ten (10) supplier of Parent and its Subsidiaries during the calendar year 2020 or any customer that was a top ten (10) customer of Parent and its Subsidiaries during the calendar year 2020 and (b) no such supplier or customer has notified Parent or any of its Subsidiaries that it intends to terminate or not renew its business. Neither Parent nor any Parent Subsidiary has received any written notice, letter, complaint or other communication from any such material supplier or customer to the effect that it has materially changed, modified, amended or reduced, or is expected to materially change, modify, amend or reduce, its business relationship with Parent or the Parent Subsidiaries in a manner that would be reasonably expected to result in a Parent Material Adverse Effect.

4.23	Financing.

(a)

On or prior to the date hereof, Parent has delivered to the Company true, accurate and complete copies of (i) the fully executed debt commitment letter, dated as of the date of this Agreement, by and among inter alia Parent and the Financing Parties specified therein (the “Initial Debt Commitment Letter”) and (ii) the executed fee letter(s), dated as of the date of this Agreement, referenced therein, relating to fees and other terms with respect to the Debt Financing contemplated by such Initial Debt Commitment Letter (with only fee amounts and customary pricing and other economic terms (including “market flex” provisions) redacted, none of which redacted provisions would reasonably be expected to affect the conditionality, enforceability, availability, termination or aggregate principal amount of the Debt Financing) (such Initial Debt Commitment Letter, all exhibits, schedules, term sheets, annexes, supplements, amendments and other modifications thereto that are permitted under Section 5.22 and any fee letter(s) with respect thereto of the type described in this subclause (ii) (in each case together with joinders to add additional Financing Parties), the “Debt Commitment Letters”). Pursuant to the Debt Commitment Letters as in effect on the date hereof, and subject to the terms and conditions thereof, the Financing Parties party thereto have committed to lend Parent and/or its Subsidiaries party thereto the amounts set forth in the Debt Commitment Letters for the purposes set forth therein (the debt financing contemplated in the Debt Commitment Letters, together with any replacement debt financing permitted hereunder, including any bank financing or debt securities issued in lieu thereof, the “Debt Financing”).

(b)

As of the date of this Agreement, to the Knowledge of the Parent the commitments under the Debt Commitment Letters are in full force and effect and have not been withdrawn, rescinded, reduced or terminated, or otherwise amended or modified in any respect and, to the Knowledge of Parent, no termination, reduction, withdrawal, rescission, amendment or modification is contemplated (other than as expressly set forth therein and to add additional lenders, arrangers, bookrunners, syndication agents and similar entities who had not executed the Debt Commitment Letters as of the date of this Agreement), and the Debt Commitment Letters, in the form so delivered, constitute the legal, valid and binding obligations of, and are enforceable against, Parent, its Subsidiaries party thereto and, to the Knowledge of Parent, each of the other parties thereto, subject, in each case, to the Enforceability Exceptions.

(c)

Parent has fully paid (or caused to be paid) any and all commitment fees or other fees required by the Debt Commitment Letters to be paid on or before the date of this Agreement, and will pay in full any such other amounts that are due and payable under the Debt Commitment Letters on or before the Closing Date as and when due and payable. Except as expressly set forth in the Debt Commitment Letters, there are no conditions precedent to the obligations of the Financing Parties party thereto to provide the Debt Financing or any contingencies that would permit the Financing Parties party thereto to reduce the aggregate principal amount of the Debt Financing. As of the date of this Agreement, other than the Debt Commitment Letters and a securities engagement letter (together with one or more fee and credit letters related thereto), there are no Contracts, agreements, “side letters” or other arrangements to which Parent or any of its Subsidiaries is a party relating to the Debt Commitment Letters or the Debt Financing.

(d)

As of the date of this Agreement, no event has occurred which, with or without notice, lapse of time or both, constitutes, or would reasonably be expected to constitute, a default or breach or a failure to satisfy a condition precedent by Parent or its Subsidiaries or, to the Knowledge of Parent, any other party thereto, under the terms and conditions of the Initial Debt Commitment Letter or would result in any of the conditions in any of the Debt Commitment Letters not being satisfied on the Closing Date. Assuming the satisfaction of the conditions set forth in Section 6.3(a) and Section 6.3(b), the Debt Financing, when funded in accordance with the Initial Debt Commitment Letter and giving effect to any “flex” provision in or related to the Initial Debt Commitment Letter (including with respect to fees, expenses and original issue discount and similar premiums or charges and after giving effect to the maximum amount of flex (including original issue discount flex) provided under the Initial Debt Commitment Letter), together with cash and cash equivalents immediately available to Parent on the Closing Date, shall provide Parent with proceeds on the Closing Date sufficient for the satisfaction of all of Parent’s and its Affiliates’ obligations required to be satisfied on the Closing Date under this Agreement and the Initial Debt Commitment Letter (and the Definitive Agreements for the Debt Financing contemplated therein), including the payment of any fees, expenses and other amounts of or payable by Parent or Merger Sub or Parent’s other Affiliates on the Closing Date in connection with the Merger (as described in this Agreement) and the Debt Financing contemplated by the Initial Debt Commitment Letter and for any repayment or refinancing of the outstanding indebtedness of the Company, Parent and/or their respective Subsidiaries that is defined as the “Refinanced Indebtedness” in Exhibit A to the Initial Debt Commitment Letter (such amounts, collectively, the “Financing Amounts”). As of the date of this Agreement, no Financing Party under the Debt Commitment Letters has notified Parent or any of Parent’s Affiliates of its termination or repudiation (or intent to terminate or repudiate) any of the commitments under the Debt Commitment Letters or intent not to provide the Debt Financing.

(e)

Parent and Merger Sub expressly acknowledge and agree that their obligations under this Agreement to consummate the Merger or any of the other transactions contemplated by this Agreement, are not subject to, or conditioned on, the receipt or availability of any funds or financing (including, for the avoidance of doubt, the Debt Financing).

4.24	Solvency.

Assuming the accuracy of the representations and warranties of the Company and its Subsidiaries in this Agreement and compliance by the Company and its Subsidiaries of their covenants and agreements in this Agreement, immediately after giving effect to the consummation of the transactions contemplated by this Agreement (including any financings being entered into in connection therewith): (a) the fair value of the assets of Parent and its Subsidiaries, taken as a whole, shall be greater than the total amount of Parent’s and its Subsidiaries’ liabilities (including all liabilities, whether or not reflected in a balance sheet prepared in accordance with IFRS, and whether direct or indirect, fixed or contingent, secured or unsecured, disputed or undisputed), taken as a whole; (b) Parent and its Subsidiaries, taken as a whole, shall be able to pay their debts and obligations in the Ordinary Course of Business as they become due; and (c) Parent and its Subsidiaries, taken as a whole, shall have adequate capital to carry on their businesses and all businesses in which they are about to engage. For the purposes of this Section 4.24, “fair value” means the amount at which the assets (both tangible and intangible), in their entirety, of Parent and its Subsidiaries would change hands between a willing buyer and a willing seller, within a commercially reasonable period of time, each having reasonable Knowledge of the relevant facts, with neither being under any compulsion to act.

4.25	No Other Representations or Warranties; No Reliance.

Each of Parent and the Merger Sub acknowledges and agrees that, except for the representations and warranties contained in Article 3, none of the Company or any other Person acting on behalf of the Company has made or makes, and neither Parent nor Merger Sub has relied on, any representation or warranty, whether express or implied, with respect to the Company, its Subsidiaries or their respective businesses, affairs, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or with respect to the accuracy or completeness of any other information provided or made available to Parent, Merger Sub or any of their respective Representatives by or on behalf of the Company. Each of Parent and Merger Sub acknowledges and agrees that neither the Company nor any other Person acting on behalf of the Company has made or makes, and neither Parent nor Merger Sub has relied on, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to Parent,

Merger Sub or any of their respective Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company or any of its Subsidiaries. Each of Parent and Merger Sub acknowledges and agrees that neither the Company nor any other Person acting on behalf of the Company has made or makes, and neither Parent nor Merger Sub has relied on, any representation or warranty, whether express or implied, with respect to the Company (except for the representations and warranties contained in Article 3).

ARTICLE 5

COVENANTS AND AGREEMENTS

5.1	Conduct of Business by the Company.

(a)

From and after the date of this Agreement and prior to the earlier of the Effective Time and the date, if any, on which this Agreement is earlier terminated pursuant to Section 7.1 (the “Termination Date”), except (i) as may be required by applicable Law, (ii) as may be agreed in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), (iii) as may be expressly contemplated, required or expressly permitted by this Agreement, or (iv) as set forth in Section 5.1(a) of the Company Disclosure Schedules, the Company shall, and shall cause its Subsidiaries to, use its reasonable best efforts to (A) conduct its business in the Ordinary Course of Business and (B) preserve intact its present business organization and maintain existing relationships and goodwill with Governmental Entities, customers, suppliers, licensors, licensees, creditors, lessors, distributors, employees, contractors and business associates, in each case, with whom it and they have material business relations; provided, that no action by the Company or its Subsidiaries with respect to matters specifically addressed by any provision of Section 5.1(b) shall be deemed a breach of this sentence unless such action would constitute a breach of such other provision.

(b)

From and after the date of this Agreement and prior to the earlier of the Effective Time and the Termination Date, except (w) as may be required by applicable Law, (x) as may be agreed in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), (y) as set forth in Section 5.1(b) of the Company Disclosure Schedules or (z) as may be expressly contemplated, required or expressly permitted by this Agreement, the Company:

(i)

shall not, and shall not permit any of its Subsidiaries that is not wholly-owned to, authorize or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock (other than dividends, distributions, payments or return of capital made to the Company or a wholly owned Subsidiary by any of its Subsidiaries) or other equity interests (whether in cash, assets, shares, property or other securities or any combination thereof);

(ii)

shall not, and shall not permit any of its Subsidiaries to, split, combine, redeem or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, except for any such transaction by a wholly-owned Subsidiary of the Company that remains a wholly-owned Subsidiary after consummation of such transaction;

(iii)

shall not, and shall not permit any of its Subsidiaries to (A) except in the Ordinary Course of Business, (1) hire any employee or engage any independent contractor who is a natural person, in each case with annual base salary, base wages or base compensation in excess of $100,000 (except where such employment is terminable on no more than 30 days’ prior notice without material cost or penalty)

or (2) terminate the employment of any employee of the Company or any of its Subsidiaries at the vice president-level (or its equivalent) or above, (B) (1) increase the compensation or other benefits, or accelerate the vesting or payment of any compensation or other benefits, payable or provided, to the Company’s or any of its Subsidiaries’ directors or officers or (2) increase the compensation or other benefits, or accelerate the vesting or payment of any compensation or other benefits, payable or provided, to the Company’s or any of its Subsidiaries’ employees, which increases do not exceed (I) 10% of the aggregate annualized compensation paid to an employee during calendar year 2021 (any such increases over 6% to be limited to non-union employees) and, (II) in the aggregate, 4.5% of total compensation for all employees (except as required pursuant to the terms of any new or amended union Contract), or (C) except as required pursuant to the terms of any Company Benefit Plan in effect as of the date of this Agreement, (1) grant any transaction or retention bonuses, (2) grant any Company Equity Awards or other equity or long-term incentive compensation awards, or (3) enter into any employment, change of control, severance or retention agreement with any employee of the Company or any of its Subsidiaries;

(iv)

shall not, and shall not permit any of its Subsidiaries to, change financial accounting policies or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by applicable Law, GAAP or SEC rule or policy;

(v)	shall not adopt any amendments, modifications, waivers, rescissions or otherwise make changes to the Organizational Documents of the Company or any of its Subsidiaries;

(vi)

shall not, and shall not permit any of its Subsidiaries to, issue, deliver, grant, sell, pledge, transfer, dispose, or otherwise encumber, or authorize or approve or agree to issue, grant, sell, pledge or otherwise encumber any shares of Company Common Stock or other securities of the Company or any of its Subsidiaries, or securities convertible into or exchangeable or exercisable for, or otherwise evidencing a right to acquire, shares of Company Common Stock or other securities of the Company or any of its Subsidiaries, including but not limited to the issue or award of any Company Equity Awards or any rights, warrants or options to acquire any such shares, voting securities or equity interest or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance units, except vesting in the Ordinary Course of Business pursuant to awards under Company Benefit Plans in effect as of the date hereof or as disclosed on Section 5.1(b)(vi) of the Company Disclosure Schedules;

(vii)

shall not, and shall not permit any of its Subsidiaries to, redeem, terminate early, unwind, repurchase, prepay, defease, create, suffer to exist, incur, enter into, assume, endorse, guarantee, or otherwise become liable for or modify or amend (including seeking or obtaining a waiver) in any material respects the terms of, any indebtedness for borrowed money, or issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities, any indebtedness or assume, guarantee, endorse or otherwise become liable or responsible for such obligations or the obligations of any other person, or make any loans or advances (directly, contingently or otherwise), except for (A) intercompany loans or advances in the Ordinary Course of Business among the Company and its direct or indirect 100% owned Subsidiaries and (B) incremental borrowings under the Company’s existing Credit Facility contemplated by the Company Budget which do not require any amendments or waivers to such Credit Facility;

(viii)

shall not, and shall not permit any of its Subsidiaries to make any loans, advances, guarantees or capital contributions to or investments in any Person, except for (A) loans solely between or among the Company or any of its wholly-owned Subsidiaries, on the one hand, and any of the Company’s wholly-owned Subsidiaries, on the other hand, and (B) advances for reimbursable employee expenses in the Ordinary Course of Business;

(ix)

shall not, and shall not permit any of its Subsidiaries to, sell, lease, license, transfer, exchange or swap, or subject to any Lien (other than Permitted Liens), or otherwise dispose of, any of its businesses, material properties or assets, whether voluntarily or by the failure to exercise a right or make a payment, except (A) dispositions of obsolete or worthless equipment, in the Ordinary Course of Business, (B) non-exclusive licenses or other non-exclusive grants of rights in, to or under Company Intellectual Property entered in the Ordinary Course of Business with customers of the Company or the Company Subsidiaries (C) sales of products or services in the Ordinary Course of Business that do not require the incurrence of indebtedness in breach of Section 5.1(b)(vii) or the extension of capital in breach Section 5.1(b)(xiii) and (D) for transactions solely among the Company and its wholly-owned Company Subsidiaries or solely among wholly-owned Company Subsidiaries;

(x)

shall not, and shall not permit any of its Subsidiaries to (i) enter into any Contract that would have been a Company Material Contract under Section 3.21(a)(ii) or Section 3.21(a)(xi) had it been entered into prior to this Agreement, or amend or modify any Contract in a manner that would make it a Company Material Contract under Section 3.21(a)(ii) or Section 3.21(a)(xi), (ii) enter into any other Contract that would require aggregate expenditures by the Company or any Company Subsidiary in excess of the Company Budget, (iii) materially modify, materially amend, extend, accelerate, terminate, cancel, exercise or fail to exercise an expiring renewal option or terminate any Company Material Contract (in each case, in a manner adverse to the Company or its Subsidiaries and not including terminations or expirations due to the natural expiration or termination of such agreements) or (iv) waive, release or assign any material rights or claims thereunder (other than in the Ordinary Course of Business or as would not result in a breach of Section 5.1(b)(xii));

(xi)

shall not, and shall not permit any of its Subsidiaries to, acquire (including by merger, consolidation or acquisition of stock or assets or any other means) or authorize or announce an intention to so acquire, or enter into any agreements providing for any acquisitions of, directly or indirectly, any equity interests in or assets (including intangible assets) of any person or any business, division, securities, properties or interests thereof, or otherwise engage in any mergers, consolidations or business combinations (other than pursuant to any capital expenditures permitted by Section 5.1(b)(xiii)) from any other Person, other than (A) transactions solely between the Company and a wholly-owned Company Subsidiary or solely between wholly-owned Company Subsidiaries or acquisitions of supplies or equipment in the Ordinary Course of Business and (B) acquisitions of properties, assets, equipment or inventory in the Ordinary Course of Business and consistent with the Company Budget;

(xii)

shall not, and shall not permit any of its Subsidiaries to, settle, pay, discharge or satisfy any Action, other than any Action that involves only the payment of monetary damages not in excess of $250,000 individually or $1,000,000 in the aggregate over the amount reflected or reserved against in the September 30, 2021 consolidated balance sheet of the Company for such specific Actions and would not result in (A) the imposition of any Order that would restrict the future activity or conduct of the Company or any of its Subsidiaries (excluding, for the avoidance of doubt, releases of claims, confidentiality and other de minimis obligations customarily included in monetary settlements) or (B) a finding or admission of a violation of Law;

(xiii)

shall not, and shall not permit any of its Subsidiaries to incur or commit to capital expenditures or development expenses or expenses relating to integration of its accounting or ERP systems, in each case, in excess of the amounts set forth in Section 5.1(b)(xiii) to the Company Disclosure Schedules (the “Company Budget”);

(xiv)

shall not, and shall not permit any of its Subsidiaries to, terminate or permit any material Company Permit to lapse, other than in accordance with the terms and regular expiration thereof, or fail to apply on a timely basis for any renewal of any renewable material Company Permit (excluding, in each case, any Company Permit that the Company, in its reasonable judgment, no longer believes to be material or necessary to the conduct of the business);

(xv)

shall not, and shall not permit any of its Subsidiaries to, adopt any plan of merger, consolidation, reorganization, liquidation or dissolution, adopt resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization, file a petition in bankruptcy under any provisions of federal or state bankruptcy applicable Law on behalf of the Company or any of its Subsidiaries or consent to the filing of any bankruptcy petition against the Company or any of its Subsidiaries under applicable Law;

(xvi)

shall not, and shall not permit any of its Subsidiaries to, enter into any new line of business that is not reasonably related to the existing business lines of the Company and its Subsidiaries, or abandon or discontinue any existing line of business of the Company or its Subsidiaries;

(xvii)

except as required by applicable Law, shall not (A) make (other than in the Ordinary Course of Business), change or revoke any material Tax election (B) change any material method of Tax accounting or Tax accounting period, (C) file any amended Tax Return with respect to any material Tax, (D) settle or compromise any material Tax proceeding, (E) surrender any right to claim a material Tax refund, or (F) agree to an extension or waiver of the statute of limitations with respect to the assessment of any material Tax;

(xviii)

shall not, and shall not permit any of its Subsidiaries to become a party to, establish, adopt, materially amend, commence participation in or terminate any collective bargaining agreement or other agreement with a labor union, works council or similar organization;

(xix)

shall not, and shall not permit any of its Subsidiaries to enter into any consent decree or similar agreement that, individually or in the aggregate, is material to the Company and its Subsidiaries, taken as a whole;

(xx)

shall not, and shall not permit any of its Subsidiaries to terminate or fail to exercise renewal rights with respect to any insurance policies of the Company and its Subsidiaries in a manner that would (after taking into account any replacement insurance policies) materially and adversely affect the insurance coverage of the Company or its Subsidiaries;

(xxi)

shall not, and shall not permit any of its Subsidiaries to, sell, transfer, lease, license, mortgage, pledge, surrender, encumber, divest, or otherwise dispose of any material Company Intellectual Property (other than Permitted Liens), except for non-exclusive licenses of Company Intellectual Property granted in the Ordinary Course of Business;

(xxii)

shall not, and shall not permit any of its Subsidiaries to abandon or otherwise allow to lapse or expire any Registered Company Intellectual Property, other than lapses or expirations of any Registered Company Intellectual Property that is at the end of its maximum statutory term (with renewals);

(xxiii)

shall not, and shall not permit any of its Subsidiaries to engage in any transaction with, or enter into any agreement, arrangement or understanding with, any Affiliate of the Company or other Person covered by Item 404 of Regulation S-K promulgated by the SEC that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC;

(xxiv)	shall not convene any special meeting (or any adjournment or postponement thereof) of the stockholders of the Company;

(xxv)	shall not, and shall not permit any of its Subsidiaries to modify, amend or replace that certain lease Contract listed in Section 5.1(b)(xxv) of the Company Disclosure Schedules; and

(xxvi)	shall not, and shall not permit any of its Subsidiaries to, agree, in writing or otherwise, to take any of the foregoing actions.

(c)

Nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Closing Date. Prior to the Closing Date, the Company shall exercise, consistent with the terms and conditions of this Agreement and subject to applicable Law, complete control and supervision over its and its Subsidiaries’ operations.

5.2	Conduct of Business by Parent.

(a)

From and after the date of this Agreement and prior to earlier of the Effective Time and the Termination Date, except (i) as may be required by applicable Law, (ii) as may be agreed in writing by the Company (which consent shall not be unreasonably withheld, delayed or conditioned), (iii) as may be expressly contemplated, required or expressly permitted by this Agreement or (iv) as set forth in Section 5.2(a) of the Parent Disclosure Schedules, Parent shall, and shall cause its Subsidiaries to, use its reasonable best efforts to (A) conduct its business in the Ordinary Course of Business and (B) preserve intact its business organization and maintain existing relationships and goodwill with Governmental Entities, customers, suppliers, licensors, licensees, creditors, lessors, distributors, employees, contractors and business associates, in each case, with whom it and they have material business relations; provided, that no action by Parent or its Subsidiaries with respect to matters specifically addressed by any provision of Section 5.2(b) shall be deemed a breach of this sentence unless such action would constitute a breach of such other provision.

(b)

From and after the date of this Agreement and prior to the earlier of the Effective Time and the Termination Date, except (w) as may be required by applicable Law, (x) as may be agreed in writing by the Company (which consent shall not be unreasonably withheld, delayed or conditioned), (y) as may be expressly contemplated, required or expressly permitted by this Agreement or (z) as set forth in Section 5.2(b) of the Parent Disclosure Schedules, Parent:

(i)

shall not, and shall not permit any of its Subsidiaries that is not wholly-owned to, authorize or pay any dividends on or make any distribution with respect to its outstanding shares (whether in cash, assets, shares or other securities of Parent or its Subsidiaries), except (A) regular quarterly cash dividends paid by Parent on the Parent Common Shares in the Ordinary Course of Business, appropriately adjusted to reflect any stock dividends, subdivisions, splits, combinations or other similar events relating to the Parent Common Shares, and (B) dividends and distributions paid by Subsidiaries of Parent to Parent or to any of Parent’s other wholly-owned Subsidiaries;

(ii)

shall not, and shall not permit any of its Subsidiaries to, split, combine or reclassify any of its capital or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for its shares, except for any such transaction by a wholly-owned Subsidiary of Parent that remains a wholly-owned Subsidiary after consummation of such transaction;

(iii)

shall not, and shall not permit any of its Subsidiaries to, issue, deliver, grant, sell, transfer, dispose, or otherwise encumber, or authorize or approve or agree to issue, grant, sell, pledge or otherwise encumber any Parent Common Shares or other equity securities of Parent, or securities convertible into or exchangeable or exercisable for, or otherwise evidencing a right to acquire, Parent Common Shares or other equity securities of Parent, including but not limited to the issue or award of any Parent Options or any rights, warrants or options to acquire any such shares, voting equity securities or equity interest or share based performance units, except (A) in the Ordinary Course of Business pursuant to awards under Parent Benefit Plans in effect as of the date hereof or as disclosed on Section 5.2(b)(iii) of the Parent Disclosure Schedules or (B) pledges or encumbrances required in connection with the Debt Financing (including for the repayment or refinancing of the “Refinanced Indebtedness” (as defined in the Initial Debt Commitment Letter) or any other repayment or refinancing contemplated thereby);

(iv)

shall not, and shall not permit any of its Subsidiaries to, materially change financial accounting policies or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by IFRS or rule or policy of the Canadian Securities Administrators;

(v)

shall not, and shall not permit any of its Subsidiaries to, redeem, terminate early, unwind, repurchase, prepay, defease, create, suffer to exist, incur, enter into, assume, endorse, guarantee or otherwise become liable for or modify in any material respects the terms of any indebtedness for borrowed money, or issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities (directly, contingently or otherwise), except for (A) any indebtedness solely among Parent and its wholly-owned Parent Subsidiaries or solely among wholly-owned Parent Subsidiaries, (B) incremental borrowings under Parent’s existing credit facilities if either (1) contemplated by Section 5.2(b)(v) of the Parent Disclosure Schedules (the “Parent Budget”) or (2) not in excess of

$25,000,000 greater than the amount set forth in the Parent Budget made available by Parent to the Company prior to the date hereof, (C) any repayment of borrowings under Parent’s existing revolving credit facilities to the extent that the aggregate amount available to Parent and the Parent Subsidiaries for borrowings thereunder does not decrease or (D) the Debt Financing (including the guarantees to be provided for the Debt Financing) and other actions taken in furtherance of the Debt Financing (including for the repayment or refinancing of the “Refinanced Indebtedness” (as defined in the Initial Debt Commitment Letter) or any other repayment or refinancing contemplated thereby);

(vi)	shall not adopt any amendments to the Organizational Documents of Parent;

(vii)

shall not, and shall not permit any of its Subsidiaries to, acquire (including by merger, consolidation or acquisition of stock or assets or any other means) or authorize or announce an intention to so acquire, or enter into any agreements providing for any acquisitions of, directly or indirectly, any equity interests in or assets (including intangible assets) of any person or any business, division, securities, properties or interests thereof, or otherwise engage in any mergers, consolidations or business combinations from any other Person, other than (A) transactions solely between Parent and a wholly-owned Parent Subsidiary or solely between wholly-owned Parent Subsidiaries or acquisitions of supplies or equipment in the Ordinary Course of Business, (B) acquisitions of properties, assets, equipment or inventory in the Ordinary Course of Business and (C) transactions that would not reasonably be expected to have a material adverse effect on the Parent’s ability to complete the Merger or the Financing; and

(viii)	shall not, and shall not permit any of its Subsidiaries to, agree, in writing or otherwise, to take any of the foregoing actions.

5.3 Reorganization.

(a)

The Company agrees that, upon the request by Parent and Merger Sub, the Company shall use its reasonable best efforts to: (i) effect one or more reorganizations of the corporate structure, capital structure, business operations and assets of the Company or any of its wholly-owned Subsidiaries or such other transactions as Parent and Merger Sub may reasonably request, (each, a “Pre-Closing Reorganization”); and (ii) co-operate with Parent, Merger Sub and their advisors in order to determine the nature of the Pre-Closing Reorganizations that might be undertaken and the manner in which they might most effectively be undertaken and whether such reorganizations would require prior approval by a Governmental Entity; provided that: (A) the Pre-Closing Reorganizations are not prejudicial to the Company, any of its Subsidiaries or any of the Company stockholders in any material respect and will not, if the Merger is not consummated, adversely affect the Company, any of its Subsidiaries or any of the Company stockholders in any material manner; (B) the Pre-Closing Reorganizations do not impair the ability of the Company or Parent or Merger Sub to complete the Merger or materially delay completion of the Merger; (C) the Pre-Closing Reorganizations are effected as close as reasonably practicable to the Effective Time and do not require the approval of any of the Company stockholders; and (D) the Pre-Closing Reorganizations do not unreasonably and materially interfere with the ongoing operations of the Company and its Subsidiaries and do not result in any breach by the Company or any of its Subsidiaries of any Contract or any breach by the Company or any of its Subsidiaries of their respective Organizational Documents or Law. Parent waives any breach of a representation, warranty or covenant by the Company, where such breach is solely a result of an action taken or not taken by the Company or a Subsidiary pursuant to a request by Parent in accordance with this Section 5.3. Parent and Merger Sub shall provide written notice to the Company of any proposed Pre-Closing Reorganization at least ten (10) Business Days prior to the Effective Time.

(b)

Parent shall reimburse and indemnify the Company (and each Subsidiary) for all out-of-pocket costs, expenses and losses incurred in connection with any proposed Pre-Closing Reorganization if the Merger is not completed as contemplated herein.

5.4 Access to Information; Confidentiality.

(a)

Subject to compliance with applicable Laws and the terms of any existing Contracts, each of the Company and Parent shall (and each shall cause its Subsidiaries to): (i) afford to the other party and to its officers, employees, accountants, consultants, legal counsel, financial advisors and agents and other representatives (collectively, “Representatives”) reasonable access, solely for purposes of furthering the Merger and the other transactions contemplated hereby or integration planning relating thereto, during normal business hours, on reasonable advance notice (which shall be deemed reasonable if not less than two (2) Business Days), throughout the period prior to the earlier of the Effective Time and the Termination Date, to the other party’s and its Subsidiaries’ businesses, properties, personnel, agents, Contracts, commitments, books and records, other than any such matters that relate to the negotiation and execution of this Agreement, including with respect to the consideration or valuation of the Merger or any financial or strategic alternatives thereto, or any Company Alternative Proposal or Parent Alternative Proposal, as applicable, and (ii) promptly furnish the other party and its Representatives all other information concerning its business, properties and personnel as may reasonably be requested by the other party; provided, that the Company or Parent, as applicable, may provide such access by electronic means if physical access is not reasonably feasible or would not be permitted under applicable Law (including any COVID-19 Measures). Solely for purposes of furthering the Merger and the other transactions contemplated hereby or integration planning relating thereto, following the date of this Agreement, the Company and its Subsidiaries shall use reasonable best efforts to make available to Parent true and accurate copies of all environmental site assessments, environmental investigation reports, environmental audit reports and other environmental reports and documents in their possession.

(b)

Subject to compliance with applicable Laws, throughout the period from the Effective Time until the Closing Date, the Company shall (and shall cause its Subsidiaries and Representatives to) (i) afford to Parent and its Representatives reasonable access, for purposes of furthering the transactions contemplated hereby or integration planning relating thereto, during normal business hours, on reasonable advance notice (which shall be deemed reasonable if not less than two (2) Business Days), to the Company’s and its Subsidiaries’ businesses, properties, personnel, agents, accountants, Contracts, commitments, books and records, and (ii) promptly furnish Parent and its Representatives (A) such financial and operating data and other information concerning the Company and its Subsidiaries as may be reasonably requested and is necessary or advisable in connection with any filings contemplated pursuant to Section 5.7, (B) all reports or other information concerning the Company and its Subsidiaries provided to third parties pursuant to the terms of any outstanding indebtedness of the Company or any of its Subsidiaries and (C) all other information concerning the Company’s business, properties and personnel as may reasonably be requested by the other party; provided, that the Company may provide such access by electronic means if physical access is not reasonably feasible or would not be permitted under applicable Law (including any COVID-19 Measures).

(c)

The foregoing provisions of this Section 5.3 notwithstanding, neither the Company nor Parent shall be required to afford such access or furnish such information if it would unreasonably disrupt the operations of such party or any of its Subsidiaries, would cause a violation of any agreement to which such party or any of its Subsidiaries is a party, would result in a loss of privilege or trade secret protection to such party or any of its Subsidiaries, would result in the disclosure of any information in connection with any litigation or similar dispute among the Parties hereto, would constitute a violation of any applicable Law or result in the disclosure of any personal information that would expose the such party to the risk of liability. In the event that Parent or the Company objects to any request submitted pursuant to and in accordance with this Section 5.3 and withholds information on the basis of the foregoing sentence, the Company or Parent, as applicable, shall inform the other party as to the general nature of what is being withheld and the Company and Parent shall use reasonable best efforts to make appropriate substitute arrangements to permit reasonable disclosure that does not suffer from any of the foregoing impediments, including through the use of reasonable best efforts to (i) obtain the required consent or waiver of any third party required to provide such information and (ii) implement appropriate and mutually agreeable measures to permit the disclosure of such information in a manner to remove the basis for the objection, including by arrangement of appropriate clean room procedures, if the Parties determine that doing so would reasonably permit the disclosure of such information without violating applicable Law or jeopardizing such privilege.

(d)

Notwithstanding anything to the contrary herein, no Party shall be permitted to conduct any testing, sampling or subsurface or invasive analysis (commonly known as a Phase II environmental assessment) at any property of the other Parties or of any Parent Subsidiary or Company Subsidiary, as applicable.

(e)

Each of the Company and Parent hereby agrees that all information provided to it or any of its Representatives in connection with this Agreement and the consummation of the transactions contemplated hereby shall be deemed to be “Confidential Information,” as such term is used in, and shall be treated in accordance with, the non-disclosure agreement, dated October 3, 2021, between the Company and Parent (the “Confidentiality Agreement”).

(f)	No investigation by any of the Parties or their respective Representatives shall affect or be deemed to modify or waive the representations and warranties of the other set forth herein.

5.5 No Solicitation by the Company.

(a)

Subject to the provisions of this Section 5.5, from the date of this Agreement until the earlier of the Effective Time and the Termination Date, the Company agrees that it shall not, and shall cause its Subsidiaries, and its and their respective directors and officers not to, and shall use reasonable best efforts to cause its and its Subsidiaries other Representatives not to, directly or indirectly, (i) solicit, initiate or knowingly encourage or knowingly facilitate any inquiry regarding, or the making or submission of any proposal, offer or indication of interest that constitutes, or would reasonably be expected to lead to, or result in, a Company Alternative Proposal, (ii) engage in, knowingly encourage, continue or otherwise participate in any discussions or negotiations with any Person regarding a Company Alternative Proposal, or any communications regarding or any inquiry, proposal or offer that would reasonably be expected to lead to, or result in, a Company Alternative Proposal (except to notify such Person that the provisions of this Section 5.5 prohibit any such discussions or negotiations), (iii) furnish any nonpublic information relating to the Company or its Subsidiaries in connection with or for the purpose of facilitating a Company Alternative Proposal or any inquiry, proposal, offer or indication of interest that would reasonably be expected to lead to, or result in, a Company Alternative Proposal and request the prompt return or destruction of any confidential information provided to any third party in connection with any Company Alternative Proposal; (iv) recommend or enter into any other letter of intent, memorandum of understandings, agreement in principle, option agreement, acquisition agreement, merger agreement, joint venture agreement, partnership agreement or other similar agreement with respect to a Company Alternative Proposal (except for confidentiality agreements permitted under Section 5.5(b)); (v) approve any transaction under, or any third party becoming an “interested stockholder” under, Section 203 of the DGCL; or (vi) adopt, approve, endorse, authorize, agree or publicly propose to adopt, approve, endorse or authorize to do any of the foregoing or otherwise knowingly facilitate any effort or attempt to make a Company Alternative Proposal.

(b)

Notwithstanding anything in this Section 5.5 to the contrary, at any time prior to, but not after, obtaining the Company Stockholder Approval, if the Company receives a bona fide, unsolicited Company Alternative Proposal in writing that did not result from a breach of this Section 5.5 (which Company Alternative Proposal is not withdrawn), the Company and its Representatives may contact the third party making such Company Alternative Proposal to clarify the terms and conditions thereof. If the Company Board determines in good faith after consultation with the Company’s outside legal counsel and financial advisors that such Company Alternative Proposal constitutes a Company Superior Proposal or would reasonably be expected to result in a Company Superior Proposal, then the Company may take the following actions: (i) furnish nonpublic information to the third party making such Company Alternative Proposal (including its Representatives, including its equity and debt financing sources) in response to a request therefor, if, and only if, (A) prior to so furnishing such information the third party has executed a confidentiality agreement with the Company (a copy of which shall be provided to Parent within 24 hours of execution) having confidentiality and use provisions that, in each case, are not less restrictive to such third party than the provisions in the Confidentiality Agreement are to Parent (it being understood that such confidentiality agreement need not contain any “standstill” or similar provisions or otherwise prohibit the making or amendment of any Company Alternative Proposal, but such confidentiality agreement shall not grant such third party the exclusive right to negotiate with the Company); and (B) the Company also provides to Parent, prior to or substantially concurrently with the time such non-public information is provided or made available to such third party, any non-public information furnished to such third party that was not previously furnished to Parent; provided, however, that if the third party making such Company Alternative Proposal is a known competitor of the Company or the Parent, the Company shall not provide any commercially sensitive non-public information to such third party in connection with any actions permitted by this Section 5.5(b) other than in accordance with customary “clean room” or other similar procedures designed to limit the disclosure of competitively sensitive information, and (ii) engage in discussions or negotiations with the third party (including its Representatives) with respect to the Company Alternative Proposal. The Company shall promptly (and in any event within 24 hours) notify Parent in writing if: (i) any inquiries, proposals or offers with respect to a Company Alternative Proposal are received by the Company or any of its Representatives or (ii) any information is requested from the Company or any of its Representatives that, to the Knowledge of the Company, has been or is reasonably likely to have been made in connection with any Company Alternative Proposal, which notice shall identify the material terms and conditions thereof (including the name of the applicable third party and complete copies of any written requests, proposals or offers and any other material documents, including proposed agreements). It is understood and agreed that any contacts, disclosures, discussions or negotiations permitted under this Section 5.5(b), including any public announcement that the Company or the Company Board has made any determination contemplated under this Section 5.5(b) to take or engage in any such actions, shall not constitute a Company Change of Recommendation or otherwise constitute a basis for Parent to terminate this Agreement pursuant to Section 7.1(d)(ii) The Company shall keep Parent fully informed on a current basis of any material developments regarding any Company Alternative Proposals or any material change to the terms of any such Company Alternative Proposal and any material change to the status of any such discussions or negotiations with respect thereto.

(c)

Except as expressly permitted by Section 5.5(d), the Company Board, including any committee thereof, shall not (i) withdraw, withhold, qualify or modify, or propose publicly to withdraw, withhold, qualify or modify, the Company Recommendation, (ii) fail to include the Company Recommendation in the Proxy Statement/Prospectus that is mailed by the Company to the stockholders of the Company; (iii) if any Company Alternative Proposal that is structured as a tender offer or exchange offer for the outstanding shares of Company Common Stock is commenced pursuant to Rule 14d-2 under the Exchange Act (other than by Parent or an Affiliate of Parent), fail to recommend and publicly announce, within ten (10) Business Days after such commencement, against acceptance of such tender offer or exchange offer by its stockholders; (iv) approve, adopt, recommend or declare advisable any Company Alternative Proposal or publicly propose to approve, adopt or recommend, or declare advisable any Company Alternative Proposal; (v) fail to publicly reaffirm the Company Recommendation, within ten (10) Business Days after a Company Alternative Proposal (or material modification thereto) is first publicly announced by the Company or the person making such Company Alternative Proposal (or, with respect to any material amendments, revisions or changes to the terms of any such previously publicly disclosed Company Alternative Proposal that are publicly disclosed within the last five (5) Business Days prior to the Effective Time, fail to take the actions referred to in this clause (v), with references to the applicable ten (10) Business Day period being replaced with three (3) Business Days); (vi) approve, adopt or recommend, or declare advisable or enter into, any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement (other than a confidentiality agreement referred to in and entered into compliance with Section 5.5(b)) with respect to any Company Alternative Proposal; (vii) exempt any person other than Parent or Merger Sub from any Takeover Statute or approve or authorize, or cause or permit the Company or any of its Subsidiaries to enter into, a Company Acquisition Agreement, or (viii) resolve or publicly propose to take any action described in the foregoing clauses (i) through (vii) (any such action set forth in the foregoing clauses (i) through (viii), a “Company Change of Recommendation”).

(d)

Notwithstanding anything to the contrary set forth in this Agreement, but subject to Section 5.5(e), prior to obtaining the Company Stockholder Approval (i) the Company Board may make a Company Change of Recommendation in response to a Company Intervening Event if the Company Board has determined, in good faith after consultation with the Company’s outside legal counsel, that the failure to take such action would breach or would reasonably be expected to breach the Company Board’s fiduciary duties to the Company’s stockholders under applicable Law, or (ii) the Company Board may, in response to a Company Superior Proposal (A) make a Company Change of Recommendation and/or (B) cause the Company to terminate this Agreement pursuant to Section 7.1(c)(ii) in order to enter into a Company Acquisition Agreement that did not result from a breach of this Section 5.5 which Company Acquisition Agreement the Company Board determines, in good faith after consultation with the Company’s outside legal counsel and financial advisors, is a Company Superior Proposal, but only if the Company Board has determined in good faith after consultation with the Company’s outside legal counsel, that the failure to make such a Company Change of Recommendation and / or terminate this Agreement to enter into such Company Acquisition Agreement providing for such Company Superior Proposal would breach or would reasonably be expected to breach the Company Board’s fiduciary duties to the Company’s stockholders under applicable Law.

(e)

Prior to the Company taking any action permitted (i) under Section 5.5(d)(i) in response to a Company Intervening Event, the Company shall provide Parent with ten (10) Business Days’ prior written notice advising Parent it intends to effect a Company Change of Recommendation and specifying, in reasonable detail, the reasons therefor, and during such ten (10) Business Day period, the Company shall cause its Representatives (including its executive officers) to be available to negotiate in good faith (to the extent Parent desires to negotiate) any proposal by Parent to amend the terms and conditions of this Agreement in a manner that would obviate the need to effect a Company Change of Recommendation and at the end of such ten (10) Business Day period the Company Board again makes the fiduciary determination under Section 5.5(d)(i) (after in good faith taking into account any amendments to this Agreement proposed by Parent), or (ii) under Section 5.5(d)(ii) in response to a Company Superior Proposal, (A) the Company shall provide Parent with five (5) Business Days’ prior written notice (a “Company Superior Proposal Notice”) advising Parent that the Company Board intends to take such action, which Company Superior Proposal Notice shall include a description of the terms and conditions of the Company Superior Proposal that is the basis for the proposed action of the Company Board, the identity of the Person making the Company Superior Proposal and a copy of any proposed definitive agreement for such Company Superior Proposal, if any, (B) the Company shall have negotiated in good faith with Parent and its Representatives and shall have directed its financial advisors and outside legal counsel to engage in good faith negotiations with Parent and its Representatives (to the extent Parent wishes to negotiate) to enable Parent to make such amendments to the terms of this Agreement as would permit the Company Board not to effect a Company Change of Recommendation or terminate this Agreement in connection with such Company Superior Proposal, and (C) at the end of such five (5) Business Day period, the Company Board again makes the fiduciary determination under Section 5.5(d)(ii). With respect to Section 5.5(e)(ii), any material modifications to the terms of the Company Superior Proposal (including any change in the amount or form of consideration) after a Company Superior Proposal Notice shall require a new Company Superior Proposal Notice by the Company to Parent in compliance with clause (A) and shall commence a new notice period pursuant clause (A) of three (3) Business Days

(f)

Nothing contained in this Agreement shall prohibit the Company or the Company Board or any committee thereof from complying with its disclosure obligations under applicable Law or rules and policies of the NYSE, including taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) or Item 1012(a) of Regulation M-A under the Exchange Act (or any similar communication to stockholders) or from issuing a “stop, look and listen” statement pending disclosure of its position thereunder. For the avoidance of doubt, this Section 5.5(f) shall not permit the Company Board to make (or otherwise modify the definition of) a Company Change of Recommendation except to the extent expressly permitted by Section 5.5(d).

(g)

Further to Section 5.5(a), the Company shall (and shall cause its Subsidiaries and its and their respective directors and officers and shall use its reasonable best efforts to cause its other Representatives to) promptly terminate any existing discussions and negotiations conducted heretofore with any Person (other than Parent, the Company or any of their respective Affiliates or Representatives) with respect to any Company Alternative Proposal, or proposal or transaction that could reasonably be expected to lead to or result in a Company Alternative Proposal. Further, the Company shall promptly terminate all physical and electronic data access previously granted to such Persons and request that any such Persons promptly return or destroy all confidential information concerning the Company and any of its Subsidiaries and provide prompt written confirmation thereof.

(h)

“Company Acquisition Agreement” means any merger agreement, acquisition agreement, reorganization agreement, letter of intent, memorandum of understanding, agreement in principle, option agreement, joint venture agreement or partnership agreement providing for any Company Alternative Proposal; provided, that a confidentiality agreement entered into pursuant to Section 5.5(b) shall not be deemed a Company Acquisition Agreement.

(i)

“Company Alternative Proposal” means any written inquiry, proposal, offer or indication of interest made by any Person or group of Persons (other than Parent, Merger Sub or their respective Affiliates) relating to or concerning (i) a merger, reorganization, share exchange, consolidation, business combination, recapitalization, tender offer, exchange offer, or similar transaction involving the Company, directly or indirectly, in each case, as a result of which the stockholders of the Company immediately prior to such transaction would cease to own at least 80% of the total voting power of the Company or the surviving entity (or any direct or indirect parent company thereof), as applicable, immediately following such transaction, (ii) the acquisition by any Person of more than 20% of the net revenues, net income or total assets of the Company and its Subsidiaries, on a consolidated basis or (iii) the direct or indirect acquisition by any Person of more than 20% of the outstanding shares of Company Common Stock.

(j)

“Company Intervening Event” means any change, effect, development, event, circumstance or occurrence first occurring or arising after the date hereof that is material to the Company and the Company Subsidiaries (taken as a whole) (other than any change, effect, development, event, circumstance or occurrence resulting from a breach of this Agreement by the Company, any of its Subsidiaries or any of their respective Representatives) and was not Known by the Company or known by the Company Board or reasonably foreseeable by the Company or the Company Board on or before the date hereof; provided, however, that in no event shall the following changes, effects, developments, events, circumstances or occurrences constitute a Company Intervening Event: (i) the receipt, existence or terms of a Company Alternative Proposal or any inquiry, proposal, offer, request for information or expression of interest that may reasonably be expected to lead to, or result in, a Company Alternative Proposal (which, for the purposes of the Company Intervening Event definition, shall be read without reference to the percentage thresholds set forth in the definition thereof), (ii) changes in the market price or trading volume of Company Common Stock, Parent Common Shares or any other securities of the Company, Parent or their respective Subsidiaries, or any change in credit rating or the fact that the Company or Parent meets or exceeds (or that the Company or Parent fails to meet or exceed) internal or published estimates, projections, forecasts or predictions for any period, (iii) changes after the date hereof in general political, economic or business conditions (including, without limitation, the price of oil, natural gas and other commodities) in the United States, Canada or elsewhere in the world, (iv) changes after the date hereof in the credit, debt, financial or capital markets or in interest or exchange rates, in each case, in the United States, Canada or elsewhere in the world, (v) any matter contemplated by Section 5.7(i), including any noncompliance with Section 5.7(i) or any consequence thereof, (vi) changes in GAAP or IFRS, as applicable, or applicable accounting rules or requirements, or changes in applicable Law or the interpretation thereof, (vii) changes resulting from the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, or the public announcement of this Agreement or the transactions contemplated hereby, including the impact thereof on relationships, contractual or otherwise, with officers, employees, customers, suppliers, distributors, vendors, licensors, licensees, lenders, Governmental Entities, governmental officials, and other Persons with whom the Company or any Company Subsidiary has material business relations, (viii) any matter or event relating solely to the Parent or its Subsidiaries, or (ix) the entering into of any customer or strategic relationship or enhancement or expansion of a customer relationship or strategic relationship which has been discussed or considered on or prior to the date of this Agreement.

(k)

“Company Superior Proposal” means an unsolicited, bona fide written Company Alternative Proposal, made after the date of this Agreement, that the Company Board determines in good faith, after consultation with the Company’s outside legal and financial advisors, and considering all legal, financial, financing and regulatory aspects of the proposal, the identity of the Person(s) making the proposal, the conditions to the closing and the timing and likelihood of the proposal being consummated in accordance with its terms, and any revisions to the terms of this Agreement and the Merger contemplated by this Agreement proposed by Parent during the notice period, would, if consummated, result in a transaction (i) that is more favorable to the Company’s stockholders from a financial point of view than the transactions contemplated by this Agreement and (ii) that is reasonably likely to be completed, taking into account any regulatory, financing or approval requirements and any other aspects considered relevant by the Company Board. For purposes of the reference to a “Company Superior Proposal” in this definition, all references to (x) “20%” in the definition of “Company Alternative Proposal” will be deemed to be references to “80%” and (y) “80%” in the definition of “Company Alternative Proposal” will be deemed to be references to “20%”.

5.6 No Solicitation by Parent.

(a)

Subject to the provisions of this Section 5.6, from the date of this Agreement until the earlier of the Effective Time and the Termination Date, Parent agrees that it shall not, and shall cause its Subsidiaries and its and their respective directors and officers not to, and shall use reasonable best efforts to cause its and its Subsidiaries’ other Representatives not to, directly or indirectly, (i) solicit, initiate or knowingly encourage or knowingly facilitate any inquiry regarding, or the making or submission of any proposal, offer or indication of interest that constitutes, or would reasonably be expected to lead to, or result in, a Parent Alternative Proposal, (ii) engage in, knowingly encourage, continue or otherwise participate in any discussions or negotiations with any Person regarding Parent Alternative Proposal, or any communications regarding or any inquiry, proposal or offer that would reasonably be expected to lead to, or result in, a Parent Alternative Proposal (except to notify such Person that the provisions of this Section 5.6 prohibit any such discussions or negotiations), (iii) furnish any non-public information relating to Parent or its Subsidiaries in connection with or for the purpose of facilitating a Parent Alternative Proposal or any inquiry, proposal, offer or indication of interest that would reasonably be expected to lead to, or result in, a Parent Alternative Proposal and request the prompt return or destruction of any confidential information provided to any third party in connection with any Parent Alternative Proposal; (iv) recommend or enter into any other letter of intent, memorandum of understandings, agreement in principle, option agreement, acquisition agreement, merger agreement, arrangement agreement, amalgamation agreement, joint venture agreement, partnership agreement or other similar agreement with respect to a Parent Alternative Proposal (except for confidentiality agreements permitted under Section 5.6(b)); (v) approve any transaction under, or any third party becoming an “interested stockholder” under Section 203 of the DGCL (or similar Takeover Statute applicable to Parent under Canadian Law); or (vi) adopt, approve, endorse, authorize agree or publicly propose to adopt, approve, endorse or authorize to do any of the foregoing or otherwise knowingly facilitate any effort or attempt to make a Parent Alternative Proposal.

(b)

Notwithstanding anything in this Section 5.6 to the contrary, at any time prior to, but not after, obtaining the Parent Shareholder Approval, if Parent receives a bona fide, unsolicited Parent Alternative Proposal in writing that did not result from a breach of this Section 5.6 (which Parent Alternative Proposal is not withdrawn), Parent and its Representatives may contact the third party making such Parent Alternative Proposal to clarify the terms and conditions thereof. If the Parent Board determines in good faith after consultation with Parent’s outside legal counsel and financial advisors that such Parent Alternative Proposal constitutes a Parent Superior Proposal or would reasonably be expected to result in a Parent Superior Proposal, then Parent may take the following actions: (i) furnish nonpublic information to the third party making such Parent Alternative Proposal (including its Representatives, including its equity and debt financing sources) in response to a request therefor, if, and only if, (A) prior to so furnishing such information the third party has executed a confidentiality agreement with Parent (a copy of which shall be provided to the Company within 24 hours of execution) having confidentiality and use provisions that, in each case, are not less restrictive to such third party than the provisions in the Confidentiality Agreement are to the Company (it being understood that such confidentiality agreement need not contain any “standstill” or similar provisions or otherwise prohibit the making or amendment of any Parent Alternative Proposal, but such confidentiality agreement shall not grant such third party the exclusive right to negotiate with Parent), and (B) Parent also provides to the Company, prior to or substantially concurrently with the time such non-public information is provided or made available to such third party, any non-public information furnished to such third party that was not previously furnished to the Company; provided, however, that if the third party making such Parent Alternative Proposal is a known competitor of the Company or Parent, Parent shall not provide any commercially sensitive non-public information to such third party in connection with any actions permitted by this Section 5.6(b) other than in accordance with customary “clean room” or other similar procedures designed to limit the disclosure of competitively sensitive information, and (ii) engage in discussions or negotiations with the third party (including its Representatives) with respect to the Parent Alternative Proposal. Parent shall promptly (and in any event within 24 hours) notify the Company in writing if: (i) any inquiries, proposals or offers with respect to a Parent Alternative Proposal are received by Parent or any of its Representatives or (ii) any information is requested from Parent or any of its Representatives that, to the Knowledge of Parent, has been or is reasonably likely to have been made in connection with any Parent Alternative Proposal, which notice shall identify the material terms and conditions thereof (including the name of the applicable third party and, complete copies of any written requests, proposals or offers and any other material documents, including proposed agreements). It is understood and agreed that any contacts, disclosures, discussions or negotiations permitted under this Section 5.6(b), including any public announcement that Parent or the Parent Board has made any determination contemplated under this Section 5.6(b) to take or engage in any such actions, shall not constitute a Parent Change of Recommendation or otherwise constitute a basis for the Company to terminate this Agreement pursuant to Section 7.1. Parent shall keep the Company fully informed on a current basis of any material developments regarding any Parent Alternative Proposals or any material change to the terms of any such Parent Alternative Proposal and any material change to the status of any such discussions or negotiations with respect thereto.

(c)

Except as expressly permitted by Section 5.6(d), the Parent Board, including any committee thereof, shall not (i) withdraw, withhold, qualify or modify, or propose publicly to withdraw, withhold, qualify or modify, the Parent Recommendation; (ii) fail to include the Parent Recommendation in the Management Information Circular that is mailed by Parent to the shareholders of Parent; (iii) if any Parent Alternative Proposal that is structured as a tender offer or exchange offer for the outstanding Parent Common Shares is commenced (other than by the Company or an Affiliate of the Company), fail to recommend and publicly announce, within ten (10) Business Days after such commencement, against acceptance of such tender offer or exchange offer by its shareholders; (iv) approve, adopt, recommend or declare advisable any Parent Alternative Proposal or publicly propose to approve, adopt or recommend, or declare advisable any Parent Alternative Proposal; (v) fail to publicly reaffirm the Parent Recommendation, within ten (10) Business Days after a Parent Alternative Proposal (or material modification thereto) is first publicly announced by Parent or the person making such Parent Alternative Proposal (or, with respect to any material amendments, revisions or changes to the terms of any such previously publicly disclosed Parent Alternative Proposal that are publicly disclosed within the last five (5) Business Days prior to the Effective Time, fail to take the actions referred to in this clause (v), with references to the applicable ten (10) Business Day period being replaced with three (3) Business Days); (vi) approve, adopt or recommend, or declare advisable or enter into, any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement (other than a confidentiality agreement referred to in and entered into compliance with Section 5.6(b)) with respect to any Parent Alternative Proposal; (vii) exempt any person other than the Company from any Takeover Statute or approve or authorize, or cause or permit Parent any of its Subsidiaries to enter into a Parent Acquisition Agreement, or (viii) resolve or publicly propose to take any action described in the foregoing clauses (i) through (vii) (any such action set forth in the foregoing clauses (i) through (ix), a “Parent Change of Recommendation”).

(d)

Notwithstanding anything to the contrary set forth in this Agreement, but subject to Section 5.6(e), prior to obtaining the Parent Shareholder Approval, (i) the Parent Board may make a Parent Change of Recommendation in response to a Parent Intervening Event if the Parent Board has determined, in good faith after consultation with the Parent’s outside legal counsel, that the failure to take such action would breach or would reasonably be expected to breach the Parent Board’s fiduciary duties to the Parent’s stockholders under applicable Law, or (ii) the Parent Board may, in response to a Parent Superior Proposal, (i) make a Parent Change of Recommendation and/or (ii) cause Parent to terminate this Agreement pursuant to Section 7.1(d)(ii) in order to enter into a Parent Acquisition Agreement that did not result from a breach of this Section 5.6 which Parent Acquisition Agreement the Parent Board determines, in good faith after consultation with Parent’s outside legal counsel and financial advisors, is a Parent Superior Proposal, but only if the Parent Board has determined in good faith after consultation with Parent’s outside legal counsel, that the failure make such a Parent Change of Recommendation and / or terminate this Agreement to enter into a Parent Acquisition Agreement providing for a Parent Superior Proposal would breach or would reasonably be expected to breach the Parent Board’s fiduciary duties to Parent’s shareholders under applicable Law.

(e)

Prior to Parent taking any action permitted under (i) Section 5.6(d)(i) in response to a Parent Intervening Event, the Parent shall provide Company with ten (10) Business Days’ prior written notice advising Company it intends to effect a Parent Change of Recommendation and specifying, in reasonable detail, the reasons therefor, and during such ten (10) Business Day period, the Parent shall cause its Representatives (including its executive officers) to be available to negotiate in good faith (to the extent Company desires to negotiate) any proposal by Company to amend the terms and conditions of this Agreement in a manner that would obviate the need to effect a Parent Change of Recommendation and at the end of such ten (10) Business Day period the Parent Board again makes the fiduciary determination under Section 5.6(d)(i) (after in good faith taking into account any amendments to this Agreement proposed by Company), or (ii) Section 5.6(d)(ii) in response to a Parent Superior Proposal, (A) Parent shall provide the Company with five (5) Business Days’ prior written notice (a “Parent Superior Proposal Notice”) advising the Company that the Parent Board intends to take such action, which Parent Superior Proposal Notice shall include a description of the terms and conditions of the Parent Superior Proposal that is the basis for the proposed action of the Parent Board, the identity of the Person making the Parent Superior Proposal and a copy of any proposed definitive agreement for such Parent Superior Proposal, if any, and (B) Parent shall have negotiated in good faith with the Company and its Representatives and shall have directed its financial advisors and outside legal counsel to engage in good faith negotiations with Company and its Representatives (to the extent the Company wishes to negotiate) to enable the Company to make such amendments to the terms of this Agreement as would permit the Parent Board not to effect a Parent Change of Recommendation or terminate this Agreement in connection with such Parent Superior Proposal, and (C) at the end of such five (5) Business Day period, the Parent Board again makes the fiduciary determination under Section 5.6(d). With respect to Section 5.6(e)(ii), any material modifications to the terms of the Parent Superior Proposal (including any change in the amount or form of consideration) after a Parent Superior Proposal Notice shall require a new Parent Superior Proposal Notice by Parent to the Company in compliance with clause (A), and shall commence a new notice period pursuant clause (A) of three (3) Business Days.

(f)

Nothing contained in this Agreement shall prohibit Parent or the Parent Board or any committee thereof from (i) complying with its disclosure obligations under applicable Law or rules and policies of the TSX, including taking and disclosing to its shareholders a position a “stop, look and listen” statement pending disclosure of its position thereunder, or (ii) complying with Part 2 – Division 1 of National Instrument 62-104 – Take-Over Bids and Issuer Bids of the Canadian Securities Administrators and similar provisions under Canadian Securities Laws relating to the provision of directors’ circulars in respect of a Parent Alternative Proposal. For the avoidance of doubt, this Section 5.6(f) shall not permit the Company Board to make (or otherwise modify the definition of) a Company Change of Recommendation except to the extent expressly permitted by Section 5.6(d).

(g)

Further to Section 5.6(a), Parent shall (and shall cause its Subsidiaries and its and their respective directors and officers and shall use its reasonable best efforts to cause its other Representatives to) promptly terminate any existing discussions and negotiations conducted heretofore with any Person (other than the Company, Parent or any of their respective Affiliates or Representatives) with respect to any Parent Alternative Proposal, or proposal or transaction that could reasonably be expected to lead to or result in a Parent Alternative Proposal. Further, Parent shall promptly terminate all physical and electronic data access previously granted to such Persons and request that any such Persons promptly return or destroy all confidential information concerning Parent and any of its Subsidiaries and provide prompt written confirmation thereof.

(h)

“Parent Acquisition Agreement” means any merger agreement, acquisition agreement, reorganization agreement, letter of intent, memorandum of understanding, agreement in principle, option agreement, joint venture agreement or partnership agreement providing for any Parent Alternative Proposal; provided, that a confidentiality agreement entered into pursuant to Section 5.6(b) shall not be deemed a Parent Acquisition Agreement.

(i)

“Parent Alternative Proposal” means any written inquiry, proposal, offer or indication of interest made by any Person or group of Persons (other than the Company or its Affiliates) relating to or concerning (i) a plan of arrangement, amalgamation, merger, reorganization, share exchange, consolidation, business combination, recapitalization, tender offer, exchange offer, or similar transaction involving Parent, directly or indirectly, in each case, as a result of which the shareholders of Parent immediately prior to such transaction would cease to own at least 80% of the total voting power of Parent or the surviving entity (or any direct or indirect parent company thereof), as applicable, immediately following such transaction, (ii) the acquisition by any Person of more than 20% of the net revenues, net income or total assets of Parent and its Subsidiaries, on a consolidated basis, or (iii) the direct or indirect acquisition by any Person of more than 20% of the outstanding Parent Common Shares.

(j)

“Parent Intervening Event” means any change, effect, development, event, circumstance or occurrence first occurring or arising after the date hereof that is material to the Parent and the Parent Subsidiaries (taken as a whole) (other than any change, effect, development, event, circumstance or occurrence resulting from a breach of this Agreement by Parent, any of its Subsidiaries or any of their respective Representatives) and was not Known by the Parent or known by the Parent Board or reasonably foreseeable to the Parent or the Parent Board on or before the date hereof; provided, however, that in no event shall the following changes, effects, developments, events, circumstances or occurrences constitute a Parent Intervening Event: (i) the receipt, existence or terms of a Parent Alternative Proposal or any inquiry, proposal, offer, request for information or expression of interest that may reasonably be expected to lead to, or result in, a Parent Alternative Proposal (which, for the purposes of the Parent Intervening Event definition, shall be read without reference to the percentage thresholds set forth in the definition thereof), (ii) changes in the market price or trading volume of Company Common Stock, Parent Common Shares or any other securities of the Company, Parent or their respective Subsidiaries, or any change in credit rating or the fact that the Company or Parent meets or exceeds (or that the Company or Parent fails to meet or exceed) internal or published estimates, projections, forecasts or predictions for any period, (iii) changes after the date hereof in general political, economic or business conditions (including, without limitation, the price of oil, natural gas and other commodities) in the United States, Canada or elsewhere in the world, (iv) changes after the date hereof in the credit, debt, financial or capital markets or in interest or exchange rates, in each case, in the United States, Canada or elsewhere in the world, (v) any matter contemplated by Section 5.7(i), including any noncompliance with Section 5.7(i) or any consequence thereof, (vi) changes in GAAP or IFRS, as applicable, or applicable accounting rules or requirements, or changes in applicable Law or the interpretation thereof, (vii) changes resulting from the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, or the public announcement of this Agreement or the transactions contemplated hereby, including the impact thereof on relationships, contractual or otherwise, with officers, employees, customers, suppliers, distributors, vendors, licensors, licensees, lenders, Governmental Entities, governmental officials, and other Persons with whom the Parent or any Parent Subsidiary has material business relations, (viii) any matter or event relating solely to the Company or its Subsidiaries, or (ix) the entering into of any customer or strategic relationship or enhancement or expansion of a customer relationship or strategic relationship which has been discussed or considered on or prior to the date of this Agreement.

(k)

“Parent Superior Proposal” means an unsolicited, bona fide written Parent Alternative Proposal, made after the date of this Agreement, that the Parent Board determines in good faith, after consultation with Parent’s outside legal and financial advisors, and considering all legal, financial, financing and regulatory aspects of the proposal, the identity of the Person(s) making the proposal, the conditions to the closing and the timing and likelihood of the proposal being consummated in accordance with its terms, and any revisions to the terms of this Agreement and the Merger contemplated by this Agreement proposed by Company during the notice period, would, if consummated, result in a transaction (i) that is more favorable to Parent’s shareholders from a financial point of view than the transactions contemplated by this Agreement and (ii) that is reasonably likely to be completed, taking into account any regulatory, financing or approval requirements and any other aspects considered relevant by the Parent Board. For purposes of the reference to a “Parent Alternative Proposal” in this definition, all references to (x) “20%” in the definition of “Parent Alternative Proposal” will be deemed to be references to “80%” and (y) “80%” in the definition of “Parent Alternative Proposal” will be deemed to be references to “20%”.

5.7 Preparation of Registration Statement and Management Information Circular; Shareholders Meetings; Regulatory Filings; Other Actions.

(a)

(i) As promptly as reasonably practicable after the date of this Agreement and, the Parties will use their respective reasonable best efforts to complete within forty-five (45) days following the date hereof, the Company and Parent shall prepare and file with the SEC the preliminary US Registration Statement (including the Proxy Statement/Prospectus with respect to the Company Stockholder Meeting) and (ii) Parent shall prepare and file with the TSX the draft Management Information Circular with respect to the Parent Shareholder Meeting. Each of the Company and Parent shall use its reasonable best efforts to (A) have the US Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and (B) keep the US Registration Statement effective for so long as necessary to complete the Merger. Each of the Company and Parent shall furnish all information concerning itself, its Affiliates and the holders of its shares to the other and provide such other assistance as may be reasonably requested in connection with the preparation, filing and distribution of the Proxy Statement/Prospectus, the Management Information Circular and the US Registration Statement. Each of the Company and Parent shall provide the other Party with a reasonable period of time to review the Proxy Statement/Prospectus and the Management Information Circular and any amendments thereto prior to filing and shall reasonably consider any comments from the other Party. Each of the Company and Parent shall respond promptly to any comments from the SEC or the staff of the SEC, any of the Canadian Securities Administrators, or the TSX, as applicable. Each of the Company and Parent shall notify the other Party promptly of the receipt of any comments (whether written or oral) from the SEC or the staff of the SEC, any of the Canadian Securities Administrators, or the TSX and of any request by the SEC or the staff of the SEC or the TSX for amendments or supplements to the Proxy Statement/Prospectus, the Management Information Circular or US Registration Statement or for additional information and shall supply the other Party with copies of all correspondence between it and any of its Representatives, on the one hand, and the SEC or the staff of the SEC or the TSX, on the other hand, with respect to the Proxy Statement/Prospectus, the Management Information Circular or US Registration Statement or the transactions contemplated by this Agreement within 24 hours of the receipt thereof. The Proxy Statement/Prospectus, the Management Information Circular and US Registration Statement shall comply as to form in all material respects with the applicable requirements of the Exchange Act, the Securities Act and applicable Canadian Securities Laws and corporate Laws, as applicable, and, without limiting the foregoing, Parent shall ensure that the Management Information Circular shall provide shareholders of Parent with information in sufficient detail to permit them to form a reasoned judgment concerning the matters to be placed before them at the Parent Shareholder Meeting. If at any time prior to the Company Stockholder Meeting or the Parent Shareholder Meeting (or any adjournment or postponement of the Company Stockholder Meeting or the Parent Shareholder Meeting) any information relating to Parent or the Company, or any of their respective Affiliates, officers or directors, is discovered by Parent or the Company that should be set forth in an amendment or supplement to the Proxy Statement/Prospectus, the Management Information Circular and/or US Registration Statement, so that the Proxy Statement/Prospectus, the Management Information Circular and/or US Registration Statement would not include a misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed by the Company and/or Parent with the SEC, the Canadian Securities Administrators and/or the TSX, as applicable, and, to the extent required by applicable Law, disseminated to the stockholders of the Company and the shareholders of Parent. The Company shall cause the Proxy Statement/Prospectus and US Registration Statement to be mailed to the Company’s stockholders as promptly as reasonably practicable after the US Registration Statement is declared effective under the Securities Act (such effectiveness date, the “Clearance Date”). Promptly (and in any event within seven (7) days of the mailing of the Proxy Statement/Prospectus to the stockholders of the Company), Parent shall file the Management Information Circular with the Canadian Securities Administrators and mail the Management Information Circular to the shareholders of Parent.

(b)

Each of Parent and the Company shall provide the other Party and its legal counsel with a reasonable opportunity to review and comment on drafts of the Proxy Statement/Prospectus, the Management Information Circular, the US Registration Statement and other documents related to the Company Stockholder Meeting, the Parent Shareholder Meeting or the issuance of the Parent Common Shares (and any amendments thereto) in connection with the Merger, prior to filing such documents with the applicable Governmental Entity and mailing such documents to the Company’s stockholders or Parent’s shareholders, as applicable. Each Party hereto shall consider in good faith in the Proxy Statement/Prospectus, the Management Information Circular, the US Registration Statement and such other documents related to the Company Stockholder Meeting, the Parent Shareholder Meeting or the issuance of Parent Common Shares in connection with the Merger, all comments reasonably and promptly proposed by the other Party or its legal counsel. Subject to applicable Law, the information contained in the Management Information Circular shall be consistent in all material respects with the substantive information contained in the Proxy Statement/Prospectus; provided that the Management Information Circular shall only be required to contain the information contained in the Proxy Statement/Prospectus that is required pursuant to applicable Canadian Securities Laws.

(c)

Subject to Section 5.4(e), Section 5.7(d) and Section 5.7(g), the Company shall take all action necessary in accordance with applicable Law and the certificate of incorporation and bylaws of the Company to set a record date for, duly give notice of, convene and hold a special meeting of its stockholders following the mailing of the Proxy Statement/Prospectus for the purpose of obtaining the Company Stockholder Approval (the “Company Stockholder Meeting”) on a date mutually selected by the Company and Parent as soon as reasonably practicable following the Clearance Date and in any case, within forty-five (45) days following the Clearance Date. Unless the Company shall have made a Company Change of Recommendation in compliance with Section 5.5(c), the Company shall include the Company Recommendation in the Proxy Statement/Prospectus and shall solicit, and use its reasonable best efforts to obtain, the Company Stockholder Approval at the Company Stockholder Meeting (including by soliciting proxies in favor of the adoption of this Agreement) as soon as reasonably practicable.

(d)

The Company shall cooperate with and keep Parent informed on a reasonably current basis regarding its solicitation efforts and voting results following the dissemination of the Proxy Statement/Prospectus to its shareholders. The Company (i) shall adjourn or postpone the Company Stockholder Meeting (A) to allow time for the filing and dissemination of any supplemental or amended disclosure document that the Company Board has determined in good faith (after consultation with its outside legal counsel) is required to be filed and disseminated under applicable Law or (B) if as of the time that the Company Stockholder Meeting is originally scheduled (as set forth in the Proxy Statement/Prospectus) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholder Meeting and (ii) may, and at Parent’s request shall, adjourn or postpone the Company Stockholder Meeting to allow reasonable additional time to solicit additional proxies necessary to obtain the Company Stockholder Approval; provided, however, that, unless otherwise agreed by the Parties, the Company Stockholder Meeting shall not be adjourned or postponed to a date that is more than twenty (20) Business Days after the date for which the Company Stockholder Meeting was previously scheduled; provided, further, that the Company Stockholder Meeting shall not be adjourned or postponed to a date on or after two (2) Business Days prior to the End Date or a date that requires the Company to select a new record date under applicable Law. Without the prior written consent of Parent, the adoption of this Agreement shall be the only matter (other than matters of procedure and matters required by applicable Law to be voted on by the Company’s stockholders in connection with the adoption of this Agreement) that the Company shall propose to be acted on by the shareholders of the Company at the Company Stockholder Meeting.

(e)

Subject to Section 5.6, Section 5.7(f) and Section 5.7(g), Parent shall take all action necessary in accordance with applicable Law and the articles of incorporation and bylaws of Parent to set a record date for, duly give notice of, convene and hold a meeting of its shareholders following the mailing of the Proxy Statement/Prospectus for the purpose of obtaining the Parent Shareholder Approval (the “Parent Shareholder Meeting”) on a date mutually selected by the Company and Parent as soon as reasonably practicable following the Clearance Date and, in any case, within forty-five (45) days following the Clearance Date. Unless Parent shall have made a Parent Change of Recommendation in compliance with Section 5.6, Parent shall include the Parent Recommendation in the Management Information Circular and shall solicit, and use its reasonable best efforts to obtain, the Parent Shareholder Approval at the Parent Shareholder Meeting (including by soliciting proxies in favor of the approval of the Parent Share Issuance) as soon as reasonably practicable.

(f)

Parent shall cooperate with and keep the Company informed on a reasonably current basis regarding its solicitation efforts and voting results following the dissemination of the Management Information Circular to its shareholders. Parent (i) shall adjourn or postpone the Parent Shareholder Meeting (A) to allow time for the filing and dissemination of any supplemental or amended disclosure document that the Parent Board has determined in good faith (after consultation with its outside legal counsel) is required to be filed and disseminated under applicable Law or (B) if as of the time that the Parent Shareholder Meeting is originally scheduled (as set forth in the Management Information Circular) there are insufficient Parent Common Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Parent Shareholder Meeting and (ii) may, and at the Company’s request shall, adjourn or postpone the Parent Shareholder Meeting to allow reasonable additional time to solicit additional proxies necessary to obtain the Parent Shareholder Approval; provided, however, that, unless otherwise agreed by the Parties, the Parent Shareholder Meeting shall not be adjourned or postponed to a date that is more than twenty (20) Business Days after the date for which the Parent Shareholder Meeting was previously scheduled; provided, further, that the Parent Shareholder Meeting shall not be adjourned or postponed to a date on or after two (2) Business Days prior to the End Date or a date that requires Parent to select a new record date under applicable Law. Without the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed), the approval of the Parent Share Issuance shall be the only matter (other than matters of procedure and matters required by applicable Law to be voted on by Parent’s shareholders in connection with the approval of the Parent Share Issuance) that Parent shall propose to be acted on by the shareholders of Parent at the Parent Shareholder Meeting.

(g)

Subject to applicable Law, each of the Parties shall reasonably cooperate and use their reasonable best efforts to cause the record dates and date and time of the Company Stockholder Meeting and the Parent Shareholder Meeting to be coordinated such that they occur on the same calendar day (and in any event as close in time as possible).

(h)

Without limiting the generality of the foregoing, the Company agrees that its obligations to hold the Company Stockholder Meeting pursuant to this Section 5.7 shall not be affected solely by the making of a Company Change of Recommendation, and Parent agrees that its obligations to hold the Parent Shareholder Meeting pursuant to this Section 5.7 shall not be affected solely by the making of a Parent Change of Recommendation. The Company agrees that notwithstanding any Company Change of Recommendation, this Agreement shall be submitted to the holders of the Company Common Stock at the Company Stockholder Meeting for the purpose of voting on the adoption of this Agreement and the approval of the Merger, and its obligations pursuant to this Section 5.7 shall not be affected by the Company Change of Recommendation, unless the Company terminates this Agreement in accordance with its terms prior to the Company Stockholder Meeting. Parent agrees that notwithstanding any Parent Change of Recommendation, the approval of the Parent Share Issuance in connection with the Merger shall be submitted to the holders of the Parent Common Shares at the Parent Shareholder Meeting, and its obligations pursuant to this Section 5.7 shall not be affected by the Parent Change of Recommendation, unless Parent terminates this Agreement in accordance with its terms prior to the Parent Shareholder Meeting.

(i)

Subject to the terms and conditions herein provided, each of Parent and the Company shall (and shall cause their Subsidiaries to) use their respective reasonable best efforts to promptly take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under this Agreement and applicable Laws to cause the conditions to Closing set forth in Article 6 of this Agreement to be satisfied and to consummate, and make effective as promptly as practicable after the date hereof, the Merger and the other transactions contemplated by this Agreement as promptly as practicable after the date of this Agreement and in any event prior to the End Date, including by preparing and filing with all Governmental Entities as promptly as practicable after the date of this Agreement all applications, notices, petitions, filings, ruling requests, and other documents necessary to consummate the Merger, and to obtain as promptly as practicable after the date of this Agreement all permits, consents, waivers, approvals, clearances, authorizations and expirations or terminations of waiting periods necessary to be obtained from the Antitrust Authorities and any other Governmental Entity in order to consummate the Merger (collectively, the “Governmental Approvals”). In furtherance and not in limitation of the foregoing, each Party hereto agrees to (A) make an appropriate and complete filing of a Notification and Report Form pursuant to the HSR Act with respect to the Merger within ten (10) Business Days of the date of this Agreement; (B) make all other filings that are required to be made in order to consummate the Merger with the Antitrust Authorities; and (C) not extend any waiting period under the HSR Act or the applicable Laws of other applicable non-U.S. jurisdictions of the Antitrust Authorities, if required to have a waiting period, or enter into any agreement with the Antitrust Authorities or any other Governmental Entity not to consummate the Merger, without consulting with the other Party in good faith. Parent and the Company shall supply as promptly as practicable any additional information or documentation that may be requested by the Antitrust Authorities and use their respective reasonable best efforts to take all other actions necessary, proper or advisable to obtain the Required Antitrust Approvals or to cause the expiration or termination of the applicable waiting periods under the HSR Act and any other Antitrust Law as soon as practicable (including complying with any “second request” for information or similar request from a Governmental Entity pursuant to other regulatory Laws). In connection with the actions referenced in Section 5.7(i) to obtain all Governmental Approvals for the Merger under the Antitrust Laws, each of Parent and the Company shall: (A) cooperate in all respects with each other in connection with any material communication, filing or submission and in connection with any investigation or other inquiry, including any Action initiated by a private party; (B) keep the other Party and its counsel promptly informed of any material communication received by such Party from, or given by such Party to, the Antitrust Authorities or other Governmental Entity and of any material communication received or given in connection with any Action by a private party, in each case regarding any of the Merger; (C) consult with each other in advance of any meeting or conference with the Antitrust Authorities or any other Governmental Entity or, in connection with any Action by a private party, with any other person, and to the extent permitted by the Antitrust Authorities or such other Governmental Entity or other person, give the other Party or its counsel the opportunity to attend and participate in such meetings and conferences; and (D) permit the other Party and its counsel to review in advance any submission, filing or material communication (and documents submitted therewith) intended to be given by it to the Antitrust Authorities or any other Governmental Entity; provided that materials may be redacted to remove business secrets and other confidential material so long as the disclosing Party acts reasonably in identifying such material for redaction. Parent and the Company may, as each deems advisable and necessary, reasonably designate any competitively sensitive material to be provided to the other under this Section 5.7(i) as “Antitrust Counsel Only Material.” Such materials and the information contained therein shall be given only to the outside antitrust counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials (Parent or the Company, as the case may be) or its legal counsel. In furtherance and not in limitation of the other covenants of the Parties in this Agreement, if Parent determines, in its sole discretion, to defend through litigation on the merits any claim asserted in any court or other governmental body with respect to the Merger by the FTC, DOJ or any other applicable Governmental Entity, the Company shall use its reasonable best efforts to cooperate with and support the Parent’s efforts. Without limiting the generality of the foregoing and notwithstanding anything in this Agreement to the contrary, in furtherance of the Parties reasonable best efforts, each of Parent and the Parent Subsidiaries, on the one hand, and each of the Company and the Company Subsidiaries, on the other hand, to the extent required to obtain Required Antitrust Approvals or any necessary Governmental Approvals, shall (x) propose, negotiate or offer to effect, or consent or commit to, any sale, leasing, licensing, transfer, disposal, divestiture or other encumbrance, or holding separate, of any assets, licenses, operations, rights, product lines, businesses or interest therein (collectively, a “Divestiture”); and (y) take or agree to take any other action, agree or consent to, make any concession in respect of, or permit or suffer to exist any condition or requirement setting forth, any limitations or restrictions on freedom of actions with respect to, or its ability to retain, or make changes in, any assets, licenses, operations, rights, product lines, businesses or interest therein (collectively, a “Remedy”); provided, that the Company and the Company Subsidiaries shall not take any such action without Parent’s express prior written consent; and provided further that no such Divestiture or Remedy shall be required if (1) such Divestiture or Remedy would, in the good faith reasonable judgment of Parent, be reasonably expected to materially impair or diminish the benefits or advantages it expects to receive from the Merger and the transactions contemplated hereby, or (2) such Divestiture or Remedy would have a material adverse effect on the business of (x) Parent and the Parent Subsidiaries, taken as a whole, or (y) the Company and the Company Subsidiaries, taken as a whole, and no Party or any of their respective Subsidiaries shall be required to take any of the actions referred to above with respect to a Divestiture or Remedy unless the effectiveness thereof is conditioned on the occurrence of the Closing. Parent shall have the right to direct all matters with any Governmental Entity consistent with its obligations hereunder. Notwithstanding anything to the contrary in this Agreement, it is agreed that Parent shall make all strategic decisions and lead all discussions, negotiations and other proceedings, and coordinate all activities with respect to any requests that may be made by, or any actions, consents, undertakings, approvals, or waivers that may be sought by or from, any Governmental Entity, in connection with obtaining Governmental Approvals for the Merger under the Antitrust Laws, including determining the strategy for contesting, litigating or otherwise responding to objections to, or proceedings challenging, the consummation of the Merger, in each case subject to good faith consultations with the Company reasonably in advance and in consideration of the Company’s views. Without limiting the foregoing, prior to the Effective Time, the Company shall also cooperate with the Parent in good faith with a view to preparing filings that may need to be made post-Closing under any applicable Antitrust Laws, including promptly providing all information that may be required or reasonably requested in connection with the preparation of such filings and supplying any additional information that may be required or reasonably requested by the applicable Governmental Entity in connection with such filings.

(j)

Parent shall not, and shall cause the Parent Subsidiaries not to, and the Company shall not, and shall cause the Company Subsidiaries not to, acquire or agree to acquire, by merging with or into or consolidating with, or by purchasing a portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets, or take any other action, if the entering into of a definitive agreement relating to, or the consummation of such acquisition, merger or consolidation, or the taking of any other action, would reasonably be expected to (i) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any authorizations, consents, orders, clearances or approvals of any Governmental Entity necessary to consummate the transactions contemplated hereby or the expiration or termination of any applicable waiting period; (ii) increase, in any material respect, the risk of any Governmental Entity entering an Order prohibiting the consummation of the transactions contemplated hereby; (iii) increase the risk, in any material respect, of not being able to remove any such Order on appeal or otherwise; or (iv) prevent or materially delay the consummation of the transactions contemplated hereby.

5.8 Employee Matters.

(a)

During the period commencing at the Effective Time and ending on December 31, 2022 (the “Continuation Period”), Parent shall or shall cause the Surviving Corporation or one of its Subsidiaries, as applicable, to provide to each employee of the Company and its Subsidiaries, for so long as such employee remains employed by Parent or its Subsidiaries during the Continuation Period (collectively, the “Company Continuing Employees”) with (i) at least the same annual base salary or wage rate provided to such employee by the Company or the Company Subsidiaries immediately prior to the Effective Time, (ii) the opportunity to earn at least the same economic value for the short term incentives provided to such employee by the Company or the Company Subsidiaries in respect of calendar year 2021 (iii) continuing medical, dental, vision, disability and life insurance benefits that are no less favorable than those provided under the Parent Benefit Plans for similarly situated employees of the Parent or any of its Subsidiaries, and (iv) the same severance and post-termination benefits that a Company Continuing Employee would have received for a termination of employment immediately prior to the Effective Time. Each Company Continuing Employee shall retain all of such Company Continuing Employee’s accrued but unpaid vacation, sick time or other paid time off as of the Effective Time, to be administered in accordance with the policies in effect when such vacation or other paid time off is used during 2022 by each such Company Continuing Employee. With respect to the continuing medical, dental, vision, disability and life insurance benefits under this Section 5.8(a), Parent shall cause the applicable Parent Benefit Plan to: (x) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such Company Continuing Employees, to the extent such pre-existing conditions, exclusions or waiting periods were satisfied under the similar Company Benefit Plan in effect immediately prior to the Effective Time; and (y) provide each such Company Continuing Employee with credit for any co-payments and deductibles paid (to the same extent such credit was given for the year under the similar Company Benefit Plan in effect immediately prior to the Effective Time) in satisfying any applicable deductible or out-of-pocket requirements.

(b)

With respect to any Parent Benefit Plan, excluding any retiree health plans or programs maintained by Parent or any of its Subsidiaries, if any, any defined benefit retirement plans or programs maintained by Parent or any of its Subsidiaries, if any, and any equity compensation arrangements maintained by Parent or any of its Subsidiaries, (collectively, the “Applicable Parent Benefit Plans”) Parent shall, or shall cause the Surviving Corporation to, with respect to the Continuing Company Employees credit all years of service of such individuals with the Company or any of its Subsidiaries as if such service were with Parent, for purposes of eligibility to participate (but not for purposes of vesting or benefit accrual, except for vacation, if applicable) for full or partial years of service in any Applicable Parent Benefit Plan in which such Company Continuing Employees may be eligible to participate after the Effective Time; provided, that such service shall not be credited to the extent that: (i) such crediting would result in a duplication of benefits; (ii) such service was not credited under the corresponding Company employee plan, or (iii) such crediting is not allowed by the terms of such Parent Benefit Plan.

(c)

The Company shall terminate the Company Non-Qualified Deferred Compensation Plan effective no later than the day immediately prior to the Closing Date. The Parent has its own 401(k) plan, therefore, effective as of no later than the day immediately prior to the Closing Date, the Company will, if requested by Parent in its sole discretion, freeze and terminate the Company’s 401(k) Plan with Fidelity Investments. Effective no later than the day immediately preceding the Closing Date, the Company shall terminate any Company employee plans maintained by the Company or its Subsidiaries that Parent has requested to be terminated by providing a written notice to the Company at least five (5) days prior to the Closing Date, provided, that such Company employee plans can be terminated in accordance with their terms and applicable Law. For greater certainty, the provisions of this Section 5.8(c) do not affect the Company equity awards, which shall be affected as set forth in Section 2.3.

(d)

Without limiting the generality of Section 8.10, the provisions of this Section 5.8 are solely for the benefit of the Parties to this Agreement, and no current or former director, employee or consultant or any other person shall be a third-party beneficiary of this Agreement, and nothing herein shall prevent Parent, the Surviving Corporation or any of their Affiliates from terminating the employment of any Company Continuing Employee.

(e)

Parent, Merger Sub and Company acknowledge and agree that (i) the Merger will constitute a “Change in Control” (or concept of similar import) under the Company Benefit Plans identified in Section 5.8(e) of the Company Disclosure Schedules and (ii) as a result of the Merger, the individuals identified in Section 5.8(e) of the Company Disclosure Schedules will be deemed to have experienced a “Good Reason” event (or concept of similar import), as applicable, as defined under such Company Benefit Plans.

(f)

With respect to matters described in this Section 5.8, the Company will not send any written notices or other written communication materials to Company employees without the prior written consent of Parent. The Company will cooperate and collaborate with the Parent on any such notices or communications.

5.9 Company Material Contracts; Consents.

(a)

The Company shall use reasonable best efforts to provide true and correct copies of all Company Material Contracts (subject to the redaction of any commercially sensitive information) to Parent promptly following the date of this Agreement.

(b)

The Company shall give any notices to third parties required under the Company Material Contracts and shall use, and cause each of its respective Subsidiaries to use, its and their reasonable best efforts to obtain any third party consents with respect to such Company Material Contracts that are necessary, proper or advisable to consummate the transactions, including the Merger.

(c)

Neither the failure of the Company to provide copies of all Company Material Contracts nor the Company’s failure to receive any required third party consents with respect to such Company Material Contract following the Company’s reasonable best efforts to obtain such consents shall be a breach of this Section 5.9.

5.10 Legal Conditions to the Merger.

Subject in all respects to Section 5.7(i) of this Agreement, each of the Parties shall, and shall cause its Subsidiaries to, use their reasonable best efforts to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements that may be imposed on such Party or its Subsidiaries with respect to the Merger and, subject to the conditions set forth in Article 6 hereof, to consummate the transactions contemplated by this Agreement.

5.11 Takeover Statute.

None of the Company, Parent, Merger Sub or the Company Board or Parent Board shall take any action that would cause any Takeover Statutes to become applicable to this Agreement, the Merger, or any of the other transactions contemplated hereby, and each shall take all necessary steps to exempt (or ensure the continued exemption of) the Merger and the other transactions contemplated hereby from any applicable Takeover Statute now or hereafter in effect. If any Takeover Statute shall become applicable to the transactions contemplated hereby, each of the Company, Parent and Merger Sub and the members of their respective boards of directors shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby.

5.12 Public Announcements.

The Company, on the one hand, and Parent and Merger Sub, on the other hand, shall consult with and provide each other a reasonable opportunity to review and comment on, and consider in good faith any reasonable comments by the other Party on, any press release or other public statement or comment prior to the issuance of such press release or other public statement or comment relating to this Agreement or the transactions contemplated hereby and shall not issue any such press release or other public statement or comment prior to such consultation, except as may be required by applicable Law or by obligations pursuant to any listing agreement with any national securities exchange or as may be requested by a Governmental Entity; provided, that the restrictions in this Section 5.12 shall not apply (a) to any Company communication regarding a Company Alternative Proposal or from and after a Company Change of Recommendation or the Company or Parent response thereto, (b) to any Parent communication regarding a Parent Alternative Proposal or the Company or Parent response thereto, (c) in connection with any dispute between or among the Parties regarding this Agreement, the Merger or the other transactions contemplated hereby or (d) to any statements made by the Company or Parent in response to questions by the press, analysts, investors or those participating in investor calls or industry conferences, so long as such statements are consistent with information previously disclosed in previous press releases, public disclosures or public statements made by the Company and/or Parent in compliance with this Section 5.12. Parent and the Company agree to issue a joint press release as the first public disclosure of this Agreement.

5.13 Indemnification and Insurance.

(a)

Parent, Merger Sub and the Company agree that all rights to indemnification and related rights to expense reimbursement, if any, (in each case, solely with respect to claims arising from actions taken or not taken, in each case, in good faith within the scope of their employment or service with the Company or its Subsidiaries prior to Closing) existing in favor of the present directors, officers and employees of the Company or any of its Subsidiaries (each such present director, officer or employee of the Company or any of its Subsidiaries (in each case, solely with respect to such claims when acting in such capacity and scope) being herein referred to as an “Indemnified Party” and such persons collectively being referred to as the “Indemnified Parties”) as provided by the Organizational Documents of the Company or any Company Subsidiary or Contracts to which the Company or any of its Subsidiaries is a party, in effect as of the date hereof and disclosed in Section 5.13(a) of the Company Disclosure Schedules, will survive, and continue in full force and effect for six years following, the Effective Time, and shall not be amended, restated or otherwise modified by the Merger.

(b)

Prior to the Effective Time, notwithstanding any other provision hereof, the Company may purchase prepaid non-cancellable runoff directors’ and officers’ liability insurance providing equivalent coverage and amounts for a period of six (6) years from the Closing Date with respect to claims arising from or related to facts or events which occur on or prior to the Closing Date, provided that the total cost of such run-off directors’ and officers’ liability insurance shall not exceed 300% of the current annual aggregate premium for directors’ and officers’ liability insurance currently maintained by the Company, as set forth in Section 5.13(a) of the Company Disclosure Schedules.

(c)

The provisions of this Section 5.13 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs. If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving entity of such consolidation or merger, or (ii) transfers all or substantially all of its assets to any other Person or engages in any similar transaction, then in each such case, the Surviving Corporation will cause proper provision to be made so that the successors and assigns of the Surviving Corporation will expressly assume the obligations set forth in this Section 5.13.

5.14 Stock Exchange De-listing; 1934 Act Deregistration; US Stock Exchange Listing.

(a)

The Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the NYSE and the SEC to enable the delisting by the Surviving Corporation of the Company Common Stock from the NYSE and the deregistration of the Company Common Stock under the Exchange Act as promptly as practicable after the Effective Time.

(b)

Parent shall use its reasonable best efforts to cause the Parent Common Shares to be issued in the Merger to be approved for listing on the NYSE or NASDAQ, subject to official notice of issuance, and the TSX, subject to customary listing conditions prior to the Effective Time.

5.15 Rule 16b-3.

Prior to the Effective Time, the Company and the Company Board (or duly formed committees thereof consisting of non-employee directors (as such term is defined for the purposes of Rule 16b-3 promulgated under the Exchange Act)), shall take such actions as may be reasonably necessary or advisable to cause any dispositions of Company equity securities and any acquisition of Parent equity securities (in each case including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

5.16 Stockholder Litigation.

Each of the Company and Parent shall keep the other reasonably informed of, and cooperate with such Party in connection with, any stockholder or shareholder litigation or claim against such Party and/or its directors or officers relating to the Merger or the other transactions contemplated by this Agreement. Each Party shall give the other the right to review and comment on all filings or responses to be made by such Party in connection with any such litigation, and will in good faith take such comments into account. The Company shall give Parent a reasonable opportunity to participate (at its cost and expense) in the defense or settlement of any such litigation. No Party shall agree to settle any such litigation without the other Parties’ prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed; provided, that the other Parties shall not be obligated to consent to any settlement which does not include a full release of such other Parties and its affiliates or which imposes an injunction or other equitable relief after the Effective Time upon the Surviving Corporation or any of its affiliates.

5.17 Certain Tax Matters.

(a)

Each of Parent and the Company (i) shall use its reasonable best efforts to cause the Merger to qualify (A) as a “reorganization” within the meaning of Section 368(a) of the Code and (B) for an exception to the general rule of Section 367(a)(1) of the Code and (ii) shall not take or knowingly fail to take (and shall cause its Affiliates not to take or knowingly fail to take) any action that would reasonably be expected to (A) prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, (B) cause stockholders of the Company (other than any Excepted Stockholder) to recognize gain pursuant to Section 367(a)(1) of the Code, (C) prevent or impede the Company from being able to deliver one or more executed representation letters pursuant to Section 5.17(b), or (D) prevent or impede Parent from being able to deliver one or more executed representation letters pursuant to Section 5.17(b).

(b)

Each of Parent and the Company shall use its reasonable best efforts and shall cooperate with one another to obtain the opinion(s) of counsel and any similar opinions required to be delivered in connection with the effectiveness of the US Registration Statement or the Proxy Statement/Prospectus. In connection with the foregoing, Parent shall use its reasonable best efforts to deliver to the Tax counsel of the Company and the Parent, one or more representation letters (in form and substance reasonably satisfactory to such applicable counsel) dated as of the Closing Date (and, if requested, dated as of the date the US Registration Statement shall have been declared effective by the SEC or such other date(s) as determined necessary by counsel in connection with the filing of the US Registration Statement, the Proxy Statement/Prospectus or their respective exhibits) and signed by an officer of Parent, and the Company shall use its reasonable best efforts to deliver to Tax counsel of the Company and the Parent one or more representation letters (in form and substance reasonably satisfactory to such applicable Tax counsel) dated as of the Closing Date (and, if requested, dated as of the date the US Registration Statement shall have been declared effective by the SEC or such other date(s) as determined necessary by counsel in connection with the filing of the US Registration Statement, Proxy Statement Prospectus or their respective exhibits) and signed by an officer of the Company.

5.18 Merger Sub Stockholder Approvals.

Immediately following the execution of this Agreement, Parent (in its capacity as sole stockholder of Merger Sub) shall execute and deliver, in accordance with applicable Law and its certificate of incorporation and bylaws a written consent approving and adopting this Agreement and the transactions contemplated thereby.

5.19 Governance.

Prior to the Closing Date, Parent shall take all actions necessary so that, as of the Effective Time, the Parent Board shall consist of no more than twelve (12) directors following the appointment of the Company Designee. Prior to the Closing Date, Parent shall take all actions necessary to cause the Company Designee to be appointed to the Parent Board as of the Effective Time to serve as a director on the Parent Board until such director’s successor is elected and qualified or such director’s earlier death, resignation or removal. Following the Effective Time, Parent shall, subject to applicable Law, take all actions necessary to cause the Company Designee to be renominated for election as a director to the Parent Board such that the Company Designee has the opportunity to remain on the Parent Board for at least one year following the Effective Time. For purposes of this Agreement, “Company Designee” means one (1) director of the Company immediately prior to the date of this Agreement as designated by Parent in writing at least ten (10) Business Days prior to the Closing; provided, that prior to designating such individual, Parent will obtain consent of the proposed Company Designee to serve on the Parent Board and if such Company Designee will not serve on the Parent Board, Parent will consult with the Company, in good faith, on a replacement Company Designee.

5.20 Advice of Changes.

The Parties shall each promptly advise the other Parties of any effect, change, event, circumstance, condition, occurrence or development (a) that has had or would reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect or Parent Material Adverse Effect or (b) that it believes would or would reasonably be expected to cause or constitute a breach of any of its representations, warranties, obligations, covenants or agreements contained herein that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in Article 6; provided, that other than a Willful and Material Breach, any failure to give notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute the failure of any condition set forth in Section 6.2(b) or Section 6.3(b) to be satisfied, or otherwise constitute a breach of this Agreement by the Party failing to give such notice, in each case unless the underlying breach would independently result in a failure of the conditions set forth in Section 6.2(b) or Section 6.3(b) to be satisfied; and provided, further, that the delivery of any notice pursuant to this Section 5.20 shall not cure any breach of, or noncompliance with, any other provision of this Agreement or limit the remedies available to the party receiving such notice.

5.21 Financing Cooperation.

(a)

The Company shall use its reasonable best efforts, and shall cause each of its Subsidiaries to use its reasonable best efforts, and each of them shall use their reasonable best efforts to cause their respective Representatives to use their reasonable best efforts, to provide customary, reasonable and timely cooperation to the Parent and Merger Sub and their respective Representatives, to the extent reasonably requested by Parent, in connection with the offering, arrangement, syndication, marketing, consummation, issuance or sale of any Debt Financing (including, for greater certainty, any potential Alternative Financing ) (provided, that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company or any of its Affiliates), including, to the extent so requested, using reasonable best efforts to:

(i)

as promptly as reasonably practical, furnish Parent, Merger Sub and the Financing Parties (and their respective Representatives, as applicable) with the Required Financing Information and such further information as may be reasonably necessary for the Required Financing Information to remain Compliant and such other customary financial and other information regarding the Company and its Subsidiaries as may reasonably be requested by, and is necessary for, Parent or Merger Sub to fulfill the conditions and obligations applicable to it under the Debt Commitment Letters;

(ii)

provide reasonable and customary assistance to Parent, Merger Sub and the Financing Parties (and their respective Representatives, agents and advisors, as applicable) in their preparation of (A) offering documents, offering memoranda, offering circulars, private placement memoranda, registration statements, prospectuses, syndication documents and other syndication materials, including information memoranda, lender and investor presentations, bank books and other marketing documents, and similar documents to be used in connection with any portion of the Debt Financing and (B) materials for rating agency presentations, including (but subject to Section 5.21(b)), by providing any financial information and other data required to prepare any pro forma financial statements that are required under applicable securities Laws to be included in, or as may otherwise be reasonably required for and are customarily included in the foregoing financing materials;

(iii)

make senior management of the Company available, at reasonable times and locations and upon reasonable prior notice, to participate in meetings (including one-on-one conference or virtual calls with Financing Parties and potential Financing Parties, including prospective investors in any Debt Financing involving the issuance of securities), drafting sessions, presentations, road shows, rating agency presentations and due diligence sessions and other customary syndication activities, provided, at the Company’s option in consultation with Parent, any such meeting or communication may be conducted virtually by videoconference or other media;

(iv)

cause the Company’s independent registered accounting firm to provide customary assistance, including by using reasonable best efforts to cause the Company’s independent registered accounting firm (A) to provide customary comfort letters (including “negative assurance” comfort) in connection with any capital markets transaction comprising a part of the Debt Financing to the applicable Financing Parties, (B) to provide any necessary consent to the inclusion of its audit report in respect of any financial statements of the Company included or incorporated in any of the applicable financing materials referred to in Section 5.21(a)(ii), and (C) to participate in a reasonable number of due diligence sessions at reasonable times and locations and upon reasonable prior notice; provided, at the Company’s option, any such session may be conducted virtually by videoconference or other media, and including by using reasonable best efforts to provide customary representation letters to the extent required by such independent registered accounting firm in connection with the foregoing;

(v)	provide customary authorization letters authorizing the distribution of Company information to prospective lenders in connection with a syndicated bank financing;

(vi)	assist Parent, Merger Sub and the Financing Parties in obtaining or updating corporate, facility and issue credit ratings;

(vii)

assist in the negotiation, preparation and (contingent upon the Closing) execution and delivery of any credit agreement, indenture, note, debenture or other debt security, purchase, underwriting or agency agreement, guarantees, security documents, including any required information schedules or disclosures thereto, cash management agreements, hedging agreements, other supporting documents and customary closing certificates, and any other definitive and ancillary documentation for the Debt Financing as may be reasonably requested by Parent, in each case as contemplated in connection with the Debt Financing;

(viii)	make introductions of Parent to the Company’s existing lenders and facilitate relevant coordination between Parent and such lenders;

(ix)

cooperate with the due diligence of Financing Parties and their Representatives in connection with the Debt Financing, to the extent customary and reasonable, including the provision of all such information requested with respect to the property and assets of the Company and its Subsidiaries and by providing to internal and external counsel of Parent, Merger Sub and the Financing Parties, as applicable, customary back-up certificates and factual information to support any legal opinion that such counsel may be required to deliver in connection with the Debt Financing; provided, that, the Company and its Affiliates shall not be required to deliver or cause the delivery of any legal opinions related to the Debt Financing;

(x)

deliver, at least seven (7) Business Days prior to Closing, to the extent reasonably requested in writing at least ten (10) Business Days prior to Closing, all documentation and other information regarding the Company and its Subsidiaries that any Financing Party reasonably determines is required by domestic and foreign regulatory authorities under applicable “know your customer” and domestic and foreign anti-money laundering rules and regulations, including the USA Patriot Act of 2001, and, to the extent required by any Financing Party, a beneficial ownership certificate (substantially similar in form and substance to the form of Certification Regarding Beneficial Owners of Legal Entity Customers published jointly, in May 2018, by the Loan Syndications and Trading Association and Securities Industry and Financial Markets Association) in respect of any of the Company or any of its Subsidiaries that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation (31 C.F.R. § 1010.230);

(xi)

cooperate with and use reasonable best efforts to provide all reasonable assistance to Parent in connection with any steps Parent may determine are necessary or desirable to take to prepay some or all amounts outstanding under the Company’s existing Credit Facility, including (A) preparing and submitting customary notices in respect of any such prepayment; provided that such prepayment shall be contingent upon the occurrence of the Closing unless otherwise agreed in writing by the Company, (B) obtaining from the agent a customary payoff letter in respect of the Company’s existing Credit Facility and (C) cooperate in the discharge and release of Liens securing indebtedness referenced in this clause (xi), including obtaining customary lien termination and other instruments of discharge, in each case in a form reasonably acceptable to Parent;

(xii)

to the extent requested by Parent, provide guarantees and facilitate the pledging of collateral and granting of security interests in connection with the Debt Financing (which discharges, releases, guarantees and security interests, for the avoidance of doubt, shall not be required to take effect before the Closing):

(xiii)

as soon as reasonably practical following the receipt of a written request of Parent, as determined by Parent in its sole discretion, (A) commence one or more consent solicitations to the holders of the Company’s Senior Notes, to waive, amend or remove any applicable change of control provisions, defaults or other covenants that would apply in connection with, or otherwise restrict the ability of the parties to consummate, the Merger or the Debt Financing as contemplated in this Agreement or the Debt Commitment Letters, as applicable (the “Consent Solicitations”), (B) commence one or more offers to purchase the Company’s Senior Notes (the “Debt Offers”), (C) issue a notice of optional redemption to redeem the Company’ Senior Notes pursuant to the terms thereof (the “Debt Redemptions”) or (D) take such other actions as may be permitted or required by the terms of the Company’s Senior Notes to satisfy and discharge, or defease any or all obligations under, the Company’s Senior Notes (the “Debt Discharge” and together with the Consent Solicitations, Debt Offers, and Debt Redemptions, the “Debt Transactions”), in each case on the terms and conditions specified by Parent (and, for greater certainty, Parent may request any combination of Debt Transactions pursuant to this clause (xiii)); provided that the Company shall not be required to commence any Debt Transaction until Parent shall have provided the Company with the necessary consent solicitation statement, offer to purchase, related letter of transmittal, supplemental indenture, redemption notice and other related documents in connection therewith; provided, further, that Parent shall consult with the Company regarding the timing of any Debt Transaction in light of the regular financial reporting schedule of the Company and the requirements of applicable Law; and

(xiv)

consent to the use of its and its Subsidiaries’ trademarks, trade names and logos in connection with the Debt Financing; provided that such trademarks, trade names and logos are used solely in a manner that is not intended to, nor reasonably likely to, harm or disparage the Company or its Subsidiaries or the Company’s or its Subsidiaries’ reputation or goodwill.

(b)

Notwithstanding the foregoing, none of the Company nor any of its Affiliates shall be required to take or permit the taking of any action pursuant to Section 5.21 that would: (i) require the Company or its Subsidiaries or any of their respective Affiliates or any persons who are officers or directors of such entities to pass resolutions or consents to approve or authorize the execution of the Debt Financing or enter into, execute or deliver any certificate, document, instrument or agreement or agree to any change or modification of any existing certificate, document, instrument or agreement (except for the authorization letters contemplated by Section 5.21(a)(v)) in each case, which are not contingent on Closing, (ii) cause any representation, warranty or other provision in this Agreement to be breached by the Company or any of its Affiliates, (iii) require the Company or any of its Affiliates to (x) pay any commitment or other similar fee or (y) incur any other expense, liability or obligation which expense, liability or obligation is not reimbursed or indemnified hereunder in connection with the Debt Financing prior to the Closing, or (z) have any obligation of the Company or any of its Affiliates under any agreement, certificate, document or instrument be effective until the Closing, (iv) cause any director, officer, employee or stockholder of the Company or any of its Affiliates to incur any personal liability, (v) conflict with the Organizational Documents of the Company or any of its Affiliates or any Laws, (vi) reasonably be expected to result in a material violation or material breach of, or a default (with or without notice, lapse of time, or both) under, any Contract to which the Company or any of its Affiliates is a party, (vii) provide access to or disclose information to the extent that the Company or any of its Affiliates determines in good faith would jeopardize any attorney-client privilege or other similar privilege or protection of the Company or any of its Affiliates in respect of such information, or (viii) require the Company to prepare any financial statements or information (other than the Required Financing Information) that are not available to it and prepared in the Ordinary Course of Business consistent with its historic financial reporting practice, with it being further understood that Parent (and not the Company or any of its Affiliates) shall be responsible for the preparation of any pro forma financial statements for the Debt Financing (including, for the avoidance of doubt, any Alternative Financing), including the preparation of any pro forma calculations, any post-Closing or other pro forma cost savings synergies, capitalization, ownership or other pro forma adjustments that may be included therein. Nothing contained in this Section 5.21 or otherwise shall require the Company or any of its Affiliates, prior to the Closing, to be an issuer or other obligor with respect to the Debt Financing. Parent shall, promptly on request by the Company, reimburse the Company and its Affiliates for all reasonable and documented out-of-pocket costs incurred by them or their Representatives in connection with such cooperation and shall indemnify and hold harmless the Company and its Affiliates and their respective Representatives from and against any and all losses suffered or incurred by them in connection with the arrangement of the Debt Financing, any action taken by them at the request of Parent or its Representatives pursuant to this Section 5.21 and any information used in connection therewith (other than information provided by or on behalf of the Company expressly for use in connection therewith).

(c)

The Parties hereto acknowledge and agree that the provisions contained in this Section 5.21 represent the sole obligation of the Company and its Subsidiaries with respect to cooperation in connection with the arrangement of any financing (including the Debt Financing) to be obtained by Parent with respect to the transactions contemplated by this Agreement, and no other provision of this Agreement shall be deemed to expand or modify such obligations. In no event shall the receipt or availability of any funds or financing (including the Debt Financing) by Parent any of its Affiliates or any other financing or other transactions be a condition to any of Parent’s obligations under this Agreement. Notwithstanding anything to the contrary in this Agreement, the Company’s breach of any of the covenants required to be performed by it under this Section 5.21 shall not be considered in determining the satisfaction of the condition set forth in Section 6.3(b), unless such breach is the primary cause of Parent being unable to consummate, and obtain the proceeds of, the Debt Financing at or prior to Closing.

(d)

All non-public or otherwise confidential information regarding the Company or any of its Affiliates obtained by Parent or its Representatives pursuant to this Section 5.21 shall be kept confidential in accordance with the Confidentiality Agreement; provided, that Parent shall be permitted to disclose such information to (i) the Financing Parties subject to their confidentiality obligations under the Debt Commitment Letters and the definitive documentation evidencing the Debt Financing and (ii) otherwise to the extent necessary and consistent with customary practices in connection with the Debt Financing subject to customary confidentiality arrangements reasonably satisfactory to the Company.

5.22 Debt Financing.

(a)

Parent shall use its reasonable best efforts, and shall cause each of its Subsidiaries to use its reasonable best efforts, to take, or cause to be taken, all actions, and do, or cause to be done, all things necessary to obtain the Debt Financing on the conditions described in the Debt Commitment Letters, including by (i) maintaining in effect the Debt Commitment Letters (subject to any amendment, replacement, supplement, termination modification or waiver permitted elsewhere under this Section 5.22), (ii) negotiating and entering into (on or prior to the Closing Date) definitive agreements with respect to the Debt Financing including any joinder agreements, indentures, or credit agreements entered into in connection therewith (the “Definitive Agreements”), that are (A) consistent with the conditions contained in the Debt Commitment Letters (including, as necessary, the “flex” provisions contained in any related fee letter)) or (B) on terms that, with respect to conditionality, are not less favorable to Parent (taken as a whole), (iii) satisfying (or obtaining a waiver of) all conditions in the Debt Commitment Letters and the Definitive Agreements that are applicable to and within the reasonable control of Parent and are necessary to enable the consummation of the Debt Financing concurrently with or prior to Closing, (iv) assuming that all conditions contained in the applicable Debt Commitment Letter have been satisfied, consummating the Debt Financing concurrently with or prior to the Closing, and (v) enforcing its rights under the Debt Commitment Letters, in each case, in a timely and diligent manner; provided that, notwithstanding anything in this Agreement to the contrary, (1) nothing in this Section 5.22(a) will limit the ability of Parent or its Subsidiaries to pursue the Debt Financing in any manner not otherwise prohibited by this Agreement and (2) in no event shall Parent or its Subsidiaries be required to pay any fees or any interest rates applicable to the Debt Financing in excess of those contemplated by the Debt Commitment Letters as in effect on the date hereof (including any flex provisions), or agree to any term (including any flex term) less favorable to Parent than such term contained in such Debt Commitment Letters as in effect on the date hereof.

(b)

In the event (x) any portion of the Debt Financing contemplated by the Debt Commitment Letters that is required to fund the Financing Amounts becomes unavailable (including pursuant to the “flex” terms within the Debt Commitment Letters) regardless of the reason therefor, Parent shall promptly notify the Company in writing of such unavailability and shall use its reasonable best efforts, and shall cause each of its Subsidiaries to use their reasonable best efforts, to obtain as promptly as practicable following the occurrence of such event, alternative debt or other financing for any such unavailable portion from alternative sources or (y) Parent decides, in its sole discretion, to replace all or any portion of the Debt Financing with alternative debt or other financing (in each case, an “Alternative Financing”), such Alternative Financing shall: (A) be in an amount that, when taken together with the aggregate amount of net proceeds available from the Debt Financing, if any, that remains available and cash and cash equivalents immediately available to Parent at the Closing, is sufficient to pay the Financing Amounts; (B) not be subject to any conditions precedent to funding that are additional to, expand on or are more onerous on the Parent and its Affiliates than, the conditions set forth in the Debt Commitment Letters except any customary conditions for a bridge facility or a bond financing that (taken as a whole) are not materially less favorable to Parent (in the reasonable judgment of Parent) than the conditions (taken as a whole) contained in the Debt Commitment Letters and (C) not have any of the effects described in clauses (2) through (4) of Section 5.22(c). Parent or Merger Sub shall provide the Company, upon reasonable request, with information and documentation regarding the Debt Financing as shall be reasonably necessary or advisable to allow the Company to monitor the progress of the Debt Financing activities. Without limiting the generality of the foregoing, Parent shall notify the Company as soon as reasonably practicable (x) if the Parent becomes aware that there exists any actual or threatened (in writing) material breach, default, repudiation, cancellation or termination of a Debt Commitment Letter or any Definitive Agreement by any Financing Party thereto of which the Parent has become aware or if Parent has received written communication from any Financing Party with respect to any actual material breach, default, repudiation, cancellation or termination of any provision in a Debt Commitment Letter or any Definitive Agreement thereof by any Financing Party thereto or (y) if Parent determines in good faith that it will not be able to obtain any or all of the Debt Financing on the conditions described in the Debt Commitment Letters prior to Closing. Parent shall deliver to the Company true and complete copies of all definitive agreements in connection with an Alternative Financing (provided that such copies may be subject to customary redactions with respect to fee amounts and pricing and other economic terms, including “market flex” provisions, none of which would reasonably be expected to affect the conditionality, enforceability, availability, termination or aggregate principal amount of the Debt Financing or the Debt Commitment Letters). The provisions of this Section 5.22 shall apply to any Alternative Financing mutatis mutandis. The foregoing notwithstanding, compliance by Parent with this Section 5.22 shall not relieve Parent of its obligations to consummate the transactions contemplated by this Agreement whether or not the Debt Financing is available.

(c)

Parent and its Subsidiaries shall have the right from time to time to amend, replace, restate, supplement, terminate, or otherwise modify, or waive any right or provision under, any Debt Commitment Letter or Definitive Agreement, including to reduce available funding under or to terminate any such Debt Commitment Letter or Definitive Agreement in order to obtain alternative sources of financing in lieu of all or a portion of the Debt Financing, including by way of one or more offerings of debt or other securities; provided that, none of Parent nor any of its Subsidiaries shall (without the prior written consent of the Company, which shall not be unreasonably withheld, conditioned or delayed) consent or agree to any amendment, replacement, supplement, termination or modification to, or any waiver of any provision under, the Debt Commitment Letters or the Definitive Agreements (it being understood that the exercise of any “market flex” provisions set forth in the Initial Debt Commitment Letter (or any similar “market flex” provisions set forth in other Debt Commitment Letters; provided that such provisions (taken as a whole) are not materially less favorable to Parent than the “market flex” provisions set forth in the Initial Debt Commitment Letter) shall not be deemed an amendment, replacement, supplement, termination, modification or waiver for this purposes) if such amendment, replacement, supplement, termination, modification or waiver (1) decreases (or has the effect of decreasing) the aggregate amount of the Debt Financing (including, for greater certainty, any Alternative Financing) to an amount that, when taken together with cash or cash equivalents immediately available to Parent and the Company on the Closing Date, would be less than the amount that would be required to pay the Financing Amounts, (2) would reasonably be expected to prevent, materially delay or materially impede the consummation of the Merger or prevent or materially impede the repayment or refinancing of a material portion of any indebtedness of the Company that constitutes “Refinanced Indebtedness” (as defined in the Initial Debt Commitment Letter), in each case, as contemplated by this Agreement, (3) materially adversely impacts the ability of Parent to enforce its rights against the other parties to the Debt Commitment Letters or the Definitive Agreements as so amended, replaced, supplemented or otherwise modified, (4) imposes material obligations on the Company or any of its Subsidiaries that would be effective prior to Closing, or (5) adds new (or adversely modifies in any material respect any existing) conditions precedent to the consummation of all or any portion of the Debt Financing (except any customary conditions for a bridge facility or a bond financing that (taken as a whole) are not (in the reasonable judgment of Parent) materially less favorable to Parent than the conditions (taken as a whole) contained in the Debt Commitment Letters); provided, that, notwithstanding the foregoing or anything else in the Agreement to the contrary, Parent and its Subsidiaries may amend, replace, supplement and/or modify any of the Debt Commitment Letters or Definitive Agreements to add or appoint, as applicable, lenders, arrangers, bookrunners, underwriters, agents, syndication agents or similar entities as parties thereto who had not executed the Debt Commitment Letters as of the date of this Agreement, provide for the assignment and reallocation of a portion of the financing commitments contained therein and to grant customary approval rights to such additional entities in connection with their addition or appointment or increase the amount of commitments under the Debt Commitment Letters or any or Definitive Agreements. Upon executing any amendment, supplement or modification of the Debt Commitment Letters, Parent shall, as soon as reasonably practicable (and in any event, within two (2) Business Days), provide a copy thereof to the Company (provided that such copy may be subject to customary redactions with respect to fee amounts, pricing and other economic terms, including “market flex” provisions, none of which redacted provisions would reasonably be expected to affect the conditionality, enforceability, availability, termination or aggregate principal amount of the Debt Financing contemplated by such Debt Commitment Letters) and, to the extent such amendment, supplement or modification has been made in compliance with this Section 5.22(c), the terms: (x) “Debt Commitment Letters” and “Definitive Agreements” shall mean the Debt Commitment Letters or Definitive Agreements, as applicable, in each case as so amended, replaced, supplemented or modified and (y) “Debt Financing” shall be deemed to include, in whole or in part (as applicable), the amended or modified financing, or the replacement or substituted financing contemplated thereunder. Notwithstanding the foregoing, compliance by Parent with this Section 5.22(c) shall not relieve Parent of its obligation to consummate the transactions contemplated by this Agreement whether or not the Debt Financing is available. To the extent Parent obtains Alternative Financing pursuant to this Section 5.22(c), all references in this Agreement to (i) the “Debt Financing,” shall be deemed to include such Alternative Financing and (ii) “Debt Commitment Letters” or “Definitive Agreements”, as applicable, shall be deemed to include the applicable commitment or similar letter(s) and any related fee letter(s), or underwriting, agency or purchase agreement or credit agreement, or other definitive documentation for such Alternative Financing.

ARTICLE 6

CONDITIONS TO THE MERGER

6.1	Conditions to Obligation of Each Party to Effect the Merger.

The respective obligations of each Party to effect the Merger shall be subject to the satisfaction (or waiver by Parent and the Company to the extent permitted by applicable Law) at or prior to the Closing of the following conditions:

(a)	The Company Stockholder Approval shall have been obtained.

(b)	The Parent Shareholder Approval shall have been obtained.

(c)

The US Registration Statement shall have become effective in accordance with the provisions of the Securities Act and no stop order suspending the effectiveness of the US Registration Statement shall have been issued by the SEC and remain in effect and no Action to that effect shall have been commenced by the SEC, unless subsequently withdrawn.

(d)	No Governmental Entity of competent jurisdiction shall have enacted, issued or promulgated any Law that remains in effect that prohibits or makes illegal the consummation of the Merger.

(e)

The approvals by the Antitrust Authorities under the Antitrust Laws set forth in Schedule A (the “Required Antitrust Approvals”) shall have been made or obtained by the Antitrust Authorities, or deemed obtained as a result of the expiration of all statutory waiting periods in respect thereof, as required.

(f)

The Parent Common Shares to be issued to the Company stockholders in accordance with this Agreement shall have been conditionally approved for listing on the NYSE or Nasdaq, subject to official notice of issuance, and the TSX, subject to customary listing requirements.

6.2	Conditions to Obligation of the Company to Effect the Merger.

The obligation of the Company to effect the Merger is further subject to the satisfaction (or waiver by the Company to the extent permitted by applicable Law) of the following conditions:

(a)

(i) the representations and warranties of Parent and Merger Sub set forth in Section 4.12(a) (after giving effect to the lead-in in Article 4) shall be true and correct in all respects at and as of the date of this Agreement and at and as of Closing, as if made at and as of such time;

(ii) the representations and warranties of Parent and Merger Sub set forth in Section 4.2(a) (after giving effect to the lead-in in Article 4) shall be true and correct, at and as of the date of this Agreement and at and as of Closing, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), in each case, except for de minimis inaccuracies;

(iii) the representations and warranties of Parent and Merger Sub set forth in the first sentence of Section 4.1(a), Section 4.2(b), Section 4.3(a), Section 4.3(b), Section 4.3(d)(i)(A) and Section 4.19 (after giving effect to the lead-in in Article 4) shall be true and correct in all material respects, at and as of the date of this Agreement and at and as of Closing, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); and

(iv) the other representations and warranties of Parent and Merger Sub set forth in Article 4 (after giving effect to the lead-in in Article 4) shall be true and correct at and as of the date of this Agreement and at and as of Closing, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except with respect to this clause (iv) where the failure of such representations and warranties to be so true and correct would not have or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect; provided, that for the purposes of this Section 6.2(a)(iv), all representations and warranties shall be read without giving effect to any limitation indicated by the words “Parent Material Adverse Effect”, “in all material respects”, “in any material respect”, “material”, “materiality” or other similar words.

(b)

Parent and Merger Sub shall have performed in all material respects all obligations and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by them prior to the Closing.

(c)

Since the date of this Agreement, there shall not have occurred any event, change, occurrence, effect or development that has had, or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(d)

Parent shall have delivered to the Company a certificate, dated as of the Closing Date and signed by its Chief Executive Officer or another senior officer, certifying to the effect that the conditions set forth in Section 6.2(a), Section 6.2(b) and Section 6.2(c) have been satisfied.

6.3 Conditions to Obligations of Parent and Merger Sub to Effect the Merger.

The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction (or waiver by Parent to the extent permitted by applicable Law) of the following conditions:

(a)

(i) the representations and warranties of the Company set forth in Section 3.12(a) (after giving effect to the lead-in in Article 3) shall be true and correct in all respects at and as of the date of this Agreement and at and as of Closing, as if made at and as of such time;

(ii) the representations and warranties of the Company set forth in Section 3.2(a) (after giving effect to the lead-in in Article 3) shall be true and correct, at and as of the date of this Agreement and at and as of Closing, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), in each case, except for de minimis inaccuracies;

(iii) the representations and warranties of the Company set forth in the first sentence of Section 3.1(a)(i), Section 3.2(c)(ii), Section 3.3(a), Section 3.3(b), Section 3.3(d)(i)(A), and Section 3.26 (after giving effect to the lead-in in Article 3) shall be true and correct in all material respects, at and as of the date of this Agreement and at and as of Closing, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); and

(iv) the other representations and warranties of the Company set forth in Article 3 (after giving effect to the lead-in in Article 3) shall be true and correct at and as of the date of this Agreement and at and as of Closing, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except with respect to this clause (iv) where the failure of such representations and warranties to be so true and correct would not have or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; provided, that for the purposes of this Section 6.3(a)(iv), all representations and warranties shall be read without giving effect to any limitation indicated by the words “Company Material Adverse Effect”, “in all material respects”, “in any material respect”, “material”, “materiality” or other similar words.

(b)

The Company shall have performed in all material respects all obligations and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it prior to the Closing.

(c)

Since the date of this Agreement, there shall not have occurred any event, change, occurrence, effect or development that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d)

The Company shall have delivered to Parent a certificate, dated as of the Closing Date and signed by its Chief Executive Officer or another senior officer, certifying to the effect that the conditions set forth in Section 6.3(a), Section 6.3(b) and Section 6.3(c) have been satisfied.

6.4	Frustration of Closing Conditions.

No Party hereto may rely, either as a basis for not consummating the Merger or terminating this Agreement and abandoning the Merger, on the failure of any condition set forth in Section 6.1, Section 6.2 or Section 6.3, as the case may be, to be satisfied if such failure was caused by such party’s material breach of any covenant or agreement of this Agreement.

ARTICLE 7

TERMINATION

7.1	Termination or Abandonment.

This Agreement may be terminated and abandoned prior to the Effective Time, whether before or after any approval by the stockholders of the Company or the shareholders of Parent of the matters presented in connection with the Merger (with any termination by Parent also being an effective termination by Merger Sub):

(a)	by the mutual written consent of the Company and Parent;

(b)	by either the Company or Parent, if:

(i)

(A) the Effective Time shall not have occurred on or before October 24, 2022 (the “End Date”); provided, that the End Date will be automatically extended for thirty (30) days if the conditions set forth in Section 6.1(e) have not been satisfied or the Debt Financing has not been obtained on or prior to the End Date; provided, further, that if the Marketing Period has started within fifteen (15) calendar days of the End Date but has not ended or will not end on or prior to the End Date, the End Date will be automatically extended to the next Business Day after the last scheduled day of such Marketing Period; provided, further, that the right to terminate this Agreement pursuant to this Section 7.1(b)(i) shall not be available to a Party if the failure of the Closing to occur by the End Date is due to the failure of the Party seeking to terminate this Agreement to perform or observe the obligations, covenants and agreements of such Party set forth herein;

(ii)

any court or Governmental Entity of competent jurisdiction that must grant a Required Antitrust Approval has denied approval of the Merger and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final and nonappealable Order permanently enjoining or otherwise prohibiting or making illegal the consummation of the Merger, unless the failure to obtain a Required Antitrust Approval is due to the failure of the Party seeking to terminate this Agreement to perform or observe the obligations, covenants and agreements of such Party set forth herein;

(iii)	the Company Stockholder Meeting (including any adjournments or postponements thereof) shall have been held and been concluded and the Company Stockholder Approval shall not have been obtained; or

(iv)	the Parent Shareholder Meeting (including any adjournments or postponements thereof) shall have been held and been concluded and the Parent Shareholder Approval shall not have been obtained;

(c)	by the Company:

(i)

if Parent or Merger Sub shall have breached or failed to perform in any material respect any of their representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would result in a failure of a condition set forth in Section 6.1 or Section 6.2 and (B) cannot be cured by the End Date or, if curable, is not cured within twenty (20) Business Days following the Company’s delivery of written notice to Parent stating the Company’s intention to terminate this Agreement pursuant to this Section 7.1(c)(i) and the basis for such termination; provided, this Agreement may not be terminated by the Company pursuant to this Section 7.1(c)(i) if the Company is then in material breach of any representation, warranty, agreement or covenant contained in this Agreement;

(ii)

prior to receipt of the Company Stockholder Approval, in order to enter into a definitive agreement providing for a Company Superior Proposal to the extent permitted by and subject to compliance with the applicable terms and conditions of this Agreement that did not result from a breach of Section 5.5; provided, that immediately prior to or contemporaneously with (and as a condition to) the termination of this Agreement, the Company pays to Parent the Company Termination Fee payable pursuant to Section
 7.3(a)(i);

(iii)	prior to receipt of the Parent Shareholder Approval, if (A) the Parent Board shall have effected a Parent Change of Recommendation or (B) Section 5.6 is materially breached; or

(iv)

if (A) all of the conditions set forth in Article 6 have been satisfied (other than (x) conditions which by their nature cannot be satisfied until Closing, but subject to the satisfaction of those conditions at Closing and (y) any conditions set forth in Section 6.2 that have been waived by the Company), (B) Parent and Merger Sub fail to consummate the Closing on the day that the Closing should have been consummated pursuant to Section 1.2 due to the failure of all, or any portion of, the Debt Financing to be funded at Closing for any reason, (C) the Company shall have delivered to Parent an irrevocable written notice confirming that (x) all of the conditions set forth in Article 6 have been satisfied or, with respect to the conditions set forth in Section 6.2, waived and (y) the Company stands ready, willing and able to consummate the Closing, and (D) Parent and Merger Sub fail to consummate the Closing within five (5) Business Days following the later of (x) the date the Closing should have occurred pursuant to Section 1.2 and (y) receipt of the written notice set forth in clause (C);

(d)	by Parent:

(i)

if the Company shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would result in a failure of a condition set forth in Section 6.1 or Section 6.3 and (B) cannot be cured by the End Date or, if curable, is not cured within twenty (20) Business Days following Parent’s delivery of written notice to the Company stating Parent’s intention to terminate this Agreement pursuant to this Section 7.1(d)(i) and the basis for such termination; provided, this Agreement may not be terminated by Parent pursuant to this Section 7.1(d)(i) if Parent or Merger Sub is then in material breach of any representation, warranty, agreement or covenant contained in this Agreement;

(ii)

prior to receipt of the Parent Shareholder Approval, in order to enter into a definitive agreement providing for a Parent Superior Proposal to the extent permitted by and subject to compliance with the applicable terms and conditions of this Agreement that did not result from a breach of Section 5.6; provided, that immediately prior to or contemporaneously with (and as a condition to) the termination of this Agreement, Parent pays to the Company the Parent Termination Fee payable pursuant to Section 7.3(b)(i); or

(iii)	prior to receipt of the Company Stockholder Approval, if (A) the Company Board shall have effected a Company Change of Recommendation or (B) Section 5.5 is materially breached.

7.2	Notice of Termination; Effect of Termination.

In the event of a valid termination of this Agreement pursuant to Section 7.1, the terminating Party shall forthwith give written notice thereof to the other Parties and this Agreement shall terminate, and the transactions contemplated hereby shall be abandoned, without further action by any of the Parties hereto. In the event of a valid termination of this Agreement pursuant to Section 7.1, this Agreement shall forthwith become null and void and there shall be no liability or obligation on the part of the Company, Parent, Merger Sub or their respective Subsidiaries or Affiliates, except that: (i) no such termination shall relieve any party of its obligation to pay the Company Termination Fee, the Parent Termination Fee or the Financing Termination Fee, as applicable, if, as and when required pursuant to Section 7.3 or any of its other obligations under Section 7.3 expressly contemplated to survive the termination of this Agreement pursuant to Section 7.3; (ii) no such termination shall relieve any party for liability for such party’s fraud or Willful and Material Breach of any covenant or obligation contained in this Agreement prior to its termination; and (iii) the Confidentiality Agreement, and the provisions of Section 5.3(b), Section 5.4(e), the expense reimbursement and indemnification provisions of Section 5.21(b), this Section 7.2, Section 7.3 and Article 8 shall survive the termination hereof.

7.3	Termination Fees.

(a)	Company Termination Fee.

(i)

If this Agreement is terminated by the Company pursuant to Section 7.1(c)(ii), then the Company shall pay to Parent in consideration of Parent disposing of its rights hereunder (other than those rights set out in Section 7.2), by wire transfer of immediately available funds to an account designated in writing by Parent, a fee of $10,000,000 in cash (the “Company Termination Fee”), less any amounts required to be withheld or deducted on account of Taxes.

(ii)

If this Agreement is terminated by Parent pursuant to Section 7.1(d)(iii), then the Company shall pay to Parent in consideration of Parent disposing of its rights hereunder (other than those rights set out in Section 7.2), by wire transfer of immediately available funds to an account designated in writing by Parent, the Company Termination Fee, less any amounts required to be withheld or deducted on account of Taxes, such payment to be made concurrently with such termination.

(iii)

If (A) after the date of this Agreement, a Company Alternative Proposal (substituting in the definition thereof “50%” for “20%” and for “80%” in each place each such phrase appears) is publicly proposed or publicly disclosed prior to, and is not publicly withdrawn at least two (2) Business Days prior to, the Company Stockholder Meeting (a “Company Qualifying Transaction”), (B) this Agreement is terminated by (1) the Company or Parent pursuant to Section 7.1(b)(i) prior to the receipt of the Company Stockholder Approval or pursuant to Section 7.1(b)(iii) or (2) Parent pursuant to Section 7.1(d)(i), and (C) concurrently with or within twelve (12) months after such termination, the Company (1) consummates a Company Qualifying Transaction or (2) enters into a definitive agreement providing for a Company Qualifying Transaction and later consummates such Company Qualifying Transaction, then the Company shall pay to Parent in consideration of Parent disposing of its rights hereunder (other than those rights set out in Section 7.2), by wire transfer of immediately available funds to an account designated in writing by Parent, the Company Termination Fee, less any amounts required to be withheld or deducted on account of Taxes, such payment to be made within three (3) Business Days after the consummation of such Company Qualifying Transaction.

(iv)

Notwithstanding anything to the contrary herein, but without limiting the right of any party to recover liabilities or damages to the extent permitted herein, in no event shall the Company be required to pay the Company Termination Fee more than once.

(b)	Parent Termination Fee; Financing Termination Fee.

(i)

If this Agreement is terminated by Parent pursuant to Section 7.1(d)(ii), then Parent shall pay or cause to be paid to the Company in consideration of the Company disposing of its rights hereunder (other than those rights set out in Section 7.2), a fee of $20,000,000 (the “Parent Termination Fee”), less any amounts required to be withheld or deducted on account of Taxes.

(ii)

If this Agreement is terminated by the Company pursuant to Section 7.1(c)(iii), then Parent shall pay or cause to be paid to the Company in consideration of the Company disposing of its rights hereunder (other than those rights set out in Section 7.2), the Parent Termination Fee, less any amounts required to be withheld or deducted on account of Taxes, such payment to be made within three (3) Business Days after such termination.

(iii)

If (A) after the date of this Agreement, a Parent Alternative Proposal (substituting in the definition thereof “50%” for “20%” and for “80%” in each place each such phrase appears) is publicly proposed or publicly disclosed prior to, and is not publicly withdrawn at least two (2) Business Days prior to, the Parent Shareholder Meeting (a “Parent Qualifying Transaction”), (B) this Agreement is terminated by (1) the Company or Parent pursuant to Section 7.1(b)(i) prior to the receipt of the Parent Shareholder Approval or pursuant to Section 7.1(b)(iv) or (2) the Company pursuant to Section 7.1(c)(i) and (C) concurrently with or within twelve (12) months after such termination, Parent (1) consummates a Parent Qualifying Transaction or (2) enters into a definitive agreement providing for a Parent Qualifying Transaction and later consummates such Parent Qualifying Transaction, then Parent shall pay or cause to be paid to the Company in consideration of the Company disposing of its rights hereunder (other than those rights set out in Section 7.2), the Parent Termination Fee, less any amounts required to be withheld or deducted on account of Taxes, such payment to be made after the consummation of such Parent Qualifying Transaction.

(iv)

If this Agreement is terminated by the Company pursuant to Section 7.1(c)(iv), then Parent shall pay or cause to be paid to the Company in consideration of the Company disposing of its rights hereunder (other than those rights set out in Section 7.2), a fee of $30,000,000 (the “Financing Termination Fee”), less any amounts required to be withheld or deducted on account of Taxes, such payment to be made within five (5) Business Days after such termination.

(v)

Notwithstanding anything to the contrary herein, but without limiting the right of any Party to recover liabilities or damages to the extent permitted herein, in no event shall Parent be required to pay the Parent Termination Fee or Financing Termination Fee more than once or to pay both the Parent Termination Fee and the Financing Termination Fee.

(c)

Acknowledgements. Each party acknowledges that the agreements contained in this Section 7.3 are an integral part of this Agreement and that, without Section 7.3(a), Parent would not have entered into this Agreement and that, without Section 7.3(b), the Company would not have entered into this Agreement. Accordingly, if the Company or Parent fails to promptly pay any amount due pursuant to this Section 7.3, the Company or Parent, as applicable, shall pay to Parent or the Company, respectively, all fees, costs and expenses of enforcement (including attorneys’ fees as well as expenses incurred in connection with any action initiated seeking such payment), together with interest on the amount of the Company Termination Fee, the Parent Termination Fee or the Financing Termination Fee, as applicable, at the prime lending rate as published in the Wall Street Journal, in effect on the date such payment is required to be made, plus six percent (6%). Notwithstanding anything to the contrary in this Agreement, the Parties hereby acknowledge that in the event that the Company Termination Fee, the Parent Termination Fee or the Financing Termination Fee becomes payable by, and is paid by, the Company to Parent or Parent to the Company, as applicable, such Company Termination Fee, as applicable, with respect to Parent, or such Parent Termination Fee or Financing Termination Fee, as applicable with respect to the Company, shall be the receiving Party’s sole and exclusive remedy pursuant to this Agreement. The Parties further acknowledge that none of the Company Termination Fee, the Parent Termination Fee or the Financing Termination Fee shall constitute a penalty but is in consideration for a disposition of the rights of the recipient under this Agreement and represents liquidated damages, in a reasonable amount that will compensate Parent or the Company, as applicable, in the circumstances (which do not involve fraud or Willful and Material Breach by the other Party of this Agreement) in which the Company Termination Fee, the Parent Termination Fee or the Financing Termination Fee, as applicable, is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Merger, which amount would otherwise be impossible to calculate with precision. The Parties further acknowledge that the right to receive the Company Termination Fee, the Parent Termination Fee or the Financing Termination Fee, as applicable, shall not limit or otherwise affect any such Party’s right to specific performance as provided in Section 8.5. Notwithstanding anything to the contrary in this Agreement, but subject to the specific performance remedies set forth in Section 8.5, (x) upon Parent’s receipt of the full Company Termination Fee (and any other amounts contemplated by this Agreement), pursuant to this Section 7.3 in circumstances in which the Company Termination Fee is payable, none of the Company, any Company Subsidiary or any of their respective former, current or future officers, directors, partners, stockholders, managers, members, affiliates or agents shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby, except for Willful and Material Breach by the Company or fraud and (y) upon the Company’s receipt of the full Parent Termination Fee or Financing Termination Fee, as applicable (and any other amounts contemplated by this Agreement), pursuant to this Section 7.3 in circumstances in which the Parent Termination Fee or Financing Termination Fee is payable, none of Parent, any Subsidiary of Parent (including the Merger Sub) or any of their respective former, current or future officers, directors, partners, stockholders, managers, members, Affiliates or agents shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby, except for Willful and Material Breach by Parent or fraud.

ARTICLE 8

MISCELLANEOUS

8.1	No Survival of Representations and Warranties.

None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the consummation of the Merger, except for covenants and agreements that contemplate performance after the Effective Time or otherwise expressly by their terms survive the Effective Time.

8.2	Expenses.

Except as set forth in Section 5.3, Section 5.13, Section 5.21, Section 5.22 or Section 7.3, whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated hereby shall be paid by the Party incurring or required to incur such expenses, except that all filing fees paid by any Party in respect of the regulatory filing under the Antitrust Laws shall be borne equally by Parent and the Company.

8.3	Counterparts; Effectiveness.

This Agreement may be executed in counterparts (including by facsimile, by electronic mail in “portable document format” (.pdf) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document), each of which shall be an original, with the same effect as if the signatures thereto and hereto were on the same instrument. This Agreement shall become effective when one or more counterparts have been signed by each of the Parties and delivered (by telecopy, facsimile, electronic mail or otherwise as authorized by the prior sentence) to the other Parties.

8.4 Governing Law; Jurisdiction.

This Agreement shall be deemed to be made in and in all respects shall be governed by, interpreted and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware. In addition, each of the Parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other Party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery or (if and only if) such court finds it lacks subject matter jurisdiction, the Superior Court of the State of Delaware (Complex Commercial Division) provided that if the subject matter over the matter is the subject of the action or proceeding is vested exclusively in the United States federal courts, such action or proceeding shall be heard in the United States District Court for the District of Delaware (the “Chosen Courts”). Each of the Parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the Chosen Courts and agrees that it shall not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Chosen Courts. Each of the Parties hereto hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the Chosen Courts, (b) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by the applicable Law, any claim that (i) the Action in such court is brought in an inconvenient forum, (ii) the venue of such Action is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each Party hereto irrevocably consents to service of process inside or outside the territorial jurisdiction of the courts referred to in this Section 8.4 in the manner provided for notices in Section 8.7. Nothing in this Agreement shall affect the right of any Party hereto to serve process in any other manner permitted by applicable Law.

8.5 Specific Enforcement.

(a)

The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Each Party agrees that, in the event of any breach or threatened breach by any other Party of any covenant or obligation contained in this Agreement, the non-breaching Party shall be entitled (in addition to any other remedy that may be available to it whether in law or equity, including monetary damages) to obtain (i) a decree or Order of specific performance to enforce the observance and performance of such covenant or obligation and (ii) an injunction restraining such breach or threatened breach.

(b)

While the Company may pursue both a grant of specific performance under this Section 8.5 and the payment of the Financing Termination Fee under Section 7.3(b)(iv), under no circumstances shall the Company be permitted or entitled to receive both (i) a grant of specific performance that permits the consummation of the transactions contemplated by this Agreement, including the Merger, in accordance with the terms of this Agreement and

(ii)	monetary damages in connection with this Agreement or any termination of this Agreement, including all or any portion of the Financing Termination Fee.

(c)

Each Party further agrees that no Party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 8.5, and each Party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

8.6	WAIVER OF JURY TRIAL.

EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS CONTAINED IN THIS SECTION 8.6.

8.7	Notices.

Any notice required to be given hereunder shall be sufficient if in writing, and sent by email by reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

To Parent:

Enerflex Ltd.

1331 Macleod Trail SE, Suite 904

Calgary, Alberta

Canada T2G 0K3

Attention: Marc Rossiter; David Izett

E-mail:

To Merger Sub:

Enerflex US Holdings Inc.

10815 Telge Road

Houston, TX 77095

Attention: Marc Rossiter; David Izett

E-mail:

In each case, with a copy (which shall not constitute notice) to:

Norton Rose Fulbright US LLP

1301 McKinney, Suite 5100

Houston, TX 77010-3095

Attention: Brian P. Fenske

E-mail:

To the Company:

Exterran Corporation

11000 Equity Drive

Houston, TX 77041

Attention: Andrew J. Way; Kelly M. Battle

Email:

with a copy (which shall not constitute notice) to:

King & Spalding LLP

1180 Peachtree St NE

Atlanta, GA 30309

Attention: Keith Townsend; Robert J. Leclerc

Email:

or to such other address as a party shall specify by written notice so given, and such notice shall be deemed to have been delivered (a) when received when sent by email; provided, that the recipient confirms in writing its receipt thereof, (b) on proof of service when sent by reliable overnight delivery service, (c) on personal delivery in the case of hand delivery or (d) on receipt of the return receipt when sent by certified or registered mail. Any Party to this Agreement may notify any other party of any changes to the address or any of the other details specified in this Section 8.7; provided, that such notification shall only be effective on the date specified in such notice or two (2) Business Days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

8.8	Assignment; Binding Effect.

Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties hereto (whether by operation of law or otherwise) without the prior written consent of the other Parties. Subject to the preceding sentence, this Agreement shall be binding on and shall inure to the benefit of the Parties hereto and their respective successors and assigns.

8.9	Severability.

Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the sole extent of such invalidity or unenforceability without rendering invalid or unenforceable the remainder of such term or provision or the remaining terms and provisions of this Agreement in any jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

8.10	Entire Agreement; No Third-Party Beneficiaries.

This Agreement (including the exhibits and schedules hereto), the Company Voting Agreements, the Parent Voting Agreements and the Confidentiality Agreement constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof and thereof. Except for the provisions of Article 2 (which, from and after the Effective Time, shall be for the benefit of holders of the Company Common Stock (including Company Equity Awards) as of immediately prior to the Effective Time), Section 5.13 (which, from and after the Effective Time, shall be for the benefit of the Indemnified Parties and each of their respective heirs) and Section 8.15 (which shall be for the benefit of the Financing Parties), this Agreement is for the sole benefit of the Parties hereto and their permitted assigns and nothing herein is intended to and shall not confer on any Person other than the Parties hereto any rights or remedies hereunder. The representations and warranties in this Agreement are the product of negotiations among the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 8.11 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the Knowledge of any of the Parties. Consequently, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date. The Company Disclosure Schedules and the Parent Disclosure Schedules, as well as all other schedules and all exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement.

8.11	Amendments; Waivers.

At any time prior to the Effective Time, whether before or after receipt of the Company Stockholder Approval and the Parent Shareholder Approval, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Parent and Merger Sub, or in the case of a waiver, by the party against whom the waiver is to be effective; provided, that (a) after receipt of the Company Stockholder Approval, if any such amendment or waiver shall by applicable Law or in accordance with the rules and regulations of the NYSE or Nasdaq, as applicable require further approval of the stockholders of the Company, the effectiveness of such amendment or waiver shall be subject to the approval of the stockholders of the Company and (b) after receipt of the Parent Shareholder Approval, if any such amendment or waiver shall by applicable Law or in accordance with the rules and regulations of the NYSE or Nasdaq, as applicable, or the TSX require further approval of the shareholders of Parent, the effectiveness of such amendment or waiver shall be subject to the approval of the shareholders of Parent. The foregoing notwithstanding, no failure or delay by any party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

8.12	Headings.

Headings of the Articles and Sections of this Agreement are for convenience of the Parties only and shall be given no substantive or interpretive effect whatsoever. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

8.13	Interpretation.

When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise specified, all references herein to “$” or “dollars” shall be to U.S. dollars. Except as otherwise indicated, all references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. Any agreement defined or referred to herein or in any schedule that is referred to herein means such agreement as from time to time amended, modified or supplemented, including by waiver or consent, together with any addenda, schedules or exhibits to, any purchase orders or statements of work governed by, and any “terms of services” or similar conditions applicable to, such agreement. Any specific Law defined or referred to herein or in any schedule that is referred to herein means such Law as from time to time amended and to any rules or regulations promulgated thereunder. When a reference is made in this Agreement to “Company stockholders,” such reference shall be to the record and/or beneficial Company stockholders as the context requires. When a reference is made in this Agreement to “Parent shareholders,” such reference shall be to the record and/or beneficial Parent shareholders as the context requires. Each of the Parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

8.14	Obligations of Merger Sub and Subsidiaries.

Whenever this Agreement requires Merger Sub or any other Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause Merger Sub or such Subsidiary, as applicable, to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action, and after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action.

8.15	Financing Provisions.

Notwithstanding anything in this Agreement to the contrary (other than the last sentence of this Section 8.15), the Company, on behalf of itself, its Subsidiaries and each of their respective Affiliates and each of their respective Affiliates’ stockholders, partners, members, officers, directors, employees, controlling persons, agents and representatives (collectively, the “Seller Related Parties”), hereby: (a) agrees that, except as otherwise provided in any agreement relating to Debt Financing, any legal action, whether in law or in equity, whether in contract or in tort or otherwise, involving the Financing Parties, arising out of or relating to, this Agreement, the Debt Financing or any of the agreements entered into in connection with the Debt Financing (including the Debt Commitment Letters) or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, shall be subject to the exclusive jurisdiction of any federal or state court in the Borough of Manhattan, New York, New York, and any appellate court thereof and each Seller Related Party hereto irrevocably submits itself and its property with respect to any such legal action to the exclusive jurisdiction of such court, and agrees not to bring or support any such legal action against any Financing Party in any forum other than such courts, agrees that service of process, summons, notice or document by registered mail addressed to it at its address provided in Section 8.7 shall be effective service of process against it for any such action brought in such court, waives and hereby irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such action in any such court and agrees that a final judgment in any such action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or any other manner provided by law, (b) agrees that any such legal action shall be governed by the Laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the Laws of another state), except as otherwise provided in any agreement relating to the Debt Financing, (c) agrees that none of the Financing Parties shall have any liability to any Seller Related Party relating to or arising out of this Agreement, the Debt Commitment Letters, any Definitive Agreements, the Debt Financing or the transactions contemplated hereby and no Seller Related Party shall have any rights or claims against any Financing Party in connection with this Agreement, the Debt Financing or any transactions contemplated hereby or thereby, (d) agrees that only Parent or Merger Sub (including their respective permitted successors and assigns under the Debt Commitment Letters) shall be permitted to bring any claim (including any claim for specific performance) against a Financing Party for failing to satisfy any obligation to fund the Debt Financing pursuant to the terms of the Debt Commitment Letters and that neither the Company nor any of its Subsidiaries shall be entitled to seek the remedy of specific performance with respect to Parent’s rights under the Debt Commitment Letters against the Financing Parties party thereto, (e) agrees in no event will any Financing Party be liable for consequential, special, exemplary, punitive or indirect damages (including any loss of profits, business, or anticipated savings), or damages of a tortious nature in connection with this Agreement, the Debt Financing (including the Debt Commitment Letters) or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, and (f) agrees that the Financing Parties are express third party beneficiaries of, and may enforce, any of the provisions of this

Section 8.15 and that this Section 8.15 shall expressly inure to the benefit of the Financing Parties and the Financing Parties shall be entitled to rely on and enforce the provisions of this Section 8.15 and that this Section 8.15 (and any other provision of this Agreement to the extent an amendment, supplement, waiver or other modification of such provision would modify the substance of this Section 8.15) may not be amended, supplemented, modified or waived in a manner that is adverse in any respect to any Financing Party without the written consent of such Financing Party. Notwithstanding anything herein to the contrary, each Seller Related Party hereby irrevocably waives, to the fullest extent permitted by law, all rights of trial by jury in any action, proceeding, or counterclaim (whether based upon contract, tort or otherwise) arising out of or relating to this Agreement, the Debt Financing or any of the other transactions contemplated hereby or thereby, including in any action, proceeding or counterclaim against any Financing Party. Notwithstanding the foregoing, nothing in this Section 8.15 shall in any way limit or modify the rights and obligations of Parent (under this Agreement, the Debt Commitment Letter or otherwise) or any Financing Party’s obligations to Parent (under the Debt Commitment Letter or otherwise).

8.16 Definitions.

For purposes of this Agreement, the following terms (as capitalized below) shall have the following meanings when used herein:

“Action” means a claim, action, suit, investigation, examination, audit, hearing, charge, complaint, indictment, or proceeding, whether civil, criminal, or administrative, in each case, by or before any Governmental Entity.

“Affiliates” means, with respect to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“Antitrust Authorities” means the relevant competition authorities in the jurisdictions listed in Schedule A attached hereto.

“Antitrust Laws” means the Sherman Antitrust Act of 1890, the Clayton Antitrust Act of 1914, the HSR Act, the Federal Trade Commission Act of 1914, and all other applicable supranational, national, federal, state, county, local or foreign antitrust, competition, merger control, foreign direct investment control or trade statutes, rules, regulation, Orders, decrees, administrative and judicial doctrines and other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition, regulate foreign investments, in the U.S. and in other non-U.S. jurisdictions where the Company and its Subsidiaries conduct business or the Laws of which any of their respective businesses or properties is bound by.

“Business Day” means any day other than a Saturday, Sunday or a day on which the banks in New York, New York or Calgary, Canada, are authorized by law or executive order to be closed.

“Canadian Securities Administrators” means the Alberta Securities Commission and any other applicable securities commission or securities regulatory authority of a province or territory of Canada.

“Canadian Securities Laws” means the Securities Act (Alberta) and all other applicable securities Laws, rules and regulations, instruments, notices, blanket orders and policies published and/or promulgated thereunder or under the securities Laws of any other province or territory of Canada, and the rules and policies of the TSX, as amended from time to time prior to the Effective Time.

“CITA” means the Income Tax Act (Canada) and the rules and regulations promulgated thereunder, as amended.

“Company Benefit Plan” means each “employee benefit plan” as defined in Section 3(3) of ERISA, whether or not subject to ERISA, and each other plan, policy, program, practice, agreement, understanding or arrangement providing compensation or other benefits to any current or former director, officer, employee or individual consultant, which are maintained, sponsored or contributed to by the Company or any of its Subsidiaries, or under which the Company or any of its Subsidiaries has any material obligation or liability, contingent or otherwise, including any employee or director bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, medical, health, dental, life insurance, disability, accident, supplemental unemployment or retirement, or other employee benefits or remuneration of any kind, including each employment, termination, severance, retention, change of control, or consulting or independent contractor plan, program, arrangement, or agreement in each case whether written or unwritten or otherwise, funded or unfunded, insured or self-insured, but shall not include any Non-U.S. Plan.

“Company Common Stock” means the common stock, par value $0.01 per share, of the Company.

“Company Equity Awards” means Company Restricted Share Awards and Company Performance Share Awards.

“Company IT Assets” means all IT Assets owned or purported to be owned by the Company or any of its Subsidiaries.

“Company Labor Agreement” means any collective bargaining agreement or other agreement with a labor or trade union, works council or like organization that the Company or any of its Subsidiaries is a party to or otherwise bound by.

“Company Material Adverse Effect” means an event, change, circumstance, fact, condition, occurrence, effect or development that has, or would reasonably be expected to have, a material adverse effect on (x) the business, operations or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole or (y) would or may reasonably be expected to, prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement (including the Merger), but, in the case of each of clauses (x) and (y), shall not include events, changes, occurrences, effects or developments relating to or resulting from (a) changes in general economic or political conditions or the securities, equity, credit or financial markets in general, or changes in or affecting domestic or foreign interest or exchange rates, (b) any decline in the market price or trading volume of the Company Common Stock or any change in the credit rating of the Company or any of its securities (provided, that the facts and circumstances underlying any such decline or change may be taken into account in determining whether a Company Material Adverse Effect has occurred to the extent not otherwise excluded by the definition thereof), (c) changes or developments in the industries in which the Company or its Subsidiaries operate, (d) changes in Law or interpretations thereof or enforcement thereof after the date of this Agreement, (e) the execution, delivery or performance of this Agreement or the public announcement or pendency or consummation of the Merger or other transactions contemplated hereby, including the impact thereof on the relationships of the Company or any of its Subsidiaries with employees, partnerships, customers or suppliers or Governmental Entities, (f) compliance with the terms of, or the taking or omission of any action required by, this Agreement or consented to (after disclosure to Parent of all material and relevant facts and information) or requested by Parent in writing, (g) any act of civil unrest, civil disobedience, war, terrorism, cyberterrorism, military activity, sabotage or cybercrime, including an outbreak or escalation of hostilities involving the United States or any other Governmental Entity or the declaration by the United States or any other Governmental Entity of a national emergency or war, or any worsening or escalation of any such conditions threatened or existing on the date of this Agreement, (h) any hurricane, tornado, flood, earthquake, natural disasters, acts of God or other comparable events, (i) any pandemic, epidemic or disease outbreak (including COVID-19) or other comparable events, (j) changes in generally accepted accounting principles or the enforcement thereof after the date of this Agreement, (k) any litigation relating to or resulting from this Agreement or the transactions contemplated hereby or (l) any failure to meet internal or published projections, forecasts, guidance or revenue or earning predictions; (provided, that the facts and circumstances underlying any such failure may be taken into account in determining whether a Company Material Adverse Effect has occurred to the extent not otherwise excluded by the definition thereof); except, with respect to clauses (a), (c), (d), (g), (h), (i), and (j), if the impact thereof is materially and disproportionately adverse to the Company and its Subsidiaries, taken as a whole, relative to the impact thereof on the operations in the industry that the Company and other participants conduct business, the incremental material disproportionate impact may be taken into account in determining whether there has been a Company Material Adverse Effect.

“Compliant” means, with respect to the Required Financing Information, that: (a) the Required Financing Information does not contain any untrue statement of a material fact regarding the Company or any of its Subsidiaries or omit to state any material fact regarding the Company or any of its Subsidiaries necessary in order to make the Required Financing Information not misleading, in light of the circumstances under which the statements contained in the Required Financing Information are made; (b) the financial statements described in clause (a) of the definition of “Required Financing Information” are compliant in all material respects with all requirements of Regulation S-X promulgated by the SEC applicable to offerings of debt securities on a registration statement on Form S-1 that are applicable to such financial statements (other than such provisions for which compliance is not customary in a Rule 144A offering of high yield debt securities); (c) the Company’s independent auditors shall not have withdrawn, or advised the Company that they intend to withdraw, any audit opinion with respect to any audited financial statements contained in the Required Financing Information, in which case such financial information shall not be deemed to be Compliant pursuant to this clause (c) (unless and until a new unqualified audit opinion has been received in respect thereof from such auditors or another nationally recognized independent registered accounting firm of national standing); (d) in connection with any Debt Financing involving the offering of debt securities, the Company’s independent registered public accounting firm shall have consented to the use of its audit opinions with respect to any Required Financing Information audited by such firm and shall have confirmed that they are prepared to issue customary comfort letters, including customary negative assurance, upon the “pricing” of such debt securities and throughout the period ending on the last day of the Marketing Period (subject to the completion by such accountants of customary procedures relating thereto); and (e) the Company shall have not been informed by such independent registered public accounting firm of the Company that it is required to restate, and the Company has not restated (or is not actively considering any such restatement; provided, that such Required Financing Information shall be deemed to be Compliant pursuant to this clause (e) when the Company informs Parent in writing that it has concluded that no restatement is required in accordance with GAAP) any financial statements contained in the Required Financing Information; provided, further, that if any such restatement occurs, the Required Financing Information shall be deemed to be Compliant pursuant to this clause (e) if and when such restatement has been completed and the relevant financial statements have been amended and delivered to Parent.

“Contract” means any legally binding, written or oral contract, note, bond, mortgage, indenture, deed of trust, lease, commitment, agreement, concession, arrangement or other obligation; provided, that “Contracts” shall not include any Company Benefit Plan or Parent Benefit Plan.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or variants thereof or related or associated epidemics, pandemic or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, decree, judgment, injunction or other Order, directive, guidelines or recommendations by any Governmental Entity or industry group in connection with or in response to COVID-19, including the Coronavirus Aid, Relief, and Economic Security Act (CARES Act).

“Credit Facility” means the Second Amended and Restated Credit Agreement, dated as of October 9, 2018, by and among Exterran Corporation, Exterran Energy Solutions, L.P., the guarantors party thereto, Wells Fargo Bank, National Association, as Administrative Agent, and the other parties thereto (as the same may be amended, restated or otherwise modified from time to time).

“delivered to Parent” or “made available to Parent” means provided by the Company or its Representatives to Parent or its Representatives (a) in the virtual data room maintained by Intralinks prior to the date of this Agreement (including in any “clean room” or as otherwise provided on an “outside counsel” only basis), (b) via electronic mail or in physical form in person prior to the date of this Agreement (including materials provided to outside counsel), or (c) filed or furnished with the SEC prior to the date of this Agreement, except where reference is made to an item being made available to Parent prior to Closing in which case, the term means provided by the Company or its Representatives to Parent or its Representatives prior to Closing.

“DOJ” means the United States Department of Justice.

“Environmental Law” means any Law relating to (a) the protection, preservation or restoration of the environment (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource) or (b) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release, discharge or disposal of Hazardous Substances, in each case as in effect at the date of this Agreement.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means each employer, trade or business (whether or not incorporated) or any other Person that, together with the Company or Parent or any of their respective Subsidiaries, as applicable, would be treated as a “single employer” for purposes of Section 414 of the Code.

“Excepted Stockholder” means any stockholder of the Company that would be a “five percent transferee shareholder” of Parent within the meaning of Treasury Regulations Section 1.367(a)-3(c)(5)(ii) following the Merger that does not enter into a five-year gain recognition agreement in the form provided in Treasury Regulations Section 1.367(a)-8(c).

“Exchange Act” means the Securities Exchange Act of 1934.

“Exchange Ratio” means 1.021.

“Financing Parties” means each Person (including each agent, arranger, lender, underwriter, investor or other entity that has committed to provide or arrange or otherwise entered into agreements in connection with all or any part of the Debt Financing or any other financing in connection with the transactions contemplated hereby) that at the applicable time has committed, or proposes, to provide or arrange any part of the Debt Financing or such other financing (including, for greater certainty, any Alternative Financing) to Parent or any of its Subsidiaries pursuant to a Debt Commitment Letter, a Definitive Agreement or other agreement in connection with the transactions contemplated hereby, as applicable, and their respective Representatives, Affiliates and their and their respective Affiliates’ officers, directors, employees, controlling persons, agents and representatives and their respective successors and assigns; provided, that neither Parent nor any Affiliate thereof shall be a Financing Party.

“FTC” means the United States Federal Trade Commission.

“GAAP” means United States generally accepted accounting principles.

“Government Official” means any official, officer, employee, or representative of, or any Person acting in an official capacity for or on behalf of, any Governmental Entity.

“Hazardous Substance” means any substance presently listed, defined, regulated, designated or classified as hazardous, toxic, radioactive or dangerous under any Environmental Law, including any substance to which exposure is regulated by any Governmental Entity or any Environmental Law, including any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance or petroleum or any derivative or by-product thereof, radon, radioactive material, asbestos or asbestos-containing material, urea formaldehyde, foam insulation, per- and polyfluoroalkyl substances or polychlorinated biphenyls.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“IFRS” means International Financial Reporting Standards as issued by the International Accounting Standards Board.

“Intellectual Property” means all intellectual property rights or other proprietary rights arising under the Laws of any jurisdiction or existing anywhere in the world associated with: (a) patents and patent applications and industrial design registrations and applications, and all continuations, divisionals, continuations-in-part, reissues or re-examinations and patents issuing thereon; (b) trademarks, service marks, trade dress, logos, corporate names, trade names, symbols, Internet domain names, and other similar identifiers of origin, in each case, whether or not registered and any and all applications and registrations therefor and the good will associated therewith and symbolized thereby; (c) copyrights, copyright registrations and applications, published and unpublished works of authorship, whether or not copyrightable, copyrights in and to the foregoing, together with all common law rights and moral rights therein, and any applications and registrations therefor; (d) domain names, uniform resource locators, Internet Protocol addresses, social media accounts or user names (including handles), and other names, identifiers and locators associated with any of the foregoing or other Internet addresses, sites and services; and (e) trade secrets, know-how, industrial secrets, inventions (whether or not patentable), data and confidential or proprietary business or technical information.

“IT Assets” means all of the technology devices, computers, computer systems, software and software platforms, databases, websites, servers, routers, hubs, switches, circuits, networks, data communications lines and all other information technology infrastructure and equipment used by the Company and its Subsidiaries in connection with the operation of the business of the Company and its Subsidiaries and all data stored therein or processed thereby and all associated documentation.

“Knowledge” or “Known” means (a) with respect to Parent, the actual knowledge of the individuals listed on Section 8.16(a) of the Parent Disclosure Schedule and (b) with respect to the Company, the actual knowledge of the individuals listed on Section 8.16(b) of the Company Disclosure Schedules, in each of case (a) and (b); provided, however, that each such individual charged with responsibility for the aspect of the business relevant or related to the matter at issue shall be deemed to have knowledge of a particular matter if, in the prudent exercise of his or her duties and responsibilities in the Ordinary Course of Business, such individual should have known of such matter.

“Liabilities” means all debts, liabilities, guarantees, assurances, commitments and obligations of any kind, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or not accrued, known or unknown, due or to become due, whenever or however arising (including whether arising out of any Contract or tort based on negligence or strict liability).

“Lien” means a lien, mortgage, pledge, security interest, charge, title defect, adverse claims and interests, option to purchase or other encumbrance of any kind or nature whatsoever, but excluding any license of Intellectual Property or any transfer restrictions of general applicability as may be provided under the Securities Act, the “blue sky” Laws of the various States of the United States or similar Law of other applicable jurisdictions.

“Marketing Period” means the first period of fifteen (15) consecutive calendar days after the date of this Agreement (a) commencing on the date that is three (3) calendar days after the date on which Parent shall have received the Required Financing Information and (b) throughout which period the Required Financing Information shall remain Compliant; provided that if the Required Financing Information fails to be Compliant at any time during the Marketing Period, then the Marketing Period will not be deemed to have commenced and the Marketing Period will only commence when the Required Financing Information is again Compliant; provided, further that such fifteen (15) consecutive calendar day period shall either be completed on or prior to August 19, 2022 or commence no earlier than September 6, 2022, and shall not include, for purposes of determining the number of consecutive calendar days, July 1, 2022 through July 4, 2022. If the Company in good faith reasonably believes that it has delivered the Required Financing Information, it may deliver to Parent written notice to that effect, stating when it believes it completed the applicable delivery, in which case the Required Financing Information shall be deemed to have been delivered, subject to the provisos in the first sentence of this definition, on the date of the delivery of the applicable notice to Parent (and, if the requirements set forth above as to being Compliant are satisfied, the Marketing Period shall be deemed to have commenced on such date), in each case, unless Parent in good faith reasonably believes that the Company has not completed delivery of the Required Financing Information and within two (2) Business Days after receipt of such notice, Parent specifies in writing to the Company, in reasonable detail, what Required Financing Information was not delivered.

“Material Subsidiary” means the entities set forth on Section 8.16(c) of the Company Disclosure Schedules.

“Nasdaq” means Nasdaq, Inc.

“NYSE” means the New York Stock Exchange.

“Order” means any order, writ, decree, judgment, award, injunction, ruling, settlement, notice or stipulation issued, promulgated, made, rendered or entered into by or with any Governmental Entity of competent jurisdiction.

“Ordinary Course of Business” means, with respect to an action taken by any Person, that such action is in the ordinary course of business of such Person, acting in its own interest as an independent enterprise, consistent with past custom and practice, taking into account any changes to such practices as may have occurred as a result of the outbreak of COVID- 19, including compliance with any COVID-19 Measures, and any actions reasonably taken or not taken in response to exigent circumstances.

“Organizational Documents” means (a) with respect to any Person that is a corporation, its articles or certificate of incorporation, memorandum and articles of association, as applicable, and bylaws, or comparable documents, (b) with respect to any Person that is a partnership, its certificate of partnership and partnership agreement, or comparable documents, (c) with respect to any Person that is a limited liability company, its certificate of formation and limited liability company or operating agreement, or comparable documents, (d) with respect to any Person that is a trust or other entity, its declaration or agreement of trust or other constituent document or comparable documents and (e) with respect to any other Person that is not an individual, its comparable organizational documents.

“Parent Benefit Plan” means each “employee benefit plan” as defined in Section 3(3) of ERISA, whether or not subject to ERISA, and each other plan, policy, program, practice, agreement, understanding or arrangement providing compensation or other benefits to any current or former director, officer, employee or individual consultant, which are maintained, sponsored or contributed to by Parent or any of its Subsidiaries, or under which Parent or any of its Subsidiaries has any material obligation or liability, contingent or otherwise, including any employee or director bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, medical, health, dental, life insurance, disability, accident, supplemental unemployment or retirement, or other employee benefits or remuneration of any kind, including each employment, termination, severance, retention, change of control, or consulting or independent contractor plan, program, arrangement, or agreement in each case whether written or unwritten or otherwise, funded or unfunded, insured or self-insured.

“Parent Common Shares” means the common shares in the capital of Parent.

“Parent Labor Agreement” means any collective bargaining agreement or other agreement with a labor or trade union, works council or like organization that Parent or any of its Subsidiaries is a party to or otherwise bound by.

“Parent Material Adverse Effect” means an event, change, circumstance, fact, condition, occurrence, effect or development that has, or would reasonably be expected to have, a material adverse effect on (x) the business, operations or condition (financial or otherwise) of Parent and its Subsidiaries, taken as a whole, or (y) would or may reasonably be expected to, prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement (including the Merger), but, in the case of each of clauses (x) and (y), shall not include events, changes, occurrences, effects or developments relating to or resulting from (a) changes in general economic or political conditions or the securities, equity, credit or financial markets in general, or changes in or affecting domestic or foreign interest or exchange rates, (b) any decline in the market price or trading volume of the Parent Common Shares or any change in the credit rating of Parent or any of its securities (provided, that the facts and circumstances underlying any such decline or change may be taken into account in determining whether a Parent Material Adverse Effect has occurred to the extent not otherwise excluded by the definition thereof), (c) changes or developments in the industries in which Parent or its Subsidiaries operate, (d) changes in Law or interpretations thereof or enforcement thereof after the date of this Agreement, (e) the execution, delivery or performance of this Agreement or the public announcement or pendency or consummation of the Merger or other transactions contemplated hereby, including the impact thereof on the relationships of the Company or any of its Subsidiaries with employees, partnerships, customers or suppliers or Governmental Entities, (f) compliance with the terms of, or the taking or omission of any action required by, this Agreement or consented to (after disclosure to the Company of all material and relevant facts and information) or requested by the Company in writing, (g) any act of civil unrest, civil disobedience, war, terrorism, cyberterrorism, military activity, sabotage or cybercrime, including an outbreak or escalation of hostilities involving Canada or any other Governmental Entity or the declaration by Canada or any other Governmental Entity of a national emergency or war, or any worsening or escalation of any such conditions threatened or existing on the date of this Agreement (h) any hurricane, tornado, flood, earthquake, natural disasters, acts of God or other comparable events, (i) any pandemic, epidemic or disease outbreak (including COVID-19) or other comparable events, (j) changes in IFRS or the interpretation or enforcement thereof after the date of this Agreement, (k) any litigation relating to or resulting from this Agreement or the transactions contemplated hereby; or (l) any failure to meet internal or published projections, forecasts, guidance or revenue or earning predictions; (provided, that the facts and circumstances underlying any such failure may be taken into account in determining whether a Company Material Adverse Effect has occurred to the extent not otherwise excluded by the definition thereof); except, with respect to clauses (a), (c), (g), (h), (i) and (j), if the impact thereof is materially and disproportionately adverse to the Company and its Subsidiaries, taken as a whole, relative to the impact thereof on the operations in the industry that the Company and other participants conduct business, the incremental material disproportionate impact may be taken into account in determining whether there has been a Parent Material Adverse Effect.

“Parent Option” means a compensatory option to purchase Parent Common Shares.

“Permitted Lien” means (a) any Lien for Taxes or governmental assessments, charges or claims of payment not yet due or payable, being contested in good faith or for which accruals or reserves have been established in accordance with GAAP or IFRS, as applicable, (b) any Lien that is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar Lien arising in the Ordinary

Course of Business for amounts that are not yet due or that do not materially detract from the value of or materially interfere with the use of any of the assets; (c) zoning, entitlement, building, and other land use regulations imposed by Governmental Entities having jurisdiction over such Person’s owned or leased real property, which are not violated by the current use and operation of such real property; (d) covenants, conditions, restrictions, easements, and other similar non-monetary matters of record affecting title to such Person’s owned or leased real property, which do not materially impair the occupancy or use of such real property for the purposes for which it is currently used in connection with such Person’s businesses or that are listed on the applicable title documentation that was delivered to Parent at least five (5) Business Days prior to Closing; (e) Liens the existence of which are disclosed in the notes to the most recent consolidated balance sheet of the Company or Parent, as applicable, or the notes thereto (or securing liabilities reflected on such balance sheet); (f) any right of way or easement related to public roads and highways, which do not materially impair the occupancy or use of such real property for the purposes for which it is currently used in connection with such Person’s businesses; and (g) Liens arising under workers’ compensation, unemployment insurance, social security, retirement, and similar legislation.

“Person” or “person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity, group (as such term is used in Section 13 of the Exchange Act) or organization, including a Governmental Entity, and any permitted successors and assigns of such person.

“Privacy Laws” means all applicable Laws concerning the privacy, security or the collection, use, processing, storage and transfer of personal information or data, and all rules and regulations promulgated thereunder.

“Registered” means, with respect to Intellectual Property, issued by, registered with or the subject of a pending application before any Governmental Entity or Internet domain name registrar.

“Required Financing Information” shall mean (a) the financial statements of the Company required by Section 7(b) and 7(d) of Exhibit C to the Initial Debt Commitment Letter (or any analogous section(s) in any amendment, modification, supplement, restatement or replacement thereof to the extent not exceeding the scope and substance of the requirements set forth in the Initial Debt Commitment Letter) as of the Closing Date, (b) all other financial statements and operating, business and other financial data solely regarding the Company and its Subsidiaries of the type and form that are customarily included in an offering memorandum to consummate a Rule 144A-for-life offering of non-convertible, high yield debt securities under Rule 144A promulgated under the 1933 Act (which information is understood not to include (i) financial statements, information and other disclosures required by Rules 3-05, 3-09, 3-10 or 3-16 of Regulation S-X, the Compensation Discussion and Analysis or other information required by Item 402 of Regulation S-K or the executive compensation and related person disclosure rules related to SEC Release Nos. 33-8732A, 34-54302A and IC-27444A, (ii) financial statements or other financial data (including selected financial data) for any period earlier than December 31, 2019, and (iii) other information or financial data customarily excluded from a Rule 144A offering memorandum; provided that the Company shall have no obligation to provide (A) any financial information concerning the Company that the Company does not maintain in the Ordinary Course of Business, (B) any other information with respect to the Company not reasonably available to the Company under its current reporting systems or (C) trade secrets or information to the extent that the provision thereof would violate any Law or obligation of confidentiality binding upon, or waive any privilege that may be asserted by, the Company or any of the Company’s Affiliates unless any such information referred to in clause (A), (B) or (C), (1) is financial information contemplated by the foregoing clause (a) or (2) would be required to ensure that the offering memorandum would not contain any untrue statement of a material fact or omit a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading), (c) if the Marketing Period commences prior to the filing date of an Annual Report on Form 10-K or a Quarterly Report on Form 10-Q of the Company but after the end of its corresponding fiscal year or quarter, as applicable, customary “flash” or “recent developments” data, and (d) such other pertinent and customary information regarding the Company and its Subsidiaries as may be reasonably requested by Parent or any of its Subsidiaries to the extent necessary to receive from the Company’s independent accountants customary “comfort” (including “negative assurance” comfort), together with drafts of customary comfort letters that such independent accountants are prepared to deliver upon the “pricing” of any securities, and the closing of the offering thereof with respect to the historical financial information to be included in such offering memorandum.

“Sanctioned Country” means any country or region that is the target of a comprehensive embargo under Export and Sanctions Regulations.

“Sanctioned Person” means any Person that is the target of sanctions or restrictions under Export and Sanctions Regulations, including: (a) any Person listed on any applicable U.S. or non-U.S. sanctions- or export-related restricted party list, including OFAC’s Specially Designated Nationals and Blocked Persons List or (b) any Person that is, in the aggregate, 50 percent or greater owned, directly or indirectly, or otherwise controlled by, or acting for the benefit or on behalf of, a Person or Persons described in clause (a).

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission.

“Section 721” means Section 721 of the United States Defense Production Act of 1950 (codified at 50 U.S.C. § 4565), and the regulations promulgated thereunder (31 C.F.R. Parts 800-802).

“Securities Act” means the Securities Act of 1933.

“Senior Notes” means the 8.125% senior unsecured notes due 2025 issued by Exterran Energy Solutions, L.P. and EES Financing Corp. (with Exterran Corporation and the guarantors also party thereto) pursuant to the 8.125% Indenture dated April 4, 2017.

“Subsidiaries” means, with respect to any Person, any corporation, limited liability company, partnership or other organization, whether incorporated or unincorporated or Person which (a) such first person directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions or (b) such first person directly or indirectly has the power to appoint a general partner, manager or managing member or others performing similar functions, or otherwise has the power to direct the policies, management and affairs of such other person.

“Tax Return” means all returns, reports, declarations, elections, notices, filings, forms, statements and other documents (whether in written, electronic or other form) and any amendments, schedules, attachments, supplements, appendices and exhibits thereto, which are filed or are required to be filed in respect of any Tax.

“Taxes” means any and all federal, state, provincial or local (in each case, whether U.S. or non-U.S.) taxes of any kind (together with any and all interest, penalties, additions to tax, inflationary adjustment, and additional amounts imposed with respect thereto), including income, branch, capital gains, capital, franchise, windfall or other profits, gross receipts, property, sales, use, environmental, carbon, fuel, capital stock, payroll, employment, unemployment, social security, workers’ compensation, net worth, excise, withholding, ad valorem, license, severance, stamp, occupation, premium, customs duties, profits, transfer, registration, alternative or add-on minimum, estimated, value added and goods and services and harmonized sales taxes, whether imposed directly or through a collection or withholding mechanism, and whether or not disputed.

“TSX” means the Toronto Stock Exchange.

“Willful and Material Breach” means a material breach that is a consequence of an act undertaken by the breaching party or the failure by the breaching party to take an act it is required to take under this Agreement, with the knowledge that the taking of or failure to take such act would, or would reasonably be expected to, result in, constitute or cause a breach of this Agreement, it being acknowledged and agreed that the failure to consummate the Merger and the other transactions contemplated by this Agreement after all of the conditions in Article 6 have been satisfied or waived by the Party entitled to waive such conditions shall constitute a willful and material breach of this Agreement.

8.17 Certain Defined Terms.

The following terms are defined elsewhere in this Agreement, as indicated below:

Term	Section
Agreement	Preamble
Alternative Financing	5.22(b)
Anti-Corruption Laws	3.8(a)
Book-Entry Shares	2.1(a)(i)
Chosen Courts	8.4
Certificate	2.1(a)(i)
Certificate of Merger	1.3
CFPOA	4.8(a)
Chosen Courts	8.4
Clearance Date	5.7(a)
Closing	1.2
Closing Date	1.2
Code	2.2(b)(iii)
Company	Preamble
Company Acquisition Agreement	5.5(h)
Company Alternative Proposal	5.5(i)
Company Approvals	3.3(c)
Company Balance Sheet Date	3.12(a)
Company Board	Recitals
Company Budget	5.1(b)(xiii)
Company Change of Recommendation	5.5(c)
Company Continuing Employees	5.8(a)
Company Designee	5.19
Company Disclosure Schedules	Article 3
Company Governmental Filings	3.4(b)
Company Intellectual Property	3.16(b)
Company Intervening Event	5.5(j)
Company Leased Real Property	3.18(a)
Company Material Contract	3.21(a)
Company Performance Share Award	2.3(c)
Company Permits	3.7(b)
Company Qualifying Transaction	7.3(a)(iii)
Company Real Property Lease	3.18(a)
Company Recommendation	3.4(b)
Company Restricted Share Award	2.3(a)
Company RSU Award	2.3(b)
Company SEC Documents	3.4(a)
Company Stockholder Approval	3.20
Company Stockholder Meeting	5.7(c)
Company Superior Proposal	5.5(k)

Company Superior Proposal Notice	5.5(e)
Company Tax Counsel	5.17(b)
Company Termination Fee	7.3(a)(i)
Company Top Customer	3.22(a)
Company Top Supplier	3.22(a)
Company Voting Agreements	Recitals
Confidentiality Agreement	5.4(e)
Consent Solicitations	5.21(a)(xiii)
Continuation Period	5.8(a)
Data Protection Requirements	3.16(g)
Debt Commitment Letters	4.23(a)
Debt Discharge	5.21(a)(xiii)
Debt Financing	4.23(a)
Debt Offers	5.21(a)(xiii)
Debt Redemptions	5.21(a)(xiii)
Debt Transactions	5.21(a)(xiii)
Definitive Agreements	5.22(a)
DGCL	Recitals
Divestiture	5.7(i)
Effective Time	1.3
End Date	7.1(b)(i)
Enforceability Exceptions	3.3(a)
Exchange Agent	2.2(a)
Exchange Fund	2.2(a)
Excluded Shares	2.1(a)(ii)
Export and Sanctions Regulations	3.9(a)
FCPA	3.8(a)
Financing Amounts	4.23(d)
Financing Termination Fee	7.3(b)(iv)
Fractional Share Cash Amount	2.1(d)(i)
Governmental Approvals	5.7(i)
Governmental Entity	3.3(c)
Indemnified Party or Indemnified Parties	5.13(a)
Law or Laws	3.7(a)
Malicious Code	3.16(e)
Management Information Circular	3.14
Merger	Recitals
Merger Consideration	2.1(a)(i)
Merger Sub	Preamble
New Plans	5.8(a)
NI 52-109	4.5(a)
Non-U.S. Plan	3.11(m)
Old Plans	5.8(a)
Owned Company Intellectual Property	3.16(a)
Owned Real Property	3.18(b)
Parent	Preamble
Parent Acquisition Agreement	5.6(h)
Parent Alternative Proposal	5.6(i)
Parent Approvals	4.3(c)
Parent Balance Sheet Date	4.12(a)
Parent Board	Recitals
Parent Budget	5.2(b)(v)
Parent Canadian Pension Plan	4.11(c)
Parent Change of Recommendation	5.6(c)

Parent Disclosure Schedules	Article 4
Parent Governmental Filings	4.4(b)
Parent Intervening Event	5.6(j)
Parent Permits	4.7(b)
Parent Public Documents	4.4(a)
Parent Qualifying Transaction	7.3(b)(iii)
Parent Recommendation	4.3(b)
Parent Restricted Share Award	2.3(a)
Parent RSU Award	2.3(b)
Parent Share Issuance	Recitals
Parent Shareholder Approval	4.18
Parent Shareholder Meeting	5.7(e)
Parent Superior Proposal	5.6(k)
Parent Superior Proposal Notice	5.6(e)
Parent Termination Fee	7.3(b)(i)
Parent Voting Agreements	Recitals
Party or Parties	Preamble
Permits	3.7(b)
Pre-Closing Reorganization	5.3
Proxy Statement/Prospectus	3.14
Reference Time	3.2(a)
Registered Company Intellectual Property	3.16(a)
Remedy	5.7(i)
Representatives	5.4(a)
Required Antitrust Approvals	6.1(e)
Securities Engagement Letter	4.23(a)
Security Incident	3.16(h)
Surviving Corporation	1.1
Takeover Statutes	3.27
Termination Date	5.1(a)
US Registration Statement	3.14

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

ENERFLEX LTD.

Per:	/s/ Marc E. Rossiter
Name: Marc. E. Rossiter
Title: President and Chief Executive Officer

ENERFLEX US HOLDINGS INC.

Per:	/s/ Sanjay Bishnoi
Name: Sanjay Bishnoi
Title: Treasurer

EXTERRAN CORPORATION

Per:	/s/ Andrew J. Way
Name: Andrew J. Way
Title: President and Chief Executive Officer